Exhibit 10.13

*Portions of this exhibit marked [*] are requested to be treated confidentially.

EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT

THIS EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT (the “Agreement”) is entered into as of May 8, 2013 (the “Effective Date”) by and between CEMPRA PHARMACEUTICALS, INC., a Delaware corporation having an address at Building Four Quadrangle, 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517 USA (“Cempra”), and TOYAMA CHEMICAL CO., LTD., a Japanese corporation having an address at 2-5, Nishishinjuku 3-chome, Shinjuku-ku, Tokyo 160-0023, Japan (“Toyama”). Cempra and Toyama may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITALS

WHEREAS, Cempra has developed and owns or controls certain intellectual property rights with respect to the Compound (as defined below), and owns or controls certain know-how, technology, documentation, data, and other materials relating thereto;

WHEREAS, Toyama wishes to license such rights in order to develop and commercialize products incorporating the Compound or a Permitted Derivative thereof as their sole active ingredient in Japan for the treatment of certain human indications, as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS.

The following capitalized terms shall have the subsequent meanings when used in this Agreement. Any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth therefore in the Supply Agreement (as defined below).

1.1      “Acquired Entity”  means, in the event either Party or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth below in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.2      “Acquiring Entity” means any entity that (i) acquires all or substantially all of the stock, assets, or business of either Party (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of such Party (with “control”, for purposes of this Section 1.2, having the meaning set forth in Section 1.4 below), or any Affiliate of such an entity and/or (ii) following such acquisition of stock, assets or business of such Party or obtaining control thereof, merges with (e.g. via “roll up”) such Party.

1.3      “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered Licensed Products and which does not necessarily have to have a causal relationship with such treatment.

1.4     “Affiliate” means, with respect to a party, any person, corporation or other business entity which, directly or indirectly through one or more intermediaries, actually controls, is actually controlled by, or is under common control with such party. As used in this Section 1.4, “control” means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other business entity, whether through ownership of at least fifty percent (50%) of the voting securities or by contract relating to voting rights or corporate governance.

1.5     “Agreement”  means this document including any and all exhibits and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.6     “API” means active pharmaceutical ingredient.

1.7     “API Price” means Supplied Compound Price or, with respect to any Compound or Permitted Derivative not supplied to Toyama by or on behalf of Cempra, the reasonable, documented direct cost incurred by Toyama or any Sublicensee in manufacturing or having manufactured its supply of Compound or any Permitted Derivative thereof in reasonable, commercial-scale quantities for purposes of manufacturing Licensed Products for use or sale in the Territory, provided that API Price shall, [*].

1.8     “Applicable Law” means all applicable statutes, laws, rules, and regulations, or other pronouncements of any Governmental Authority having the effect of law, relating to the use, development, manufacture, or commercialization of a pharmaceutical product, this Agreement, and/or the Parties’ performance of their obligations or exercise of their rights hereunder, including GCP, GLP and GMP.

1.9     “Average API Price” means, for a particular Licensed Product sold by Toyama or its Sublicensees under this Agreement in a particular Calendar Year that incorporates a particular Compound or Permitted Derivative, the weighted average API Price for all such Commercial Use API purchased or manufactured by Toyama and its Sublicensees during the prior Calendar Year, provided that (i) if, with respect to the initial Calendar Year in which sales of a particular Licensed Product incorporating a particular API occur, no such Commercial Use API was purchased in the prior Calendar Year, the Average API Price for such Licensed Product shall equal the weighted average API Price for all Commercial Use API purchased or manufactured for purposes of manufacturing reasonable quantities of launch stocks of such Licensed Product and (ii) for sales of a particular Licensed Product incorporating a particular API in any other Calendar Year and for which no such Commercial Use API was purchased in the prior Calendar Year, the Parties shall use Commercially Reasonable Efforts to agree in good faith on the reasonable and appropriate Average API Price to apply with respect to such sales of such Licensed Product, based on principles consistent with the methods of determining Average API Price set forth above and the API Prices for, and past purchases of, the relevant Commercial Use API by Toyama, among other reasonable factors.

1.10   “Business Day” means any day except (a) Saturday, (b) Sunday, or (c) a day that is a federal legal holiday in the U.S. (with respect to any obligations of Cempra hereunder) or legal national holiday in Japan (with respect to any obligations of Toyama hereunder).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.11     “Calendar Day” means each of those seven (7) days in the week.

1.12     “Calendar Quarter” means each of those three (3) calendar month periods of each Calendar Year ending March 31, June 30, September 30 and December 31, provided, that (i) the initial Calendar Quarter shall begin on the Effective Date and ending June 30, 2013 and (ii) the Calendar Quarter in which this Agreement expires or is terminated shall extend from the first day of such Calendar Quarter until the effective date of such expiration or termination.

1.13     “Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for the Calendar Year in which this Agreement expires or is terminated, the period beginning on January 1 of such Calendar Year and ending on the effective date of such expiration or termination, and (c) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.

1.14     “CFR” means the U.S. Code of Federal Regulations.

1.15     “Cempra Data” means all data that is Controlled by Cempra or its Affiliates on or after the Effective Date and constitutes data, results, analyses, reports, and other information or material resulting from Cempra’s and its Affiliates’ research or Development of Licensed Products or any pre-clinical testing, animal testing, clinical trials, in vitro or in vivo testing or analysis, or other evaluation of Compound, any Permitted Derivative, or any Licensed Product that is performed by or on behalf of Cempra or its Affiliates thereof prior to the Effective Date.

1.16     “Cempra First Commercial Sale” means the date, following Regulatory Approval of a Licensed Product in the U.S., on which such a Licensed Product in the Field is first sold by Cempra, any Affiliate thereof, or any Third Party sublicensee of Cempra or any Affiliate thereof to any Third Party.

1.17     “Cempra Know-How”  means (i) to the extent Controlled by Cempra or its Affiliates, all Know-How necessary for the Development, manufacture, or Commercialization of any Licensed Product in the Field in the Territory or, for the exercise of the Back-Up Supply Rights, in the Manufacturing Territory, (ii) any Know-How Controlled by Cempra pursuant to Section 11.2 with respect to Product Improvements by Cempra, and (iii) to the extent Controlled by Cempra, Cempra’s interests in Know-How constituting Joint Product Improvements. Notwithstanding anything to the contrary, Cempra Know-How shall not include any (X) Know-How (a) to the extent related to any API other than the Compound or any Permitted Derivative or (b) that is (x) owned, licensed, or otherwise controlled by any Acquiring Entity of Cempra (a “Cempra Acquiring Entity”) prior to the date of the transaction by which such Cempra Acquiring Entity first became a Cempra Acquiring Entity (such Know-How described in this clause (x), the “Cempra Acquiring Entity Know-How”), except to extent such Cempra Acquiring Entity Know-How was already included within the Cempra Know-How prior to the date of the transaction by which such Cempra Acquiring Entity first became an Cempra Acquiring Entity, or (y) owned, licensed, or otherwise controlled by any Acquired Entity of Cempra (a “Cempra Acquired Entity”) prior to the date of the transaction by which such Cempra Acquired Entity first became a Cempra Acquired Entity (such Know-How described in this clause (y), the “Cempra Acquired Entity Know-How”), except to the extent such Cempra Acquired Entity Know-How was already included within the Cempra Know-How prior to the date of the transaction by which such Cempra Acquired Entity first became a Cempra Acquired Entity or (Y) Optimer Know-How.

1.18     “Cempra-Owned Patents” means Cempra Patents in the Territory that are (i) wholly-owned by Cempra or (ii) jointly owned by Cempra with one or more other parties, provided that, notwithstanding anything to the contrary, the Parties hereby agree that the terms of this Agreement, and the Parties’ rights and obligations under this Agreement, shall only apply and be effective with respect to Cempra Patents that are jointly owned by Cempra with one or more other parties to the extent such terms or the application or enforcement thereof, or the existence, performance, exercise, or enforcement of such rights or obligations, (X) do not violate, are not limited or prohibited by, and are not subject to any requirements of any applicable law, rule, or regulation and (Y) do not conflict with or cause any breach of, are not limited or prohibited by, and are not subject to any requirements of any arrangement, agreement, contract, or other obligation to which Cempra is a party with respect to such Cempra Patent.

1.19     “Cempra Parent” means Cempra, Inc., a Delaware corporation.

1.20     “Cempra Patents” means, solely with respect to the Territory and to the extent Controlled by Cempra or any Affiliate thereof:

 (a)        those Patents in the Territory set forth on Schedule 1.20 attached hereto (the “Initial Patent Rights”);

 (b)        any divisionals, conversion, extensions and term restorations, registrations, re-instatements, amendments, or correction of the Initial Patent Rights;

 (c)        all patents issuing in the Territory from any of the Patents mentioned in clause (a) or (b) above;

 (d)        any Patents Covering any Product Improvement by Cempra that are Controlled by Cempra pursuant to Section 11.2; and

 (e)        Cempra’s interests in any Patents Covering Joint Product Improvements.

Notwithstanding anything to the contrary:

 (i)      Cempra Patents shall include, solely for purposes of the Back-Up Supply Rights, (X) any foreign counterparts in the Manufacturing Territory of any of the Patents described above in this Section 1.20 and (Y) any other Patents Controlled by Cempra or any of its Affiliates that are necessary for the exercise of the Back-Up Supply Rights in the Manufacturing Territory, provided that the Patents described in clause (Y) shall not in any event include any Patents (1) owned, licensed, or otherwise controlled by any Cempra Acquiring Entity prior to the date of the transaction by which such Cempra Acquiring Entity first became a Cempra Acquiring Entity (such Patents described in this clause (1), the “Cempra Acquiring Entity Patents”), except to extent (I) such Cempra Acquiring Entity Patents were already included within the Cempra Patents described in clause (Y) prior to the date of the transaction by which such Cempra Acquiring Entity first became an Cempra Acquiring Entity or (II) Cempra practices the subject matter

Covered by such Cempra Acquiring Entity Patents in its manufacture of Compound, Permitted Derivative, or Clinical Supply under the Supply Agreement, or (2) owned, licensed, or otherwise controlled by any Cempra Acquired Entity prior to the date of the transaction by which such Cempra Acquired Entity first became a Cempra Acquired Entity (such Patents described in this clause (2), the “Cempra Acquired Entity Patents”), except to the extent (I) such Cempra Acquired Entity Patents were already included within the Cempra Patents described in clause (Y) prior to the date of the transaction by which such Cempra Acquired Entity first became a Cempra Acquired Entity or (II) Cempra practices the subject matter Covered by such Cempra Acquiring Entity Patents in its manufacture of Compound, Permitted Derivative, or Clinical Supply under the Supply Agreement; and

(ii)     the Patents referenced in this Section 1.20 do not, and the Cempra Patents shall not, in any event, include any Optimer Patents.

1.21  “Cempra Product Marks” means any trademarks, including the Japanese names and English names, Controlled by Cempra that may be proposed for use with the Licensed Products in the Territory by Cempra solely and specifically for, and for which registration is applied for or issued solely and specifically with respect to, a particular Licensed Product in the Field in connection with the promotion, marketing, or sale of such Licensed Product in the Field outside the Territory, provided that (i) Toyama’s rights to Cempra Product Marks under this Agreement shall include (but only include) such rights thereto that are Controlled by Cempra in the Territory, including to the extent Controlled by Cempra and available for use and registration with the relevant trademark authority in the Territory, any such English names for the Licensed Product and Japanese equivalents thereof and (ii) Cempra Product Marks shall not include any trademarks, logos, trade dress, or similar rights that are not specific to a particular Licensed Product or that are used for any product outside the Field (e.g. no rights to any corporate names or logos of Cempra or any of its Affiliates shall be included in Cempra Product Marks).

1.22    “Cempra Technology” means the Cempra Know-How and the Cempra Patents.

1.23    “Cempra Territory” means all countries of the world other than the Territory.

1.24    “Challenge”.  Toyama or a Sublicensee will be deemed to have made a “Challenge” of the [*] if Toyama or a Sublicensee: (a) institutes or maintains, or causes its counsel to institute or maintain on Toyama’s or such Sublicensee’s behalf, any interference, opposition, re-examination or similar proceeding with respect to any [*] with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes or maintains any legal proceeding, or causes its counsel to make any filing or institute or maintain any legal proceeding on Toyama’s or such Sublicensee’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any [*]. The Parties agree, however, that, notwithstanding the foregoing, the following actions or filings shall not constitute a Challenge for purposes of this Agreement: (i) arguments and comments made by or on behalf of Toyama or any Sublicensee in its usual course of business with respect to prosecution of Toyama’s or any Sublicensees’ patents or patent applications in response to office actions and other communications from patent offices, agencies, or authorities, provided

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

that such arguments and comments are directed at differentiating Toyama’s or any Sublicensees’ patents or patent applications as patentably distinct from [*] and not aimed at questioning or contesting the validity or enforceability of [*]; (ii) arguments and comments made by Toyama or any Sublicensee in legal proceedings in defense of Toyama’s or any Sublicensees’ patents or patent applications, but only if an opposing party uses a [*] to challenge the validity or enforceability of the defended patents or patent applications of Toyama or any Sublicensee, provided that such arguments and comments are directed at differentiating Toyama’s or Sublicensees’ patents or patent applications as patentably distinct from [*] and not aimed at questioning or contesting the validity or enforceability of [*]; (iii) any defenses, counterclaims, or countersuits brought by Toyama or any Sublicensee in response to a legal proceeding filed by [*] with respect to any [*] against Toyama or such Sublicensee with respect to an alleged or actual infringement of [*] by Toyama or such Sublicensee with respect to a product or service not intended for use in the [*] (or the use, manufacture or sale thereof) and where Toyama or such Sublicensee does not question or contest the validity or enforceability of [*] with respect to any product or service intended for use in the [*] (or the use, manufacture or sale thereof) (i.e., if Toyama or such Sublicensee contests the validity or enforceability of [*] with respect to any product or service intended for use in the [*] (or the use, manufacture or sale thereof), such action shall constitute a “Challenge” under this Agreement); or (iv) if Toyama or a Sublicensee files a dismissal with prejudice, or withdraws, or takes any action having the same effect as a dismissal with prejudice or withdrawal, with respect to any action or proceeding commenced by Toyama or such Sublicensee in any patent office, authority, agency or court or other governmental body in which it challenged the validity or enforceability of any [*] within [*] Calendar Days after the initial filing of such action or proceeding, and delivers a conformed copy of such dismissal with prejudice or withdrawal, or reasonable documentary evidence of any similar action having the same effect as a dismissal with prejudice or withdrawal, to Cempra and [*] within such [*] day period.

1.25 “Clinical Supply” means finished forms of Licensed Products and its placebo for use in all Phase 1 Trials and Phase 2 Trials conducted by or on behalf of Toyama in the Field in the Territory that Commence, and are reasonably and demonstrably intended to be Completed, prior to the earlier of (a) Commencement of the initial Phase 3 Trial in the Field in the Territory or (b) receipt of the initial Regulatory Approval of Licensed Product in the Field in the Territory, provided that Clinical Supply shall not in any event include any placebo or Licensed Product in any form or dosage except that which is used by or on behalf of Cempra to perform any human clinical trials of Licensed Products in the Field in the U.S. at the time Toyama orders any corresponding Clinical Supply under the Supply Agreement (subject to any labeling changes required for purposes of conducting such trials in the Territory).

1.26    “Commence” or “Commencement,” when used to describe any human clinical trial of a Licensed Product (including a Phase 1 Trial, Phase 2 Trial, or Phase 3 Trial), means the first dosing of the first patient or subject for such trial.

1.27    “Commercialization” means all activities that are undertaken after Regulatory Approval of a Licensed Product and that relate to the commercial marketing, sale, and/or distribution of such Licensed Product, including but not limited to advertising, marketing, promotion, distribution, and/or sales.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.28    “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the exercise of reasonable, customary scientific and business practices within the pharmaceutical industry for, and of a level no less than consistent with the efforts a Party devotes to, research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value, which shall be no less than such efforts devoted by a Party to such a product resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing. “Commercially Reasonable” shall have a corresponding meaning.

1.29    “Comparison-Based Price Calculation Procedure”  means one of the price calculation methods applicable to new drug products appearing in the National Health Insurance price lists in the Territory, as set forth in Chapter 2 of the Notice on the Standards of the National Health Insurance Price, published by the Health Insurance Bureau of the MHLW on February 10, 2012 (hereinafter referred to as the “Standards”). If there are any comparator drugs that are selected by considering following items: (i) indication, (ii) pharmacology, (iii) composition and chemical structure, and (iv) the means of administration, dosage form and usage, this Comparison-Based Calculation Procedure shall be applied. This procedure is based on two principles: (a) that Prices for new drugs are determined by daily prices, and (b) that a premium is applied if higher benefits than comparator drugs are verified.

1.30    “Completion” means, with respect to a human clinical trial of a Licensed Product in the Field, completion of enrollment and treatment of the minimum required number of subjects (as set forth in the protocol therefor, as it may be amended) and completion of a reasonable form of draft study report with respect to such human clinical trial.

1.31    “Compound” means solithromycin, which has the chemical structure set forth on Schedule 1.31 and all [*] thereof.

1.32    “Confidential Information” means all proprietary information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement, the Supply Agreement, or the Safety Agreement, or in the course of performing under or acting in relation to this Agreement, the Supply Agreement, or the Safety Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by contemporaneous written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the disclosing Party. Notwithstanding anything to the contrary, (A) Product Improvements by Cempra, and all information concerning Product Improvements by Cempra, shall be deemed Cempra’s Confidential Information (and Cempra shall be deemed the disclosing Party, and Toyama shall be deemed the receiving Party, with respect thereto), (B) Product Improvements by Toyama, and all information concerning Product Improvements by Toyama, shall be deemed Toyama’s Confidential Information (and Toyama shall be deemed the disclosing Party, and Cempra shall be deemed the receiving Party, with respect thereto), and (C) Joint Inventions, all information concerning Joint Inventions, and the terms of this Agreement shall be deemed the Confidential Information of both Parties (with each Party being treated as both the receiving Party and disclosing Party with respect thereto).

1.33    “Controlled” means, with respect to any intellectual property or right therein, the possession by a Party of the ability to grant a license or sublicense as provided for herein without violating the terms of any arrangement or agreements between such Party (or any Affiliate of such Party) and any Third Party.

1.34    “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

1.35    “Derivative” means, with respect to the Compound, any isomer, tautomer, enantiomer, diastereomer, prodrug, metabolite, ester, salt, hydrate, solvate, racemate, or co-crystal thereof.

1.36    “Develop” or “Development”  means, with respect to a Licensed Product, engaging in preclinical, clinical, and other development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining Regulatory Approval of a Licensed Product.

1.37    “Development Use API” means Compound or Permitted Derivative supplied under the Supply Agreement for (i) purposes of manufacturing Licensed Products for use in any human clinical trials in the Territory or (ii) use prior to Regulatory Approval for any purposes other than (x) those set forth in clause (i) hereof or (y) the manufacture of Licensed Products for commercial use or sale following Regulatory Approval in the Territory.

1.38    “DMF” means a drug master file, as provided for in Title 21, Section 314.420 of the CFR or similar submission to or file maintained with the FDA or other Governmental Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

1.39    “Effective Date” means the date as set forth in the first paragraph of this Agreement.

1.40    “EU Country” means any member country of the European Union as of the Effective Date of this Agreement.

1.41    “Excluded Derivative” means, with respect to the Compound, any Derivative thereof other than a Permitted Derivative.

1.42    “[*]” means (X) [*] by the application of Foreign Price Adjustment Procedure, with an approved price of Licensed Product that equals or exceeds an amount equal to two times the price that would be obtained for [*] or (Y) [*], any Sublicensee, any Wholesaler, or any other distributor or re-seller of Licensed Products in the Territory is, at any time prior to or on the Launch Date, regardless of or by what process or procedure (if any), and without violation of Applicable Law, [*].

1.43    “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.44    “Field” means all human therapeutic uses other than the treatment, prevention, management, or amelioration of any ophthalmic indications or any condition, disease, or affliction of the eye or any of its constituent tissues.

1.45    “First Commercial Sale” means the date, following Regulatory Approval of a Licensed Product in the Territory, on which such a Licensed Product is first sold by Toyama, any Sublicensees or Toyama Sole Distributors to a Third Party.

1.46    “[*] Procedure” means the procedure with respect to the adjustment of the price of new drug products calculated based on Comparison-Based Calculation Procedure or cost-based method, as set forth in Chapter 1 of the Standards. If the price calculated as specified above is different to such degree as specified [*], and [*], for a particular comparable drug product, this [*] shall apply to adjust the drug price [*] as specified in Exhibit 3 of the Standards.

1.47    “Fully-Burdened Manufacturing Costs”   means Cempra’s total cost of manufacturing, supplying, storing, procuring, and/or shipping a particular batch or other amount of API or Clinical Supply supplied under the Supply Agreement (as defined in Cempra’s accounting policies consistently applied, and including all direct and indirect costs and expenses incurred by Cempra in manufacturing or procuring API or Clinical Supply, including but not limited to costs of Third Party contractors, materials, any consumption or use taxes imposed outside of Japan by an authority other than the Japanese government and related to the manufacture or procurement of Compound or Permitted Derivative, and, to the extent required, any customs duties incurred with respect to the export of Compound, Permitted Derivative, or Clinical Supply from any departure airport/port outside of Japan to a location in Japan) (any such taxes, duties, tariffs, or similar charges with respect to Cempra’s, Toyama’s, any Affiliates’, or any Third Party’s manufacturing or procurement of Compound, Permitted Derivative, or Clinical Supply, “FBMC Taxes/Tariffs”). Notwithstanding anything to the contrary, however, Fully-Burdened Manufacturing Costs shall not include [*] or, with respect to Licensed Products, any similar charges incurred with respect thereto, provided that the foregoing shall not in any event

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

be construed to limit Toyama’s obligation to pay [*] under the Supply Agreement or any other agreement entered into by Toyama or any Sublicensee for the manufacture or supply of Licensed Product, Compound or Permitted Derivative.

1.48    “General Patents” means all Cempra Patents other than Product-Specific Patents.

1.49    “Generic Competition” means, with respect to a Licensed Product in the Territory, the occurrence of both of the following situations in the initial Calendar Quarter during which (i) one or more Generic Equivalents corresponding to such Licensed Product are being marketed, sold, or distributed by a Third Party in the Territory and (ii) [*].

1.50    “Generic Equivalent” means, with respect to a particular Licensed Product in the Territory, a product that [*].

1.51    “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) those standards required by the MHLW, (b) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (c) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (d) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (e) CFR Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (f) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.52    “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) those standards required by the MHLW, (b) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. III, ISBN 92.825 9619-2 (ex—OECD principles of GLP), (c) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in Title 21, Part 58 of the CFR and (d) the equivalent laws in any relevant country, each as may be amended and applicable from time to time.

1.53    “Good Manufacturing Practices” or “GMP”  means all applicable Good Manufacturing Practices including (a) those standards required by the MHLW, (b) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (c) the principles detailed in the U.S. Current Good Manufacturing Practices, Title 21, Parts 210, 211, 601 and 610 of the CFR, (d) the principles detailed in the ICH Q7A guidelines, (e) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and (f) the equivalent laws in any relevant country, each as may be amended and applicable from time to time.

1.54    “Government Approvals” means all Regulatory Approvals and Pricing Approvals.

1.55    “Governmental Authority”  means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency).

1.56    “Grant of [*] Patent” means the first to occur of (I) a “Decision to Grant”, notice of allowance, or similar written indication by Japan Patent Office with respect to, or issuance or grant of, a single Cempra Patent in the Territory [*] or (II) the first date on which a “Decision to Grant”, notice of allowance, or similar written indication by Japan Patent Office with respect to, or issuance or grant has occurred for two or more Cempra Patents in the Territory which collectively, in combination, include [*], whether or not such a “Decision to Grant”, notice of allowance, or similar written indication by Japan Patent Office with respect to, or issuance or grant occurs on the same date for each such Cempra Patent. For example, in the event of a “Decision to Grant”, notice of allowance, or similar written indication by Japan Patent Office with respect to, or issuance or grant of, a single Cempra Patent in the Territory that includes a claim Covering [*], and a “Decision to Grant”, notice of allowance, or similar written indication by Japan Patent Office with respect to, or issuance or grant of, a Cempra Patent in the Territory that includes [*] subsequently occurs, Grant of [*] Patent shall be deemed to have occurred on the “Decision to Grant”, notice of allowance, or similar written indication by Japan Patent Office with respect to, or issuance or grant of, the Cempra Patent in the Territory that includes [*].

1.57    “IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board, applied on a basis consistent throughout the periods indicated and consistent with each other.

1.58    “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.59    “Joint Product Improvement” means a Joint Invention related to the Compound, any Permitted Derivative, any Licensed Product, or the composition, use, or manufacture of any of the foregoing.

1.60    “Know-How”  means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other drug discovery and development

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments inventions and other intellectual property (whether or not confidential, proprietary, patented or patentable), provided that Know-How shall not include Patents.

1.61    “Launch” means the initiation of a Commercially Reasonable communication, marketing, and Commercialization campaign for a Licensed Product in the Field in the Territory with the target customers or patients for Regulatory Authority-approved indication(s) to educate them concerning such product with the aim of encouraging the prescription or sales of such product through various aspects of Toyama’s, Sublicensees’ or Toyama Sole Distributors’ sales, marketing, advertising and medical affairs resources.

1.62    “Launch Date” means the date on which the later of Launch or First Commercial Sale has occurred in the Territory with respect to a particular Licensed Product.

1.63    “Licensed Product”  means any human pharmaceutical product, in oral tablet, capsule, intravenous, topical, or similar form (other than any such forms intended for treatment of ophthalmic indications or any other indications concerning the treatment, prevention, or amelioration of any condition, disease, or affliction of the eye), that incorporates the Compound or a Permitted Derivative as its sole API.

1.64    “Licensed Product-Related Materials”  means all advertising, marketing, and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to the Licensed Products and in the possession or control of Toyama or any other Sublicensee, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Toyama Product Marks.

1.65    “Manufacturing Territory” means (1) Japan and India and (2) all other countries in which there are no Optimer Patents, except for the [*] and [*] and [*], provided that the Manufacturing Territory shall include, on a country-by-country basis, [*], and [*] beginning on the date on which there is not at least one Valid Claim (which, solely for purposes of this Section 1.65, shall [*] of the [*] Covering Compound or Permitted Derivative in such country.

1.66    “Marketing Application” means any application for Regulatory Approval in the Territory or equivalent filings with any Governmental Authority in the Territory, including any updates or supporting Regulatory Filings made with respect thereto.

1.67    “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

1.68    “NDA” means a new drug application (as defined in Title 21 of the CFR, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell a Licensed Product in the United States.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.69     “Net Sales” means in the case of Licensed Products, gross amounts invoiced or otherwise received for Toyama’s, Sublicensees’, or Toyama Sole Distributors’ (collectively, Toyama, Sublicensees, and Toyama Sole Distributors, “Net Sales Parties”) sales or other transfers of Licensed Products, less the sum of the following, to the extent Commercially Reasonable and directly and solely related to the sale of such Licensed Products (such sums, collectively, “Sales Deductions”): (1) discounts to customers in amounts customary in the trade; (2) rebates, credits, and chargeback payments granted to local and other governments or managed health care organizations (including their agencies, purchasers, and/or reimbursers), under programs available or required by Applicable Law, or reasonably entered into to sustain and/or increase market share for Licensed Products, and trade customers, including Wholesalers, chains and pharmacy buying groups; (3) sales, value added, and/or use taxes directly imposed and with reference to particular sales and that are paid by the Net Sales Parties; (4) amounts allowed or credited on returns and return reserves, including allowances actually given, for spoiled, damaged, out-dated, rejected, or returned Licensed Product, or withdrawals and recalls of Licensed Product; and (5) shipping and insurance charges with respect to Licensed Products that are itemized on the relevant invoice and paid by the customer. Such amounts shall be determined from the books and records of the Net Sales Parties maintained in accordance with IFRS, consistently applied.

For the purpose of this Section 1.69,

(i)        sales of Licensed Products between Toyama, Sublicensees, and Toyama Sole Distributors for purposes of resale or, to the extent sold or transferred for an amount less than or equal to the cost to manufacture or supply such Licensed Product, for research or development purposes or use, disposal, or transfer in a sampling, promotional, or compassionate use program shall be disregarded for the purpose of calculating Net Sales,

(ii)       in the case where a discount is granted on the combined sales of Licensed Products and other pharmaceutical products by Toyama, a Sublicensee, or a Toyama Sole Distributor, the Sales Deduction corresponding to the portion of such discount allocable to such Licensed Products’ Net Sales shall be calculated by multiplying the total of such discount granted on such combined sales by the fraction A/(A+B), where A is the total reasonable, good faith, arm’s length selling price of the Licensed Products subject to such discount (without taking into account such discount) and B is the total reasonable, good faith, arm’s length selling prices of the other pharmaceutical products subject to such discount (without taking into account such discount); for purposes of clarification, but not limitation, the result of such multiplication for a particular discount with respect to a particular Licensed Product shall be considered directly and solely related to the sale of the applicable Licensed Product for the purpose of calculating Net Sales. The details of such calculation of such Sales Deductions for Net Sales, including the determination of the applicable total selling prices for each of the Licensed Products and other products included in the combined sales subject to such discount, shall be reasonably determined by the Parties in good faith in a manner consistent with the foregoing and, to the extent royalties are due under the Scripps License with respect to sales of such Licensed Products, the relevant terms of the Scripps License, and

(iii)     in the case where a rebate is granted on pharmaceutical products sales including both sales of Licensed Products and sales of other pharmaceutical products, primarily as incentives to such pharmaceutical products sales (including such sales of Licensed Products), by Toyama, a Sublicensee, or a Toyama Sole Distributor, the Sales Deduction corresponding to the portion of such rebate allocable to such Licensed Products’ Net Sales shall be calculated by multiplying the total of such rebate granted or paid on such sales of both Licensed Products and other pharmaceutical products, by the fraction A/(A+B), where A is the total reasonable, good faith, arm’s length selling price of the Licensed Products subject to such rebate (without taking into account such rebate and B is the total reasonable, good faith, arm’s length selling prices of the other pharmaceutical products subject to such rebate (without taking into account such rebate); for purposes of clarification, but not limitation, the result of such multiplication for a particular rebate with respect to a particular Licensed Product shall be considered directly and solely related to the sale of the applicable Licensed Product for the purpose of calculating Net Sales. The details of such calculation of such Sales Deductions for Net Sales, including the determination of the applicable total selling prices for each of the Licensed Products and other products included in such sales of both Licensed Products and other pharmaceutical products subject to such rebate, shall be reasonably determined by the Parties in good faith in a manner consistent with the foregoing and, to the extent royalties are due under the Scripps License with respect to sales of such Licensed Products, the relevant terms of the Scripps License.

No deductions from the amounts defined above may be made for commissions paid to individuals whether those individuals be associated with independent sales agencies or regularly employed by any of the Net Sales Parties, nor may deductions be made for cost of collections. If any of the Net Sales Parties receives refunds or reimbursements of any amounts, or actual amounts allowed or credited on returns corresponding to certain reserved amounts do not equal or exceed such reserves, deducted from gross sales to calculate Net Sales as set forth herein, then such refunded or reimbursed amounts, or reserves not fully accounted for by actual returns corresponding to such reserved amounts, shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received, or reserves are reasonably determined not to be fully accounted for by actual returns corresponding thereto (such amounts in all cases, “Unwound Sales Deductions”). Licensed Products are considered “sold” when billed out or invoiced or, in the event such Licensed Products are not billed out or invoiced, when the consideration for sale or provision of the Licensed Products is received. For sales or other transfers of Licensed Products by Net Sales Parties in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 1.69 to such a transaction shall be no less than the greater of (x) that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction or (y) [*]. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the no-charge distribution of reasonable quantities of promotional samples of Licensed Products, (ii) Licensed Products provided, prior to Regulatory Approval, for clinical trials or research purposes at a price equal to or less than the cost to manufacture or procure such Licensed Products, or (iii) Licensed Products provided by a Net Sales Party to a Net Sales Party for purposes of resale thereby, provided that such Licensed Products’ resale shall be subject to royalties due to Cempra under Section 3.3 of this Agreement (as they may be adjusted pursuant to Section 3.4). In the event any Affiliates of Toyama that are

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

neither Sublicensees nor Toyama Sole Distributors sell or transfer Licensed Products in the Territory to Third Parties that are neither Sublicensees nor Toyama Sole Distributors (since the proceeds of such Sublicensees’ or Toyama Sole Distributors sales or other transfers of any such Licensed Products are and will be included in Net Sales), by breach of Section 2.1 or otherwise, such net sales of Licensed Products by such Affiliates shall, notwithstanding anything to the contrary, be included in Net Sales, and subject to the royalties payable on Net Sales, for purposes of this Agreement, with such net sales calculated in a manner consistent with this Section 1.69, including (and as calculated consistent with) the fourth sentence of this final paragraph of Section 1.69.

1.70    “Optimer Know-How” shall have the meaning set forth in the Optimer License.

1.71    “Optimer License” means that certain Collaborative Research and Development and License Agreement between Cempra and Optimer Pharmaceuticals, Inc., dated March 31, 2006, as amended.

1.72    “Optimer Patents” means any Patents licensed to Cempra under the Optimer License.

1.73    “Owned” means, with respect to any intellectual property or right therein that Toyama owns, solely or jointly, in each case with the ability to grant a right, license, or access to such material, information or intellectual property right to Cempra on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any of Toyama’s Affiliates and/or Third Party(ies). “Ownership” has the correlative meaning. For the avoidance of doubt, and notwithstanding the use of the word “owns” in this Section 1.73, any intellectual property or right therein that is provided or granted to Toyama from a Sublicensee, Toyama Sole Distributor, or Third Party academic institution, contract research organization, contract manufacturer, or other contractor, in each case with the ability to grant a right, license, or access to such material, information or intellectual property right to Cempra on the terms and conditions set forth herein, without violating the terms of such agreement or other arrangement with such Affiliate and/or Third Party, shall be deemed Owned by Toyama.

1.74    “Patent(s)” means any granted patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.

1.75    “Permitted Derivative” means, with respect to the Compound, any prodrug, salt, or co-crystal thereof.

1.76    “Phase 1 Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety in patients or healthy individuals, or the metabolism and pharmacokinetic properties and clinical pharmacology of such Licensed Product, and generally consistent with Title 21, Section 312.21(a) of the CFR or a similar clinical study in any other country.

1.77    “Phase 2 Trial” means a human clinical trial of a Licensed Product, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Licensed Product is safe in patients for its intended use and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of further clinical trials, and generally consistent with Title 21, Section 312.21(b) of the CFR, or a similar clinical study in any other country.

1.78    “Phase 3 Trial” means a human clinical trial that provides for a pivotal human clinical trial of a Licensed Product, which trial is designed to (a) establish that a Licensed Product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, (c) support Regulatory Approval of such Licensed Product, and (d) is generally consistent with Title 21, Section 312.21(c) of the CFR, or a similar clinical study in any other country.

1.79    “[*]” means any form of Compound, including any [*] of Compound, such as [*], [*], or [*], or any amorphous form of Compound, whether or not such [*] and/or [*] are isolated, or [*].

1.80    “[*]” means the [*] of Compound as disclosed in PCT international publication No. [*] and referred to as [*] therein, and which may be defined or identified by any of [*].

1.81    “[*]” means the [*] of Compound as disclosed in PCT international publication No. [*] and referred to as [*] therein, and which may be defined or identified by any of [*].

1.82    “[*] Patent” means (I) a Cempra Patent in the Territory which includes (a) one or more claims Covering [*] and (b) one or more claims Covering [*] or (II) two or more Cempra Patents in the Territory which, collectively, in combination, include [*].

1.83    “Pricing Approvals” means any pricing and reimbursement approvals which must be obtained before placing a Licensed Product on the market in a particular jurisdiction.

1.84    “Product-Specific Patents” means Cempra Patents (other than any Scripps Patents, which shall not in any event be included within Product-Specific Patents) (i) containing Valid Claims Covering the Compound, a Permitted Derivative, or a Licensed Product and (ii) not containing any Valid Claims Covering (a) any APIs or chemical compounds other than the Compound or a Permitted Derivative or (b) any products or technology other than the Licensed Product.

1.85    “Protected Patent” shall mean (i) any Patent included, in whole or in part, within the Cempra Patents, the Scripps Patents, or the Optimer Patents or (ii) any counterpart of any of the foregoing Patents, whether inside or outside the Territory.

1.86    “Regulatory Approval” means any and all approvals, licenses, registrations, clearances, or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the commercial manufacture, distribution, use, and sale of a Licensed Product for human therapeutic use in a particular jurisdiction, provided that Regulatory Approvals shall exclude Pricing Approvals.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.87    “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical or biological products for human therapeutic use in a particular jurisdiction.

1.88    “Regulatory Filing” means an NDA or IND (with respect to the U.S.), any foreign counterparts or equivalents of any of the foregoing, any DMFs, and any Marketing Applications, filings, or other submissions required by or provided to Governmental Authorities relating to the Development, manufacture, or Commercialization of any Licensed Product, supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.

1.89    “Scripps Field” means the prevention, treatment or amelioration of a specific disease, symptom, state of health, or medical- or health-related condition in humans and/or animals.

1.90    “Scripps License” means that certain License Agreement between Cempra and The Scripps Research Institute (“Scripps”), effective June 12, 2012.

1.91    “Scripps Patents” means the Patents licensed to Cempra pursuant to the Scripps License.

1.92    “Serious Adverse Event” means an Adverse Event that (i) results in death, (ii) is life-threatening, (iii) requires inpatient hospitalization or prolongation of existing hospitalization, (iv) results in persistent or significant disability/incapacity, or (v) is a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the patient or subject was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or subject or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgment indicates that expedited reporting is appropriate under Applicable Laws.

1.93    “Sublicensee” means a Third Party or Affiliate of Toyama granted a sublicense to any of the rights granted to Toyama under this Agreement, including any rights to develop, manufacture, or sell one or more Licensed Products in the Field in the Territory (including any Third Party acting in collaboration with Toyama), but “Sublicensees” shall not include any Affiliates, Toyama Sole Distributors, Third Party contractors or Wholesalers that are not granted any rights under any Cempra Patents, Cempra Know-How, Cempra Product Marks, Toyama Patents, Toyama Know-How, Toyama Product Marks, Regulatory Filings, or Governmental Approvals. For the purpose of clarification, Sublicensee shall not include [*].

1.94    “Supplied Compound Price”  shall mean price for Compound or Permitted Derivative supplied by Cempra to Toyama under the Supply Agreement as calculated pursuant to Sections 3.2 and 3.3 thereof. Notwithstanding anything to the contrary, however, Supplied Compound Price shall not include [*], provided that the foregoing shall not in any event be

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

construed to limit Toyama’s obligation to pay any [*] under the Supply Agreement or any other agreement entered into by Toyama or any Sublicensee for the manufacture or supply of Compound or Permitted Derivative.

1.95    “Term” has the meaning set forth in Section 12.1.

1.96    “Territory” means Japan.

1.97    “Third Party” means any entity other than (a) Cempra, (b) Toyama, or (c) any Affiliate of either Party.

1.98    “Toyama Data” means all Know-How that becomes Owned by Toyama or Sublicensees on or after the Effective Date and constitutes data, results, analyses, reports, and other information or material resulting from Toyama’s and Sublicensees’ Development or Commercialization of Licensed Products or any pre-clinical testing, animal testing, clinical trials, in vitro or in vivo testing or analysis, or other evaluation of Compound, any Permitted Derivative, or any Licensed Product that is performed by or on behalf of Toyama or Sublicensees.

1.99    “Toyama Know-How” means all Know-How that (X) is or becomes Owned by Toyama on or after the Effective Date and results from exercise of any rights granted hereunder or use of or access to the Compound, any Permitted Derivative, Licensed Products, Cempra Technology, or Cempra’s Confidential Information or (Y) concerns any Product Improvement by Toyama, provided that, notwithstanding anything to the contrary, Toyama Know-How includes Toyama’s interests in any Know-How constituting Joint Product Improvements. Notwithstanding anything to the contrary, Toyama Know-How shall not include any Know-How that is (x) owned, licensed, or otherwise controlled by any Acquiring Entity of Toyama (a “Toyama Acquiring Entity”) prior to the date of the transaction by which such Toyama Acquiring Entity first became a Toyama Acquiring Entity (such Know-How described in this clause (x), the “Toyama Acquiring Entity Know-How”), except to extent such Toyama Acquiring Entity Know-How was already included within the Toyama Know-How prior to the date of the transaction by which such Toyama Acquiring Entity first became an Toyama Acquiring Entity, or (y) owned, licensed, or otherwise controlled by any Acquired Entity of Toyama (a “Toyama Acquired Entity”) prior to the date of the transaction by which such Toyama Acquired Entity first became a Toyama Acquired Entity (such Know-How described in this clause (y), the “Toyama Acquired Entity Know-How”), except to the extent such Toyama Acquired Entity Know-How was already included within the Toyama Know-How prior to the date of the transaction by which such Toyama Acquired Entity first became a Toyama Acquired Entity.

1.100  “Toyama Parent”  means FUJIFILM Holdings Corporation, a Japanese corporation.

1.101  “Toyama Patents”  means all Patents that (X) are or become Owned by Toyama on or after the Effective Date and (i) Cover Licensed Products, Compound, or Permitted Derivative or (ii) are necessary to manufacture, use, research, develop, sell, promote, market, commercialize, import or export Licensed Products, Compound, or Permitted Derivative or (Y) Cover any Product Improvement by Toyama, provided that, notwithstanding anything to the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

contrary, Toyama Patents includes Toyama’s interests in any Patents Covering any Joint Product Improvements. Notwithstanding anything to the contrary, Toyama Patents shall not include any Patents that are (a) owned, licensed, or otherwise controlled by any Toyama Acquiring Entity prior to the date of the transaction by which such Toyama Acquiring Entity first became a Toyama Acquiring Entity (such Patent described in this clause (a), the “Toyama Acquiring Entity Patent”), except to extent such Toyama Acquiring Entity Patent was already included within the Toyama Patents prior to the date of the transaction by which such Toyama Acquiring Entity first became a Toyama Acquiring Entity, or (b) owned, licensed, or otherwise controlled by any Toyama Acquired Entity prior to the date of the transaction by which such Toyama Acquired Entity first became a Toyama Acquired Entity (such Patent described in this clause (b), the “Toyama Acquired Entity Patent”), except to the extent such Toyama Acquired Entity Patent was already included within the Toyama Patents prior to the date of the transaction by which such Toyama Acquired Entity first became a Toyama Acquired Entity.

1.102   “Toyama Sole Distributor” shall mean (i) upon written notice by Toyama to Cempra designating [*] (or a successor entity thereto) as a Toyama Sole Distributor, [*] (or a successor entity thereto), (ii) upon written notice by Toyama to Cempra designating [*] (or a successor entity thereto) as a Toyama Sole Distributor, [*] (or a successor entity thereto), and/or (iii) an independent Third Party value-added distributor that (A) establishes and maintains a sales force for the promotion and selling the Licensed Product in the Territory reasonably sufficient together with Toyama and Sublicensees, if any, to carry out Toyama’s responsibility for the Commercialization of Licensed Product in the Territory under this Agreement, (B) purchases finished Licensed Products directly from Toyama and resells finished Licensed Products to Third Parties (including but not limited to Wholesalers), and (C) engages in material marketing, advertising, promotional, sales calls or detailing, physician or health care provider education, or similar Commercialization activities with respect to Licensed Product, provided that Toyama shall notify Cempra in writing of any such Third Party as set forth in this clause (iii) prior to appointing any such Third Party as Toyama Sole Distributor. For clarification, Toyama Sole Distributors shall not include Wholesalers.

1.103   “Toyama Technology” means the Toyama Know-How and the Toyama Patents. For the avoidance of doubt, the Know-How, Patents and any other right which is Owned by Toyama Parent, Toyama’s Affiliates or Toyama’s Wholesalers, other than Sublicensees or Toyama Sole Distributors, shall not be included in Toyama Technology, without prior written consent or agreement of such entity.

1.104   “[*]”.

1.105   “U.S.” means the United States of America and all territories thereof.

1.106   “Valid Claim” means a claim of any pending patent application or any issued, unexpired patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.107   “Wholesaler” means any Third Party or Affiliate that (i) is not a Sublicensee or Toyama Sole Distributor, (ii) purchases finished Licensed Product from Toyama or its Sublicensee for purposes of reselling such finished Licensed Product in the Field in the Territory, and (iii) either (a) is primarily engaged in the business of logistical distribution of pharmaceutical products or supply chain management or (b) does not engage in any material marketing, advertising, promotional, sales calls or detailing, physician or health care provider education, or similar Commercialization activities with respect to Licensed Product.

1.108   Miscellaneous Interpretation Aids.

(a)      Each use in this Agreement of the term “including,” “comprising,” or “containing” (or a variant form thereof) shall be understood to have an open, non-limiting meaning. Thus, e.g., “including” shall be interpreted as meaning “including without limitation” or “including but not limited to,” regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including.” Similarly, the terms “such as,” “for example,” and “e.g.” shall be understood as referring to non-limiting illustrations or examples.

(b)       “Herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall be understood as referring to this Agreement in its entirety, and not solely to the particular provision or portion of this Agreement in which any such word is used.

(c)      Wherever used herein, any pronoun or pronouns shall be understood to cover all genders.

(d)      All references to days, months, quarters, or years shall be understood to refer, respectively, to calendar days, calendar months, Calendar Quarters, or Calendar Years, unless otherwise indicated.

(e)      Any reference to a supranational, national, federal, state, local, or foreign statute or law shall be understood to refer to the applicable version of the law or statute then in force (as it may have been amended or superseded) as well as all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f)      All references to “dollars,” “Dollars,” “US$,” or “$” shall mean United States dollars.

2.	LICENSES AND RELATED RIGHTS AND OBLIGATIONS.

2.1      License to Toyama.    Subject to the terms and conditions of this Agreement, Cempra hereby grants to Toyama an exclusive (except with respect to the Back-Up Supply Rights and the Scripps Patents) royalty-bearing license, with the right to sublicense, under the Cempra Technology to make and have made the Licensed Products using the bulk Compound or Permitted Derivative supplied by Cempra under the Supply Agreement or manufactured pursuant to the exercise of Back-Up Supply Rights or following the termination or expiration of the Supply Agreement, and to use, have used, sell, offer for sale, import and export Licensed Products, in the Field in the Territory.

(a)         Notwithstanding anything to the contrary, the licenses granted by Cempra to Toyama under this Agreement shall include, in addition to the rights set forth above, a nonexclusive license under Cempra Technology, with the right to sublicense to use or have used, manufacture or have manufactured, sell, offer for sale, import, and export (x) in the Manufacturing Territory, the Compound or any Permitted Derivative for use in manufacturing Licensed Product for use or sale in the Field and in the Territory under this Agreement or (y) in the Territory, Clinical Supply for use in the Field in the Territory under this Agreement, respectively, which licenses (and the right to exercise them) shall, prior to the termination or expiration of the Supply Agreement with respect thereto, be subject to the limitations and obligations set forth in Section 2.7 of the Supply Agreement. The “Back-Up Supply Rights” shall mean the rights described in this Section 2.1(a), as they are limited by Section 2.7 of the Supply Agreement prior to the termination or expiration thereof.

(b)         The licenses granted to Toyama under this Agreement shall (i) only include rights under the Scripps Patents to the extent Cempra has been granted rights thereunder pursuant to the Scripps License, which rights are non-exclusive in the Manufacturing Territory and shall be subject to the retained rights of Scripps and the U.S. Government under the Scripps Patents as set forth in the Scripps License, and (ii) to the extent including any rights to Scripps Patents, be subject to the applicable terms and conditions of the Scripps License (including but not limited to the applicable terms thereof concerning Challenges, reporting, audit rights, indemnity, insurance, disclaimers of warranty, limits of liability, confidentiality, and rights upon expiration or termination). Notwithstanding anything to the contrary, Toyama agrees that (x) no Affiliates of Toyama shall, nor have any rights to, Develop, Commercialize, manufacture, use, sell, offer for sale, import, or export Licensed Products or otherwise have any rights with respect to Cempra Technology, Compound, Permitted Derivatives, or Licensed Products and (y) Toyama shall not provide any Cempra Technology or Confidential Information of Cempra embodying Cempra Technology to any Affiliate of Toyama, except to the extent in the case of clause (x) or (y), such Affiliates constitute Sublicensees or Toyama Sole Distributors, respectively, under this Agreement pursuant to a written sublicense or distribution (or similar) agreement, respectively, with respect thereto executed in accordance with this Agreement, provided that (1) Toyama’s Affiliates’ possession of certain of Cempra’s Confidential Information as a result of the disclosure thereof under the Toyama CDA or that certain Confidential Agreement between Cempra and FUJIFILM Corporation dated April 3, 2012 (the “Fuji CDA”) shall not constitute a breach of this Section 2.1(b) and (2) such Confidential Information of Cempra in the possession of an Affiliate of Toyama shall remain subject to such Affiliates’ obligations under the Toyama CDA or Fuji CDA with respect thereto (except to the extent such Affiliates of Toyama are Sublicensees or Toyama Sole Distributors).

(c)         The Parties agree that, notwithstanding anything to the contrary, no rights of any kind to make, have made, use, sell, offer for sale, import, or export Compound or Permitted Derivative are granted by Cempra under this Agreement outside of the Manufacturing Territory.

2.2      Rights and Obligations for the Benefit of Non-Commercial Third Parties.

(a)        The research leading to certain of the Cempra Patents, technology Covered thereby, and Cempra Know-How was funded in part by the U.S. Government, and the rights granted in Section 2.1 above are subject to any rights the U.S. Government may have pursuant to any grant funding agreement between the U.S. Government and Scripps or Cempra and any applicable law, rule, or regulation. The Parties agree that, notwithstanding any use of descriptive terms such as “exclusive” in Section 2.1 and elsewhere in this Agreement, the U.S. Government has certain rights with respect to such Cempra Patents, the inventions claimed thereby, and Cempra Know-How as set forth in 35 U.S. Code §§202-212 and applicable regulations of Title 37 of the CFR, including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced such inventions or Know-How for its own purposes. If there is a conflict between any such grant funding agreement or applicable law, rule, or regulation and this Agreement, the terms of such government agreement or applicable law, rule, or regulation shall prevail.

(b)        Notwithstanding anything to the contrary in this Agreement, the rights to Scripps Patents granted under this Agreement shall be subject to (i) the right of Scripps to practice under the Scripps Patents for its own educational, research and clinical purposes without restriction and without payment of royalties or other fees, including the right to (a) provide technology claimed in the Scripps Patents to governmental laboratories and to other non-profit institutions and (b) perform research for non-commercial purposes without restriction and without payment of royalties or other fees and (ii) Scripps’ right to provide materials which are within the scope of the claims of the Scripps Patents to governmental laboratories and to other institutions of higher learning and academic research for non-commercial purposes without payment of royalties or other fees, each as provided in the Scripps License.

2.3      License of Cempra’s Trademark.

(a)        Option.    In selecting any potential Cempra Product Mark for use with Licensed Product in the Field outside the Territory, Cempra shall provide Toyama a reasonable opportunity to comment on such Cempra Product Mark’s (or its Japanese’ equivalent’s) availability or advisability for Licensed Product in the Field in the Territory. Upon Cempra First Commercial Sale using a particular Cempra Product Mark, Cempra shall provide written notice thereof to Toyama, which notice shall include Cempra’s reasonable guidelines for the use and display of such Cempra Product Mark (such Cempra Product Mark’s “Trademark Use Guidelines”).   Toyama shall have the option, for a period of [*] Calendar Days following such notice from Cempra with respect to such Cempra Product Mark, to be granted the license set forth in Section 2.3(b) below with respect to such Cempra Product Mark, subject to the terms and conditions of this Section 2.3 and this Agreement. Notwithstanding anything to the contrary, as between the Parties, Cempra Product Marks for the Licensed Product in the Territory shall be owned by Cempra and, if a Cempra Product Mark used for the sale of Licensed Product in the Field outside the Territory is available for trademark registration in the Territory with respect to Licensed Product in the Field, Cempra shall use Commercially

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Reasonable Efforts to register (or cause to be registered) such Cempra Product Mark for the Licensed Product in the Field with the applicable trademark authority in the Territory, at Cempra’s expense. The Parties agree that, notwithstanding anything to the contrary, if Toyama (i) does not exercise its option to be granted rights to a particular Cempra Product Mark within [*] Calendar Day Period set forth above, (ii) Toyama exercises such option with respect to a particular Cempra Product Mark but does not satisfy the conditions set forth in Section 2.3(b) for the grant of a license to Toyama with respect thereto, or (iii) Toyama obtains a license with respect to a particular Cempra Product Mark pursuant to this Section 2.3(a) and Section 2.3(b) but such license is later terminated pursuant to Section 2.3(e), Cempra shall have no obligations with respect to such Cempra Product Mark in the Territory. Toyama may identify its own trade name and/or trademark for use with the Licensed Product in the Territory at Toyama’s own expense and subject in all respects to all Applicable Laws and Regulatory Approvals.

(b)        License.  If and when Toyama provides written notice to Cempra, within the above-referenced [*] Calendar Day period, with respect to a particular Cempra Product Mark in which Toyama (i) elects to be granted a license in the Territory and in the Field with respect to such Cempra Product Mark and (ii) Toyama agrees in writing to comply with the applicable Trademark Use Guidelines with respect to such Cempra Product Mark, be subject to all of the terms of this Section 2.3 with respect to such Cempra Product Mark, and be fully responsible and liable for Sublicensees’ compliance with such Trademark Use Guidelines and the terms of this Section 2.3 with respect to such Cempra Product Mark (such a notice, a “Trademark Use Notice”), Cempra hereby grants to Toyama a fully-paid license (with the right to sublicense in accordance with Section 2.4), effective upon Cempra’s receipt of the applicable Trademark Use Notice to use such Cempra Product Mark solely in connection with the Commercialization of such Licensed Product in the Field in the Territory. Toyama and Sublicensees may only use a Cempra Product Mark on a particular Licensed Product in the Field in the Territory subject in all respects to all Applicable Laws and Regulatory Approvals in the Territory. Any licenses granted under this Section 2.3(b) shall not include rights to any derivatives of any Cempra Product Marks.

(c)        Use of Trademarks.  With respect to each Cempra Product Mark for which Toyama provides a Trademark Use Notice in accordance with Section 2.3(b), Toyama shall comply with all Applicable Laws pertaining to the proper use and designation of such Cempra Product Mark and, additionally, Toyama shall:

(i)      ensure that such Cempra Product Mark is accompanied by words accurately describing the nature of the goods or services to which it relates and that such Cempra Product Mark is displayed as set forth in the applicable Trademark Use Guidelines;

(ii)      To the extent reasonably practicable after receipt of a written request from Cempra, comply with any additional reasonable requirements of Cempra, not included in the Trademark Use Guidelines, as to the form, manner, scale and context of use of such Cempra Product Mark, the use of the statements to accompany it, as well as the appearance of such Cempra Product Mark on containers, packaging and related marketing and promotional materials to be used in the Territory for Licensed Product;

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iii)     display the proper form of trademark and service mark notice associated with each Cempra Product Mark in accordance with instructions received in writing from Cempra;

(iv)     include, on any item which bears such Cempra Product Mark, a statement identifying Cempra as the owner of such Cempra Product Mark and stating that Toyama or Sublicensee is an authorized user of such Cempra Product Mark;

(v)      not conduct, without the written consent of Cempra, the whole or any part of its business (or in the case of any Sublicensee, such Sublicensee’s business) under a business name or trading style which incorporates any of the Cempra Product Marks;

(vi)     neither use nor display such Cempra Product Mark in such relation to any other mark or marks owned by any Third Party, Toyama, or any Sublicensee thereof as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship; and

(vii)    ensure such Cempra Product Marks are only used with Licensed Products that are made, used, and sold in the Territory in the Field in compliance with Applicable Laws, Regulatory Approvals applicable to the relevant Licensed Product, this Agreement, and Toyama’s and Sublicensees’ quality standards with respect to their pharmaceutical products generally.

(d)       Additional Trademark Terms.     Toyama shall not take any action inconsistent with Cempra’s ownership of any Cempra Product Mark. Any right accruing to Toyama (including goodwill), excluding any rights associated with Third Party sale or purchase agreements for the Licensed Products, as a result of the use of the Cempra Product Mark in the sale, advertising and promotion of the Licensed Product, shall be for the sole benefits of and automatically vest in Cempra. Toyama shall not form any combination trademarks or trade names with any Cempra Product Mark. If Toyama exercises the option to license any Cempra Product Mark(s), Toyama shall grant Cempra reasonable access to Toyama’s facilities, records, packaging, and promotional materials for the purpose of inspecting Toyama’s use of such Cempra Product Mark(s). Notwithstanding anything to the contrary, Toyama shall not, and shall ensure that Sublicensees do not, use any Cempra Product Mark, any other trademark used by Cempra, or any Affiliate or licensee thereof with respect to any Licensed Product or the use, sale, marketing or promotion thereof, or any trademark that is a derivative of, or confusingly similar to any of the foregoing, except to the extent rights to a Cempra Product Mark are granted to Toyama under this Section 2.3.

(e)       Termination of Trademark License. Cempra shall be entitled to terminate Toyama’s rights to any Cempra Product Mark hereunder, in their entirety or with respect to one or more Licensed Product(s), on written notice to Toyama if neither Toyama nor any Sublicensee has used the Cempra Product Marks with respect to the relevant Licensed Product for any consecutive period of [*] months or more after the First Commercial Sale. Notwithstanding with foregoing, after the expiration of this Agreement, any license granted under this Section 2.3 shall survive, subject to the terms provided in this Section 2.3, and Cempra shall be entitled to terminate such license for any material breach of such terms by Toyama or any Sublicensee thereof that is not cured within sixty (60) Calendar Days of any notice thereof by Cempra.

2.4      Toyama Sublicensing.  Toyama shall have the right to sublicense its rights under Sections 2.1 and, if applicable, 2.3 to one or more Third Parties or Affiliates of Toyama. Toyama shall provide Cempra a true, accurate, and complete copy of each such sublicense (and each amendment thereto, if any) promptly following its execution. Each sublicense shall (i) be subject to, and consistent with, the applicable terms and conditions of this Agreement, (ii) not conflict with the terms of this Agreement, and (iii) contain terms and conditions reasonably sufficient to enable Toyama to comply with the terms of this Agreement. However, Toyama shall remain responsible for the performance of and compliance with the terms of this Agreement by all Sublicensees.

2.5      Cempra Rights in Toyama Technology.  During the Term and after expiration or termination of this Agreement, Toyama hereby grants to Cempra and its Affiliates, a royalty-free, fully-paid, perpetual, irrevocable, transferable, exclusive license, with the right to sublicense, under the Toyama Technology (and including a right of reference to all Regulatory Filings and Governmental Approvals in the Territory and, in the event the Back-Up Supply Rights are exercised by Toyama, including a right of reference to all Regulatory Filings and Regulatory Approvals in the Manufacturing Territory) to make, have made, use, have used, sell, offer for sale, import, and export (i) Licensed Products outside the Territory, (ii) Licensed Products outside the Field in the Territory, or (iii) Compound, Permitted Derivative, or any product, other than Licensed Product, incorporating one or more of the foregoing as its API(s), but not incorporating any API other than the Compound or any Permitted Derivative(s), inside or outside the Territory for any and all uses or applications, provided that Cempra shall, and shall ensure that any transferee or sublicensee of Cempra’s rights to Toyama Technology shall, transfer or sublicense the above rights to Toyama Technology only in conjunction with a license or transfer of Know-How, Patents, regulatory assets or rights, manufacturing assets or rights, trademarks, tradenames, trade dress, or other intellectual property rights or intellectual property assets (other than Toyama Technology) related to Licensed Product, Compound, Permitted Derivative, or any product, other than Licensed Product, incorporating one or more of the foregoing as its API(s), but not incorporating any API other than the Compound or any Permitted Derivative(s). As used in this Section 2.5, rights to Toyama Technology can only be practiced with respect to the manufacture, use, sale offer for sale, import or export of Licensed Products, Compound, Permitted Derivative, or any product, other than Licensed Product, incorporating one or more of the foregoing as its API(s), but not incorporating any API other than the Compound or any Permitted Derivative(s).

2.6      No Implied Licenses.  Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future Patents, Know-How, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.	FINANCIAL TERMS.

3.1      Upfront Payment.     Upon the Effective Date, Toyama shall pay Cempra US$10,000,000 (ten million US Dollars), which shall be non-refundable and non-creditable, within twenty (20) Business Days after the Effective Date.

3.2      Milestone Payments.

(a)         Toyama shall pay Cempra the following amounts, which shall be non-refundable and non-creditable, within the sooner of (i) twenty (20) Business Days of Toyama’s written notice to Cempra of initial achievement of the indicated milestone or (ii) forty (40) Business Days of the initial achievement of the indicated milestone:

MILESTONE		PAYMENT DUE
A.	The earliest of (i) [*], (ii) [*], or (iii) [*].	US$[*]
B.

Upon (i) Grant of [*] Patent and (ii) the Development, manufacture, or Commercialization of a Licensed Product in the Territory that (a) is Covered by [*] Patent or (b) contains or was manufactured using (x) API Covered by [*] Patent or (y) any [*] of such an API.

US$[*]
C.	The earliest of (i) [*], (ii) [*], (iii) [*], (iv) [*], or (v) [*].	US$[*]
D.	If either one of the following occurs: [*].	US$[*]
E.	Net Sales of Licensed Product(s) in the Territory in a Calendar Year exceed [*] Japanese Yen	US$[*]

Toyama shall provide Cempra written notice of the initial achievement of each milestone described above within twenty (20) Business Days of such achievement.

(b)         For purposes of clarification, but not limitation, with respect to milestone B above, if clause (i) thereof is achieved, [*].

(c)       If clause (X) of milestone D above has not been achieved, but [*].

(d)         All milestone payments in the table set forth in Section 3.2(a) shall each only be paid once under this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.3    Royalty Payments. Toyama shall pay to Cempra an amount equal to:

a.	[*] percent ([*]%) of all Net Sales in a particular Calendar Year less than or equal to [*] Japanese Yen;

b.	[*] percent ([*]%) of all Net Sales in a particular Calendar Year in excess of [*] Japanese Yen and less than or equal to [*] Japanese Yen;

c.	[*] percent ([*]%) of all Net Sales in a particular Calendar Year in excess of [*] Japanese Yen and less than or equal to [*] Japanese Yen; and

d.	[*] percent ([*]%) of all Net Sales in a particular Calendar Year in excess of [*] Japanese Yen.

For example, if Net Sales in a particular Calendar Year equal [*] Japanese Yen, the total royalties payable under this Section 3.3 with respect thereto shall, without taking into account any possible adjustment(s) under Section 3.4, equal [*] Japanese Yen (calculated as follows: ([*]% x [*]) + ([*]% x [*]) = [*] + [*] = [*]), subject to the effects of Section 3.10.

3.4      Royalty Adjustments.

(a)         If [*], the royalty rate applicable to Net Sales of such Licensed Product during such Calendar Year under clauses a. and b. of Section 3.3 shall be reduced by [*] percent ([*]%) (e.g. to [*] percent ([*]%) and [*] percent ([*]%), respectively, if there are no additional adjustments under Section 3.4(b)) for Net Sales of such Licensed Product in the Territory. If [*], the royalty rate applicable to Net Sales of such Licensed Product during such Calendar Year under clauses a. and b. of Section 3.3 shall be adjusted pursuant to the following formulas:

[*] = X

Clause a. of Section 3.3: Adjusted royalty percent = [*]% + ([*]% x (([*] – X)/ [*]))

Clause b. of Section 3.3: Adjusted royalty percent = [*]% + ([*]% x (([*] – X)/ [*]))

Notwithstanding the foregoing, if a royalty adjustment under Section 3.4(b) applies to the sale of any Licensed Product for which a royalty adjustment under this Section 3.4(a) also applies, the applicable formulas under this Section 3.4(a) shall, as required by Section 3.4(c), instead read as follows:

[*] = X

Clause a. of Section 3.3: Adjusted royalty percent = greater of [*]% + ([*]% x (([*] – X)/ [*])) or [*] percent ([*]%)

Clause b. of Section 3.3: Adjusted royalty percent = greater of [*]% + ([*]% x (([*] – X)/ [*])) or [*] percent ([*]%)

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

As an example of a royalty adjustment under this Section 3.4(a), in the case [*], the adjusted royalty percents under clauses a. and b. of Section 3.3 for such Calendar Year, without taking into account any potential adjustments under Section 3.4(b), shall be [*]% and [*]% respectively.

Notwithstanding anything to the contrary, for any Licensed Product sold in a particular Calendar Year for which [*], the royalty rates applicable thereto shall be those set forth in clauses a. and b. of Section 3.3, without any adjustment being applied under this Section 3.4(a) (i.e. the royalty rates applicable under clauses a. and b. of Section 3.3 shall be [*]% and [*]%, respectively).

(b)         For each Licensed Product, the royalty rate applicable to Net Sales of such Licensed Product shall be reduced to [*] percent ([*]%) of the royalty rate in Section 3.3 for all sales or transfers of such Licensed Product occurring on or after the last day of the first Calendar Quarter during which [*] (e.g., in the case of such an adjustment to royalties due under clause a. of Section 3.3, without taking into account any potential adjustment under Section 3.4(a), the applicable royalty rate thereunder shall be reduced to [*] percent ([*]%) of Net Sales), provided that, if the conditions described in clauses (i) and (ii) of [*] do not apply to any subsequent Calendar Quarter, the reduction described herein shall not apply to royalties due under Section 3.3 on any Net Sales of Licensed Products sold or transferred during such Calendar Quarter.

(c)         In the event that the circumstances triggering the adjustments described in both Sections 3.4(a) and 3.4(b) apply to the sale of a particular Licensed Product, the adjustments in both Sections 3.4(a) and 3.4(b) shall apply in combination (including the manner contemplated by the alternative formulas provided in Section 3.4(a) above) down to a minimum royalty rate, under any possible combination of royalty adjustments under this Agreement, of [*] percent ([*]%). As an example of an adjustment under Sections 3.4(a) and 3.4(b) not involving the application of such [*] percent ([*]%) minimum royalty, if (I) [*] (and the adjustment set forth in subsection (b) above applies to all four Calendar Quarters of a particular Calendar Year), (II) [*], and (III) [*], the royalty rate applicable to sales of such Licensed Product in such Calendar Year under clause a. of Section 3.3 shall equal [*] percent ([*]%) (calculated as follows: [*]% + ([*]% x (([*]-[*])/[*])) = [*]% + ([*]% x [*]) = [*]% + [*]%).

For purposes of clarification with respect to the [*] percent ([*]%) minimum royalty referenced above, the Parties agree that the royalty rate applicable to Net Sales of Licensed Products in the Territory under this Agreement shall not in any event be less than [*] percent ([*]%), regardless of the number or types of adjustments that may be applied thereto under this Section 3.4 or otherwise.

3.5     Payment Increase in the Event of a Challenge.

(a)        Challenge By Toyama or any Sublicensee.  In the event Toyama or a Sublicensee directly or indirectly institutes, makes or maintains any Challenge, then in addition to all other amounts due under this Agreement, Toyama shall pay to Cempra, in addition to any other amounts due under this Agreement, [*]. Such payments shall be made on a Calendar Quarter-by-Calendar Quarter basis consistent with the requirements of Section 3.6.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)        No Right to Recoup.  In the event Toyama or a Sublicensee directly or indirectly institutes, makes or maintains any Challenge, Toyama shall have no right to recoup, recover, set-off or otherwise get reimbursement of any royalties, milestone payments, or other monies that are, in each case, paid hereunder to Cempra prior to or during the period of such Challenge, and Toyama hereby voluntarily and irrevocably waives any right to seek return of such royalties, milestone payments, or other monies paid by Toyama to Cempra in the event Toyama or a Sublicensee directly or indirectly institutes, makes or maintains any Challenge, provided that the foregoing shall not be construed to limit Toyama’s right to claim a refund or reimbursement of any overpayment to Cempra under this Agreement resulting solely from good faith accounting, reporting, or other errors that occurred through no fault of Cempra.

(c)        Pre-Challenge Requirements.    Except to the extent any defenses, counterclaims, countersuits, or responses brought by Toyama or a Sublicensee solely in response to a legal proceeding filed by [*] with respect to any [*] must, as a result of any legally-imposed time limitation, be brought or filed within a period less than [*] Calendar Days following the filing of such a proceeding by [*], in which case all [*] Calendar Days time periods referenced below shall instead be equal to [*] Calendar Days fewer than the number of Calendar Days within which Toyama or a Sublicensee is required to respond to such proceeding (i.e., if a response to a proceeding filed by Scripps is required within [*] Calendar Days thereof, all [*] Calendar Days periods set forth below shall instead be [*] Calendar Days), Toyama will provide written notice to Cempra [*] at least [*] Calendar Days prior to Toyama or, to the extent known to Toyama, a Sublicensee instituting or making any Challenges, and Toyama agrees that (i) neither Toyama nor any Sublicensee will institute such Challenge for at least [*] Calendar Days after the date of such notice, and (ii) it will use commercially reasonable efforts to ensure that Sublicensees do not institute a Challenge for at least [*] Calendar Days after the date of such notice. Toyama will include with such written notice a list of all prior art and a description of the other facts and arguments that support its contention that any of the [*] are invalid or unenforceable, provided that such obligation shall apply with respect to any Challenge initiated by or on behalf of any Sublicensee only to the extent such information is in the possession of Toyama or can be reasonably obtained by Toyama from such challenging Sublicensee. During such [*] Calendar Days period, the Parties will discuss the same with Scripps and attempt in good faith to mutually resolve such issues.

(d)        Reasonable Provisions.    The Parties agree that neither of them is entering into this Agreement with the anticipation that Challenges will be instituted or made by Toyama or any Sublicensees against [*], and consequently the financial terms and conditions of this Agreement reflect that understanding. Toyama and Cempra further agree that if the Parties did expect that such Challenges would be made against [*] or [*], the financial terms and conditions of this Agreement would be significantly higher. Accordingly, the Parties agree that the provisions herein for payment under Section 3.5(a) and the other provisions of this Section 3.5 are reasonable and reflect a mutual adjustment of certain financial provisions of this Agreement to accommodate those situations in which a Challenge is made against [*] or [*] in lieu of increasing the royalty rates and other financial terms and conditions of this Agreement as of the Effective Date.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.6      Payments and Payment Reports.  Except as provided in Section 3.2, all royalties and payments due under this Section 3 shall be paid within [*] Calendar Days of the end of each Calendar Quarter. Each payment shall be accompanied by a statement stating (as applicable) the number (in units), description, and aggregate gross sales and Net Sales of each Licensed Product sold or transferred during the relevant Calendar Quarter by Toyama, Sublicensees, and Toyama Sole Distributors detailing the calculation of royalties and milestones due for such Calendar Quarter (including detailed descriptions and amounts of the amounts deducted from gross sales to calculate Net Sales), including the amount and description of any Unwound Sales Deductions to be included in Net Sales for such Calendar Quarter. Each such statement shall be certified by an officer of Toyama.

3.7      Payment Method.  All payments due under this Agreement to Cempra shall be made by bank wire transfer in immediately available funds to an account designated by Cempra in writing. All payments hereunder shall be made in the legal currency of the U.S.

3.8      Taxes.  In the event any tax is paid or required to be withheld by Toyama for the benefit of Cempra on account of any royalties or other payments payable to Cempra under this Agreement, the corresponding amounts payable to Cempra shall be reduced by the amount of taxes deducted and withheld, and Toyama shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit from Toyama to Cempra an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Cempra to claim such payment of taxes. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Cempra. Toyama will provide Cempra with, at Cempra’s expense, reasonable assistance to enable Cempra to recover such taxes or amounts otherwise withheld as permitted by Applicable Law. In addition, Toyama acknowledges the receipt from Cempra of: (a) two originally-executed copies of the Application Form for Income Tax Convention (FORM3) and (b) one originally-executed copy of the Attachment Form for Limitations on Benefit Articles (FORM17). To the extent not provided to Toyama on or prior to the Effective Date, Cempra shall provide to Toyama, as soon as reasonably possible following the Effective Date, one original of the United States Residency Certification for Cempra issued by the IRS.

3.9      Sublicenses; Toyama Sole Distributors.  For avoidance of doubt, the Parties agree that in the event that Toyama grants licenses or sublicenses to Affiliates of Toyama or Third Parties the right to sell Licensed Products in the Territory, or in the event Toyama sells Licensed Products to any Toyama Sole Distributors, Toyama shall include in such licenses or sublicenses, or require as a contractual condition of any sale(s) of Licensed Product to any Toyama Sole Distributor(s), an obligation for such Sublicensee(s) and Toyama Sole Distributor(s) to account for and report their sales of Licensed Products on a basis substantially similar to that provided in this Agreement in order to enable Toyama to pay Cempra the royalties and other amounts due under this Agreement and satisfy Toyama’s reporting obligations hereunder.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.10    Foreign Exchange.  Net Sales occurring in Japanese Yen during a particular Calendar Quarter will be converted into the U.S. dollar equivalent using the averaged conversion rate existing in the U.S. (as reported in The Wall Street Journal) during such Calendar Quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the U.S. as the Parties reasonably agree.

3.11    Interest.  If one Party fails to make any payment in full when due to the other Party under this Agreement, then interest shall accrue on the balance due at a per annum rate of [*] percent ([*]%) per month (or, if lower, the maximum rate allowable by law) starting with the original due dates for the payments of such amounts. The obligation to pay interest on such late payments set forth in this Agreement shall not be construed to limit or restrict Cempra’s or Toyama’s right to any other rights or remedies which may be available to it, including any applicable right to terminate this Agreement in accordance with the terms and conditions of this Agreement.

3.12    Records; Audits.  Toyama shall keep, and cause and require to be kept by Sublicensees and Toyama Sole Distributors, such records as are reasonably required to determine (i) in a manner consistent with IFRS or applicable financial standard in the Territory, the payments and amounts due under this Agreement and (ii) whether or not Toyama, Sublicensees, and Toyama Sole Distributors are complying with the terms of this Agreement to, with respect to this clause (ii) only, the extent constituting a sublicense granted by Cempra under the Scripps License; such records must be kept for a minimum of [*] years following the end of the Calendar Year to which such records pertain. At the request of Cempra, Toyama shall (and Toyama shall cause Sublicensees and Toyama Sole Distributors to) permit an independent certified public accounting firm engaged on behalf of Cempra (which firm may also represent Scripps with respect to any audit requested by or conducted on behalf of Scripps), at reasonable times not more than once a Calendar Year (unless Scripps requests an audit of Toyama and/or any Sublicensees or Toyama Sole Distributors during a particular Calendar Year in which Cempra has previously requested an audit of Toyama and/or any Sublicensees or Toyama Sole Distributors, in which case, one such request initiated by Scripps shall be honored hereunder during such Calendar Year, in addition to any preceding audit request made by Cempra independently of any audit request made by Scripps) and upon prior written notice, to audit, examine, and/or copy those records as may be relevant to determine, with respect to any Calendar Year ending not more than [*] years prior to the applicable request, (x) the correctness or completeness of any royalty report or payment made under this Agreement or, with respect to any audit, examination, or inspection requested by or on behalf of Scripps, (y) whether or not Toyama, Sublicensees, and Toyama Sole Distributors are in compliance with this Agreement to the extent constituting a sublicense granted by Cempra under the Scripps License. With respect to any audit, examination, or inspection requested by or on behalf of Scripps, Cempra shall, if and as requested by Toyama, and without limitation of Scripps’ rights under their agreements with Cempra and their corresponding rights hereunder, (I) use Commercially Reasonable Efforts to schedule such audit and accompany the applicable certified public accounting firm on any such audit, examination, or inspection occurring on Toyama’s premises and (II) ensure that Scripps maintains any information they obtain from Toyama in the course of any audit hereunder as confidential under the applicable terms of the Scripps License. The independent certified public accounting firm shall not be paid on a contingency basis depending upon the results of

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

such audit and shall only report on (a) the existence of any over or under payment and the amount, if any, of such over or under payment and, to the extent engaged with respect to an audit, examination, or inspection requested by or on behalf of Scripps, to determine whether or not Toyama, Sublicensees, and Toyama Sole Distributors are complying with the terms of this Agreement to the extent constituting a sublicense granted by Cempra under the Scripps License, as permitted above, (b) such compliance or the nature and extent of any failure by Toyama, Sublicensees, or Toyama Sole Distributors to comply with such terms hereof. Cempra shall promptly provide a copy of the results of any such audit or examination to Toyama. Cempra shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding [*] of the amount actually due hereunder with respect to any particular four (4) consecutive Calendar Quarters. Toyama shall, within twenty (20) Business Days of Toyama’s receipt of the results of such audit or examination pay to Cempra the amount of any underpayment revealed thereby. Any actual overpayment of royalties or any other amount made to Cempra by Toyama hereunder revealed by an examination and review shall be credited against future payments due Cempra under this Agreement or promptly refunded to Toyama, at Toyama’s request.

3.13    [*] Procedure.    Toyama shall use Commercially Reasonable Efforts, in compliance with Applicable Law, to have the highest Pricing Approval sought for Licensed Products in the Territory, with such efforts to include (but not be limited to) seeking higher Pricing Approval for Licensed Products through the [*] Procedure.

4.	DEVELOPMENT

4.1     General.  Toyama shall use Commercially Reasonable Efforts to Develop and seek, obtain, and maintain Regulatory Approval of Licensed Products in the Field in the Territory. Within thirty (30) Calendar Days of the Effective Date, Cempra shall transfer to Toyama, at no additional cost, all material Cempra Know-How in Cempra’s possession for the Development of Licensed Product in the Territory. Upon Toyama’s reasonable request, Cempra shall, within a reasonable period, provide Toyama with any Cempra Know-How material to Development of the Licensed Product in the Territory coming under Cempra’s Control following the Effective Date. Toyama and Sublicensees shall only perform or conduct Development of Licensed Products in the Territory in accordance with specific advice and recommendations from the Joint Development Committee (the “JDC”), and shall provide the JDC a reasonable opportunity to review and comment on any proposed Development in advance of the initiation thereof, and Toyama shall use Commercially Reasonable Efforts not to, and to ensure that Sublicensees do not, take or permit any actions that adversely affect, or would reasonably be anticipated to adversely effect, the Development, manufacture, ability to seek, obtain, or maintain Governmental Approval, or Commercialization of any Licensed Product in the U.S. or any other country. Toyama shall use Commercially Reasonable Efforts to promptly report in detail the results of its Development activities, including the results of any human clinical trials, to Cempra in writing and shall, upon Cempra’s written request, use Commercially Reasonable Efforts to promptly provide to Cempra copies of and complete access to Toyama Know-How, the use of which by or on behalf of Cempra, its Affiliates, or licensees or sublicensees of either of the foregoing shall be subject to Sections 2.5 and, if applicable, 12.9, and documentation related to such Toyama Know-How or the Development activities related to such Toyama Know-How, the use of which by or on behalf of Cempra, its Affiliates, or licensees or sublicensees of either of the foregoing shall be subject to Sections 2.5 and, if applicable, 12.9.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.2      Liaison.  Each Party will designate an individual to serve as the liaison between the Parties to undertake and coordinate any day-to-day communications as may be required between the Parties relating to their respective activities under this Agreement or the Development or Commercialization of Licensed Product. Each Party may change such liaison from time to time upon written notice thereof to the other Party.

4.3      Joint Development Committee.

(a)        Joint Development Committee.  Promptly after the Effective Date, the Parties shall establish a Joint Development Committee (the “JDC”) as described in this Section 4.3. The JDC shall exist during the Term. The JDC shall (i) monitor and comment on the Parties’ progress with respect to the Development of Licensed Products in the Field (including the Development of Licensed Products in the Field in the Cempra Territory), (ii) advise the Parties with respect thereto, (iii) review and comment on any human, animal, or, to the extent material, in vitro Development of Licensed Product in the Field undertaken by or on behalf of Toyama, Sublicensees, or Cempra, (iv) monitor the allocation of Development work between the Parties with respect to Licensed Product in the Field in the Territory, recommending changes as necessary, and (v) have such other responsibilities as may be referenced in this Agreement, provided that, notwithstanding anything to the contrary, the JDC shall not have any decision-making authority of any kind with respect to any Development of Licensed Products, Compound, or Permitted Derivative (i) outside the Field or (ii) inside the Field outside the Territory, but shall merely serve as a forum for information-sharing and discussion with respect to such Development. The Parties shall report to the JDC on all significant research, development, clinical, regulatory, and manufacturing issues relating to Licensed Products or the Development thereof to the extent, in either case, directly concerning the Field and Territory, and the JDC shall make recommendations and provide non-binding guidance with respect to such issues. Each Party shall (i) provide, within thirty (30) Calendar Days of the end of each Calendar Quarter, a written progress report detailing the Development performed by (or on behalf of) such Party with respect to Licensed Products in the Field during such Calendar Quarter and, subject to, in the case of Cempra, any confidentiality or similar obligations Cempra or any Affiliate thereof may have to any Third Party(ies), (ii) otherwise keep the JDC reasonably informed in reasonable detail of its progress and activities related to the Development of Licensed Products in the Field.

(b)        Membership.  The JDC will be comprised of up to [*] members in total and an equal number of representatives from each Party. Each Party shall provide the other with a list of its initial members of the JDC promptly after the Effective Date. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party. Any member of the JDC may designate a substitute to attend and perform the functions of that member at any meeting of the JDC. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JDC.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)        Meetings.    The JDC shall meet at least [*] times per Calendar Year, or more or less frequently as the Parties may agree in writing, on such dates, and at such places and times, as provided herein or as the Parties shall agree in writing, provided that (i) the first meeting shall be held within [*] Calendar Days of the Effective Date, (ii) a meeting shall be held as soon as reasonable possible following the completion, termination, or suspension of any human clinical trial of Licensed Product conducted by or on behalf of Toyama or any Sublicensee in the Territory. Meetings of the JDC shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate, provided that the Parties hold at least one face-to-face meeting each Calendar Year. Each Party shall bear all costs and expenses relating to its members’ attendance at meetings of the JDC. Cempra will designate one of its representatives as the chairperson of the JDC. The chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within thirty (30) Calendar Days thereafter, revising such minutes to reflect timely comments thereon, and overseeing the ratification of such revised minutes. Either Party may invite subject matter experts or other relevant personnel to attend any meeting of the JDC.

(d)        Decision-Making.    The JDC shall use reasonable efforts to operate and make decisions by consensus, provided any decision by the JDC shall require its unanimous vote, with each Party’s representatives collectively having one vote; if the JDC is unable to reach unanimity with respect to a particular matter within thirty (30) Calendar Days of such matter being submitted thereto (the “Initial Resolution Period”), Toyama shall have the right to make the final decision for such matter with respect to (x) all matters concerning the non-clinical Development of Licensed Products in the Field in the Territory, (y) any matter concerning the dosing regimen for any human clinical trial of any Licensed Product to be conducted in the Field in the Territory, including any such trial conducted by Toyama or any Sublicensee, and (z) any other matters directly and solely concerning Toyama’s and Sublicensees’ conduct of human clinical trials of Licensed Product in the Field in the Territory. Any final decision of the JDC made by a particular Party as described above, for any matter on which the JDC has been explicitly granted decision-making authority under this Agreement, shall be binding on both Parties for purposes of this Agreement.

4.4      Specific Development Obligations.

(a)        Cempra.  Cempra shall use Commercially Reasonable Efforts to perform (or have performed) Phase 3 Trials to the extent required to obtain Regulatory Approval in the U.S., the plans for which, as they exist as of the Effective Date, are attached hereto as Exhibit C (the “Initial Development Schedule”), provided that Cempra shall be entitled in its sole discretion to (i) suspend or terminate the conduct of any such Phase 3 Trial to the extent necessary, as determined by Cempra in its sole discretion, to protect subject or patient health or safety or to comply with any Applicable Law or directive of any Governmental Authority or (ii) modify the Initial Development Schedule and/or conduct additional clinical trials of Licensed Product as Cempra may determine in its sole

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

discretion, provided Cempra shall use Commercially Reasonable Efforts to provide the JDC a reasonable opportunity to review and comment on any material such changes. Cempra shall use Commercially Reasonable Efforts:

(i)       to obtain [*] by [*]; and

(ii)      to obtain Regulatory Approval (and, to the extent required in any applicable country outside the U.S., Pricing Approval) of, and following such Regulatory Approval (and, to the extent required in the applicable country outside the U.S., Pricing Approval), sell a Licensed Product in the Field in the U.S. and at least one other country [*].

The Parties agree that the efforts of any Affiliate, licensee, or sublicensee of Cempra (or any Affiliate thereof) to achieve the foregoing shall constitute the efforts of Cempra for purposes of this Section 4.4(a).

(b)        Toyama.    Toyama shall use Commercially Reasonable Efforts to Develop Licensed Products in the Field in the Territory. Toyama shall use Commercially Reasonable Efforts to:

(i)       Commence a Phase 1 Trial in the Field in Japanese subjects in the Territory within [*] months of the Effective Date,

(ii)      Commence a Phase 3 Trial in the Field in Japanese subjects in the Territory within [*] of the Effective Date, and

(iii)     obtain Regulatory Approval in the Field in the Territory no later than the earlier of (x) the date [*] months of first Commencing a Phase 3 Trial in the Field in Japanese subjects in the Territory or (y) the [*] anniversary of the Effective Date.

For avoidance of doubt, [*]. If the Parties are unable to agree on whether or not [*], within [*] Calendar Days of [*].

(c)        Amendment.     If any Regulatory Authority requires unexpected modification to either Party’s plans for the Development of Licensed Products, Parties shall discuss in good faith the possible need to amend each Party’s specific development efforts in this Section 4.4. The Parties shall arrange an appropriate meeting within thirty (30) Calendar Days after either Party provides written notice to the other Party requesting such a meeting.

4.5      Subcontracting.  Each Party may perform any activities in support of its Development of Licensed Products through its Affiliates, licensees or sublicensees with respect to Licensed Product, or any Third Party contractor or contract service organization, provided that (a) any such party (including, with respect to Toyama, Toyama Sole Distributors) to whom such Party discloses Confidential Information of the other Party shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

obligations in this Agreement and provisions with respect to intellectual property that are substantially consistent with, and as protective of the other Party’s rights, as those of this Agreement and (b) each Party shall at all times be responsible and liable for the performance of such party in accordance with the terms of this Agreement.

4.6      Development Support for Pediatric Formulation of Licensed Product. Cempra shall provide Toyama prompt written notice if Cempra obtains written notice from the U.S. Government indicating that the U.S. Government will provide financial support for the development of Licensed Product for pediatric indications and, in such case, the Parties shall use Commercially Reasonable, good faith efforts to negotiate and enter into an amendment of this Agreement, or a separate agreement, concerning a collaboration between the Parties with respect to the development of such a pediatric formulation, which amendment or agreement would include provisions indicating that Toyama will use Commercially Reasonable Efforts to support such program by Cempra (including the provision or application of certain know-how with respect to pediatric formulations of anti-bacterial products), Cempra shall supply Toyama with appropriate amount of the Compound and/or Permitted Derivative at no charge for use in such pediatric formulation development and manufacturing of Clinical Supply therefor. Notwithstanding the foregoing, neither Party shall have specific performance or other obligations with respect to any such pediatric development program unless and until the Parties execute an amendment to this Agreement, or separate written agreement, between the Parties with respect thereto, except the obligation of Cempra to provide the written notice, and of both Parties, to use Commercially Reasonable, good faith efforts to negotiate such an amendment or agreement, as set forth in the first sentence of this Section 4.6.

5.	REGULATORY MATTERS; COMPLIANCE.

5.1      General. Toyama shall comply, and shall ensure that any Sublicensees or Toyama Sole Distributors comply, with all Applicable Laws and Governmental Approvals in the exercise of any rights granted under this Agreement and the manufacture, Development, use, Commercialization, import, and export of Licensed Products in the Field in the Territory. Cempra shall comply, and shall ensure that its Affiliates, any licensees and any sublicensees comply, with all Applicable Laws and Governmental Approvals, in the performance of any of Cempra’s obligations under this Agreement.

5.2      Adverse Event Reporting.

(a)         Toyama and Cempra, respectively, shall be responsible for complying with all Applicable Laws governing Adverse Events in the Field in (i) the Territory or (ii) Cempra Territory, respectively, which occur after the Effective Date. Each Party shall submit copies (with English translations) of reports of such Adverse Events to the other Party no later than simultaneously with submission to the applicable Regulatory Authorities, provided that, with respect to Adverse Events occurring with respect to Licensed Products for, or countries in which, Cempra has granted rights to a Third Party with respect thereto, Cempra shall provide such reports to Toyama promptly following Cempra’s receipt thereof. Toyama and Cempra, respectively, shall notify the other Party in a timely manner and in any event within no less than seven (7) Calendar Days of receiving any Serious Adverse Event reports from any human clinical trial of any

Licensed Product performed in the Field in (i) the Territory or (ii) Cempra Territory, respectively, notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of any Licensed Product in the Field.

(b)       Cempra (or an Affiliate or licensee thereof) shall be responsible for establishing and maintaining a global safety database with respect to Licensed Product, including in accordance with Applicable Laws in Cempra Territory, as shall be further detailed in the Safety Agreement.

(c)       If during a Licensed Product’s Development or Commercialization in the Field, such Licensed Product becomes subject to Adverse Effects or information of the type referred to in the last sentence of Section 5.2(a) is received, in each case which either Party, in good faith, reasonably believes would seriously impact the long-term viability of a Licensed Product in the Field, either Party may determine whether or not there exists such serious impact on the long-term viability of such Licensed Product in the Field and recommend to the JDC or Joint Commercialization Committee (the “JCC”), as applicable, what if anything, should be done to address the matter.

5.3      Safety Agreement.     Toyama and Cempra will, simultaneously with this Agreement, execute a safety data exchange and pharmacovigilance agreement in the form attached hereto as Exhibit A (the “Safety Agreement”). Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal and regulatory obligations with respect to Licensed Products, and shall coordinate the management of a global safety database, which will, as between the Parties, be the responsibility of Cempra. In addition, Cempra (or its Affiliate or licensee) shall grant reasonable access rights to a global safety database for Licensed Products in the Field to Toyama and/or Sublicensees to the extent necessary for Development and Commercialization of Licensed Products in the Field in the Territory.

5.4      Regulatory Filings and Correspondence.

(a)          Regulatory Filings.

(i)       Cempra shall, as between the Parties, have the right and responsibility for all regulatory affairs related to Licensed Products in Cempra Territory, or outside the Field, including the preparation and filing of applications for Regulatory Approval in Cempra Territory, or outside the Field, provided that this clause shall not be construed as (x) creating any affirmative obligation in excess of those otherwise explicitly set forth in this Agreement on the part of Cempra to engage in Development or Commercialization of Licensed Products or make any submissions or filings with any Governmental Authority or (y) limiting Cempra’s ability to permit any Affiliates or other Third Parties to engage in any such Development or Commercialization, to own any Regulatory Filings or Government Approvals, or to engage with any Governmental Authorities.

(ii)      Subject to the other provisions of this Agreement, Toyama shall have the right and responsibility for all regulatory affairs related to Licensed Products in the Field in the Territory, including the preparation and filing of applications for Regulatory Approval in the Field in the Territory.

(iii)     Toyama shall use Commercially Reasonable Efforts to prepare and file Marketing Applications in the Field in the Territory, provided that (i) Toyama shall use Commercially Reasonable Efforts to ensure that neither it nor any Sublicensee, by act or omission, in the course of exercising its rights hereunder or satisfying such obligations, creates any circumstance reasonably likely to materially adversely affect the Development or Commercialization of any Licensed Product in the Territory or Cempra Territory and, in the event Toyama (or any Sublicensee thereof) intends to file any Marketing Application for any Licensed Product in the Field in the Territory prior to receipt of Regulatory Approval for such Licensed Product in the Field in the United States, (ii) the form and content of any such Marketing Application (and any related correspondence) in the Territory shall, notwithstanding anything to the contrary herein, be subject to Cempra’s prior written recommendation, such recommendation not to be unreasonably withheld.

(iv)     Toyama shall provide the English translated executive summary (which shall in any event include any material data or information concerning product claims, labeling, proposals for addressing any material safety concerns, “black box warnings”, and items of similar concern) of any Regulatory Filings, including any proposed Marketing Applications, in the Territory to Cempra prior to their submission to any Governmental Authority and provide Cempra a reasonable opportunity to review and comment thereon prior to submission thereof. In the event Cempra raises any reasonable, material objection to any portion of any such submission to any Governmental Authority, including any proposed label or any formulation changes, such matters shall be subject to resolution by JDC. Toyama shall provide the English translated full copies of any Regulatory Filings, including any proposed Marketing Applications, in the Territory to Cempra within (i) a reasonable timeframe not to exceed ninety (90) Calendar Days following their finalization or submission thereof or (ii) such earlier timeframe as may be requested by Cempra for purposes of satisfying any purposes under Applicable Law or with respect to Regulatory Filings, including any Marketing Applications, or Governmental Approvals inside or outside the Territory. Further, upon written request of Cempra, Toyama shall promptly provide full Japanese copies of all Regulatory Filings, including any proposed Marketing Applications.

(v)      Toyama shall promptly provide Cempra with the English translated executive summary (which shall in any event include any material data or information concerning product claims, labeling, proposals for addressing any material safety concerns, “black box warnings”, and items of similar concern) of all Regulatory Filings made by or on behalf of Toyama or any Sublicensee, including any applications for Governmental Approval in the Territory, and all Governmental Approvals in the Territory. Toyama shall provide the English translated full, accurate, and complete copies of all Regulatory Filings made by or on behalf of Toyama or any Sublicensee, including any applications for Governmental Approval, and all Governmental Approvals in the Territory to Cempra within the earlier of (i) a reasonable timeframe not to exceed ninety (90) Calendar Days from the date of finalization, submission, or receipt thereof or (ii) such earlier timeframe as may be requested by Cempra for purposes of satisfying any purposes under Applicable Law or with respect to Regulatory Filings, including any Marketing Applications, or Governmental Approvals inside or outside the Territory. Further, upon written request of Cempra, Toyama shall promptly provide full Japanese copies of all Regulatory Filings, including any proposed Marketing Applications, and Governmental Approvals (or applications therefor). Cempra shall promptly provide Toyama with full, accurate, and complete copies of (i) all material Regulatory Filings other than applications for Regulatory Approval in the Field made by or on behalf of Cempra or any Affiliate thereof (but not by or on behalf of any licensee of either of the foregoing) and (ii) any applications for Regulatory Approval in the Field made by or on behalf of Cempra, any Affiliate thereof, or, to the extent available to Cempra after Cempra’s exercise of Commercially Reasonable Efforts to obtain such a copy, any licensee of either of the foregoing, and Cempra shall provide a copy of any resulting Governmental Approval in the Field owned by Cempra, any Affiliate thereof, or, to the extent available to Cempra after Cempra’s exercise of Commercially Reasonable Efforts to obtain such a copy, any licensee of either of the foregoing to Toyama.

(b)         Notification of Regulatory Correspondence.    Toyama shall promptly (and in any event, within three (3) Business Days of the date of receipt of notice) notify Cempra in writing of, and shall provide Cempra with copies of, any correspondence and other documentation received or prepared by Toyama in connection with any of the following events: (i) receipt of a material regulatory letter, warning letter, or similar item, from any Governmental Authority directed to the Development, manufacture, packaging, storage, or Commercialization of Licensed Product in the Territory or use or manufacture of Compound or Permitted Derivative pursuant to the exercise of Back-Up Supply Rights in the Manufacturing Territory, or any facility associated with manufacture of Licensed Product for use, distribution, or sale in the Territory; (ii) any recall, field correction, or market withdrawal (any of the foregoing, a “Recall”) of any Licensed Product in the Territory; and (iii) any comments from any Governmental Authority (or foreign equivalent thereof) relating to Licensed Product requiring a response or action by Toyama or any Sublicensee under Applicable Law. Toyama shall provide Cempra with reports at regularly scheduled meetings in respect to any correspondence and other documentation Toyama or any Sublicensee receives of the kind referred to in this paragraph. Toyama shall promptly notify Cempra in writing of any Regulatory Approvals Toyama (or any Sublicensees) receives. Notwithstanding foregoing, if Toyama receives a large document in Japanese with aforementioned purpose whose length exceeds the equivalent of twenty (20) standard letter-sized pages, Toyama will provide Cempra with English translated summary or abstracts for Cempra’s initial review within three (3) Business Days of receiving such document, and Toyama shall provide the complete English translated copy to Cempra within reasonable timeframe not to exceed thirty (30) Calendar Days or such shorter period that may be required to enable Cempra, any Affiliate thereof, or any licensee or sublicensee of any of the foregoing to comply with Applicable Law.

(c)         Regulatory Correspondence Requiring a Response.    In the event that Toyama receives any material regulatory letter or comments from any Governmental Authority relating to the Development, manufacture, or Commercialization of Licensed Product in or for the Territory or relating to the use or manufacture of Compound or Permitted Derivative pursuant to the exercise of Back-Up Supply Rights in the Manufacturing Territory, Cempra will, at Cempra’s expense, promptly provide Toyama with any data or information in Cempra’s possession and Control and required by Toyama in preparing any response in the Territory and reasonably cooperate with Toyama in preparing such response. To the extent reasonably practicable (subject to the time by which a response is mandated), Toyama shall provide Cempra with a copy of each such response for Cempra’s review and comment at least ten (10) Business Days prior to Toyama’s (or Sublicensee’s) submission of the response to any Regulatory Authority in the Territory or, with respect to Toyama’s or its Sublicensees’ use or manufacture of Compound or Permitted Derivative pursuant to the exercise of Back-Up Supply in the Manufacturing Territory, at least ten (10) Business Days prior to Toyama’s (or Sublicensee’s) submission of the response to any Regulatory Authority in the Manufacturing Territory. Toyama shall give good faith consideration to any Cempra comments to each such proposed Toyama response and may incorporate such comments to the extent Toyama deems necessary or appropriate. Toyama shall have the final decision with respect to any responses or actions required by such letter or comments in the Territory.

5.5      Product Recalls and Withdrawals.    In the event that either Party becomes aware that Licensed Product in the Field may not comply with Applicable Law (either by notification from a Regulatory Authority or otherwise) and/or that a Recall of Licensed Product in the Field is desirable, such Party shall promptly notify the other Party in writing. Further, Toyama shall inform Cempra in writing immediately of any defect or nonconformity found by Toyama, or of which Toyama is aware, with respect to any Supplied Compound or Clinical Supply which may be grounds to initiate a Recall of any Supplied Product, Licensed Product manufactured therefrom, or Clinical Supply. With respect to any circumstances in the Territory described in the preceding sentences of this Section 5.5, Toyama shall undertake an appropriate investigation and make a determination with respect to the disposition of any such matter, including determining whether Licensed Product in the Field shall be Recalled in the Territory. If a Recall in the Field in the Territory is required or reasonably necessary pursuant to the Regulatory Authorities or Applicable Law or Toyama determines that Licensed Product in the Field shall be Recalled in the Territory, Toyama shall develop and implement a Commercially Reasonable plan to conduct such Recall. Toyama shall bear all costs and expenses associated with conducting any Recall in the Field in the Territory (including any reasonable, documented direct costs and expenses incurred by Cempra with respect to any such Recall), except to the extent (a) such

Recall directly and solely results from (I) Toyama’s or any Sublicensee’s distribution of finished Licensed Products manufactured using Compound or Permitted Derivative, supplied by Cempra under the Supply Agreement, that (x) was not manufactured, stored, or released by or on behalf of Cempra in accordance with the Specifications (as defined in the Supply Agreement) under the Supply Agreement or (y) did not conform with the explicit quality standards or quality obligations imposed on Cempra in the Quality Agreement with respect to such Compound or Permitted Derivative or (II) failure to comply with Applicable Laws on the part of Cempra and (b) such Recall does not result from any negligence, intentional misconduct, or failure to comply with Applicable Laws on the part of Toyama, any Sublicensee, or any contractor of any of the foregoing, in which case Cempra shall bear all direct, reasonable, documented costs and expenses incurred by Toyama in conducting any Recall in the Field in the Territory (including any reasonable, documented direct costs and expenses incurred by Toyama with respect to the reasonable conduct of any such Recall), provided that such Recall results from negligence, intentional misconduct, or failure of both Parties, in which case Cempra and Toyama shall bear all cost and expenses pro rata in accordance with their share of fault (for purpose of clarification, Compound or Permitted Derivative, supplied by Cempra under the Supply Agreement, that (x)was not manufactured, stored, or released by or on behalf of Cempra in accordance with the Specifications (as defined in the Supply Agreement) under the Supply Agreement, or (y) did not conform with the explicit quality standards or quality obligations imposed on Cempra in the Quality Agreement with respect to such Compound or Permitted Derivative, shall, solely for purposes of this proviso, constitute such negligence, intentional misconduct, or failure on the part of Cempra).

5.6      Regulatory Updates.   During the Term, Toyama and Cempra, respectively, will keep the other Party generally apprised in writing of the status of any Regulatory Filings related to Licensed Product in the Field in (i) the Territory or (ii) Cempra Territory, respectively. Each Party shall promptly notify the other Party in writing upon receipt of any Governmental Approval of Licensed Product in the Field.

6.	COMMERCIALIZATION.

6.1      General.  Toyama shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in the Territory. Toyama shall use Commercially Reasonable Efforts to achieve First Commercial Sale of each Licensed Product in the Field in the Territory within [*] months of Pricing Approval thereof reasonably sufficient to initiate sales thereof in the Territory. [*] months prior to the expected date of the First Commercial Sale in the Territory and at least [*] weeks prior to the beginning of each second Calendar Quarter in each Calendar Year thereafter, Toyama shall submit to Cempra in writing a marketing, sales and distribution plan for the Licensed Product during the following Calendar Year, including reasonable sales forecasts for the following Calendar Year. Toyama shall provide Cempra a reasonable opportunity to review and comment on such plan during the [*] Business Days following Cempra’s receipt of such plan and a retrospective report on Toyama’s, Sublicensees, and Toyama Sole Distributors’ Commercialization activities from the previous Calendar Year. In addition, upon the request of Cempra, Toyama shall provide Cempra with copies of any market research reports in Toyama’s or Sublicensees’ possession (including any market research reports provided by Toyama Sole Distributors to Toyama) relating to the Commercialization of Licensed Product in the Territory, Licensed Product sales, or Licensed Product competition in the Territory.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.2      Joint Commercialization Committee.  Toyama’s, Sublicensees’, and Toyama Sole Distributors’ Commercialization of Licensed Product in the Field in the Territory shall be reviewed and commented on by a Joint Commercialization Committee (the “JCC”) with responsibilities as described in this Section 6.2. The JCC shall act as an advisory body for Toyama’s, Sublicensees’, and Toyama Sole Distributors’ Commercialization of Licensed Product in the Field in the Territory and shall not have the authority to bind or direct Toyama, Sublicensees, or Toyama Sole Distributors except as mutually agreed by the Parties.

(a)         Membership.  The JCC shall be composed of [*] members, [*] members appointed by each Party. The JCC will consist of at least [*] or his or her designee from each Party. Reasonably in advance of the submission of the initial application for Regulatory Approval in the Territory, each Party shall appoint its initial representatives to the JCC. Each Party may replace one or more of its JCC representatives at any time upon written notice to the other Party. Toyama will designate one of its representatives as the Chairperson of the JCC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within thirty (30) Calendar Days thereafter, revising such minutes to reflect timely comments thereon, and overseeing the ratification of such revised minutes.

(b)         Meetings.    Beginning within [*] Calendar Days of the JDC’s or Cempra’s receipt of the initial Marketing Application proposed for submission by or on behalf of Toyama or any Sublicensee (the “JCC Trigger”), the JCC shall meet at least [*] times per Calendar Year, or more or less frequently as the Parties may agree in writing, on such dates, and at such places and times, as provided herein or as the Parties shall agree in writing, provided that (i) the first meeting shall be held within [*] Calendar Days of the JCC Trigger (and in any event prior to the submission of the above-referenced Marketing Application to any Governmental Authority), (ii) a meeting shall be held as soon as reasonably possible following, but in any event no later than within [*] Business Days of both the initial Regulatory Approval and initial Pricing Approval of Licensed Product in the Field in the Territory, and (iii) a meeting shall be held as soon as reasonable possible following any suspension of Commercialization in the Territory following the First Commercial Sale in the Territory. Meetings of the JCC shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JCC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate, provided that the Parties hold at least one face-to-face meeting each year. Each Party shall bear all costs and expenses relating to its members’ attendance at meetings of the JCC. Toyama will designate one of its representatives as the chairperson of the JCC. The chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within thirty (30) Calendar Days thereafter, revising such minutes to reflect timely comments thereon, and overseeing the ratification of such revised minutes. Within [*] Calendar Days following the end of each Calendar Quarter, and at least [*] Calendar Days in advance of each meeting of the JCC, Toyama shall provide Cempra with a reasonably detailed written report and update describing efforts to Commercialize Licensed Products in the Field in the Territory and the results of such

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

efforts (such report to include information concerning targeted prescribers, number of sales representatives, advertising and promotional expenses, prescription volume, quantity of samples, and number of detailing). Either Party may invite subject matter experts or other relevant personnel to attend any meeting of the JCC.

(c)         Responsibilities.  The JCC shall (i) review and comment on all plan(s) for the Commercialization of Licensed Products in the Territory proposed or developed by Toyama, Sublicensees, or Toyama Sole Distributors (ii) review and comment on implementation of such plans, (iii) discuss the state of the market(s) for Licensed Products in the Field in the Territory and opportunities and issues concerning the Commercialization of Licensed Product in the Field in the Territory, including consideration of marketing and promotional strategy, marketing research plans, labeling, product positioning and product profile issues, (iv) advise regarding the sales, marketing, promotional, and other Commercialization efforts of Toyama, Sublicensees, and Toyama Sole Distributors in the Field in the Territory with respect to Licensed Product, (v) review and comment on post-Regulatory Approval development activities concerning each Licensed Product in the Field in the Territory, and (vi) perform such other functions as appropriate to further the purposes of this Agreement and as allocated to it in writing by mutual written agreement of the Parties.

6.3      Sales.  Except as may be permitted by the prior written consent of Cempra, not to be unreasonably withheld, conditioned or delayed, Toyama shall not sell Licensed Products to any party other than Sublicensees or Toyama Sole Distributors.

6.4      No Bundling.  Toyama shall not, and shall ensure that Sublicensees and Toyama Sole Distributors do not, provide discounts on “bundles” of separate products or services which include Licensed Products, offer Licensed Products with other products or services for a single price, or provide discounts on Licensed Products for purposes, or that would reasonably be expected to have the effect, of inducing or causing sales of other products or services offered by Toyama, its Sublicensees, or Toyama Sole Distributors.

7.	MANUFACTURING AND SUPPLY.

7.1      General.   Cempra will be the exclusive supplier to Toyama, Sublicensees and manufacturers acting on behalf of either of the foregoing, of (i) API for purposes of manufacturing Licensed Products and (ii) Clinical Supply, and Cempra shall supply API and Clinical Supply for use or sale within the Territory to Toyama, as described in, and during the term of, the supply agreement attached hereto as Exhibit B (the “Supply Agreement”), which shall be executed simultaneously with this Agreement. Neither Toyama nor any Sublicensee shall manufacture, have manufactured, or obtain Compound, any Permitted Derivative, or any Clinical Supply from any source other than Cempra, except pursuant to the exercise of the Back-Up Supply Rights, as limited by the Supply Agreement, or following the termination or expiration of the Supply Agreement with respect thereto. In the event Toyama, any Sublicensee, or any contract manufacturer of License Product for either of the forgoing obtains any API from any source other than Cempra (e.g. from a contract manufacturer or by Toyama, any Sublicensee, or any contract manufacturer of either of the foregoing manufacturing API), Toyama shall, and shall ensure, that it and its Sublicensee use their Commercially Reasonable Efforts to minimize the API price therefor.

8.	PATENT PROSECUTION AND MAINTENANCE; PATENT MARKING.

8.1      Prosecution and Maintenance of Cempra Patents.

(a)         Cempra shall be responsible for, and use Commercially Reasonable Efforts to pursue, the preparation, filing, prosecution, and maintenance of Other Cempra Patents in the Territory. Cempra shall be responsible for and pursue the preparation, filing, and prosecution, and maintenance of all Key Cempra Patents in the Territory, except for such Key Cempra Patents that Toyama agrees need not be prosecuted, filed, or maintained in the Territory, such agreement not to be unreasonably withheld.

(b)         In the event of Product Improvement by Cempra arising after the Effective Date that is wholly-owned by Cempra and for which Cempra plans to prepare and file a patent application in the Territory claiming such Product Improvement by Cempra that is not included in the Cempra Patents being prosecuted or maintained as of the Effective Date, Cempra shall provide reasonable written notice thereof to Toyama and the Parties shall discuss in good faith and attempt to agree in writing as to whether such new Cempra Patent in the Territory should be a Key Cempra Patent or Other Cempra Patent. If the Parties do not agree within [*] Calendar Days of such notice as to whether such new Cempra Patent in the Territory should be a Key Cempra Patent or Other Cempra Patent, such matter shall, upon written notice from either Party to the other Party within [*] Calendar Days of the expiration of such [*] Calendar Day period (such notice, a “Key Patent Resolution Notice”), be resolved pursuant to Section 15, provided that, if a Key Patent Resolution Notice is not provided within such [*] Calendar Day period, such Cempra Patent shall be deemed an Other Cempra Patent for purposes of this Agreement. Toyama shall be given reasonable opportunity to advise Cempra in the filing, prosecution, maintenance, and defense of Cempra Patents in the Territory to the extent concerning Licensed Products in the Field in the Territory, provided that such rights with respect to the Scripps Patents shall only apply to the extent Cempra has such rights thereunder. To the extent reasonably possible and, with respect to the Scripps Patents, only to the extent Cempra has the following rights (and Scripps has any corresponding obligation) under the Scripps License, Cempra shall provide prior written notice to Toyama within [*] Calendar Days of Cempra’s initial decision to abandon any Cempra Patent in the Territory, or any claim contained therein, to the extent Covering any Licensed Product in the Field in the Territory. The reasonable, documented costs (including attorneys’ fees) incurred by or on behalf of Cempra following the Effective Date with respect to the filing, prosecution, maintenance, and defense (including defense against challenges or claims of invalidity) of Cempra Patents with respect to the Territory shall be borne by Cempra. The Cempra Patents in the Territory as of the Effective Date are set forth in Schedule 1.20; Schedule 1.20 shall be updated periodically to reflect the further prosecution of Cempra Patents in the Territory, and Cempra shall inform Toyama of updated annual information of Cempra Patents in the Territory at least once a Calendar Year in writing. For purposes of this Section 8.1, (x) “Key Cempra Patents” means those Cempra Patents in the Territory specified on Schedule 8.1 attached thereto and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

incorporated herein by reference as of the Effective Date and any Cempra Patents in the Territory, first filed following the Effective Date, deemed Key Cempra Patents as contemplated above, provided that Key Cempra Patents shall not in any event include any Patents that are not wholly-owned by Cempra, and (y) “Other Cempra Patents” means all Cempra Patents in the Territory other than Key Cempra Patents.

(c)         Should Cempra choose not to prosecute or maintain, or choose to otherwise abandon, any Other Cempra Patent in the Territory, Cempra shall promptly inform Toyama in writing of such intention (an “Abandonment Notice”) and, with respect to any such Other Cempra Patent that is a Cempra-Owned Patent, Toyama shall have a period of [*] Calendar Days following such Abandonment Notice within which to provide Cempra written notice if Toyama wishes to be assigned Cempra’s interest in such Other Cempra Patent in order to enable Toyama to prosecute or maintain such Other Cempra Patent in the Territory (an “Assignment Notice”). If (I) Toyama does not provide an Assignment Notice within such [*] Calendar Day period, (II) Cempra provides notice to Toyama within [*] Calendar Days following such Assignment Notice that Cempra will resume the prosecution or maintenance of such Other Cempra Patent (such a notice, a “Resumption Notice”) (and Cempra thereafter does resume such prosecution or maintenance within a reasonable period of time), or (III) such Other Cempra Patent is not a Cempra-Owned Patent, Toyama shall not have any rights to have assigned to it, and Cempra shall not have any obligation to assign to Toyama, Cempra’s interests in such Other Cempra Patent. If Toyama provides an Assignment Notice for a particular Other Cempra Patent that is a Cempra-Owned Patent within [*] Calendar Days of a corresponding Abandonment Notice, and Cempra does not provide a corresponding Resumption Notice (or, if providing such a Resumption Notice, fails to resume prosecution and maintenance of the applicable Other Cempra Patent within a reasonable period of time), then, for any such Other Cempra Patent that is a Cempra-Owned Patent, Cempra shall assign its interest in such Other Cempra Patent to Toyama, provided that, notwithstanding anything to the contrary, (x) any such assignment of Cempra’s interest in an Other Cempra Patent shall remain subject to any rights granted thereunder by Cempra, any Affiliate thereof, any joint owner(s) thereof, or any licensee or sublicensee of any of the foregoing to any Affiliate of Cempra or Third Party(ies), (y) Toyama hereby grants Cempra, under any such Other Cempra Patents for which Cempra’s interest therein is assigned to Toyama hereunder, a royalty-free, fully-paid, exclusive, perpetual, irrevocable, transferable license, with rights of sublicense, to make, have made, use, sell, offer for sale, and import any product or process in any field other than Licensed Products in the Field, and (z) upon any termination or expiration of this Agreement, any such Other Cempra Patent for which Cempra’s interests therein are assigned to Toyama hereunder shall be, and hereby is, to the extent an interest therein was previously assigned by Cempra to Toyama, assigned to Cempra, free and clear of all liens, claims, and encumbrances subject to Cempra reimbursing Toyama for Toyama’s reasonable and documented costs and expenses incurred in connection with prosecution, maintenance and/or assignment of such Patent. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party in connection with such prosecution or maintenance and to effect such assignment, provided that, without limitation of Cempra’s efforts to use Commercially Reasonable Efforts as set forth herein with respect to Other Cempra Patents that are not wholly

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

owned by Cempra, Cempra shall not, in any event, be obligated to cause the assignment of any Cempra Patent that is not a Cempra-Owned Patent or itself execute or cause the execution of any documents or taking of any actions by any other owners thereof.

8.2      Prosecution and Maintenance of Toyama Patents.   Toyama shall handle the Toyama Patents at Toyama’s sole cost and expenses. Toyama shall use Commercially Reasonable Efforts to consult with Cempra as to the filing, prosecution, and maintenance of all Toyama Patents in sufficient time before any action is due to allow Cempra to provide comments thereon, which comments Toyama must reasonably consider if provided to Toyama reasonably before such action is due. Should Toyama decide that it does not desire to file, prosecute, or maintain a Toyama Patent, it shall advise Cempra thereof no less than [*] Business Days prior to the date when the Toyama Patent will become abandoned or no longer eligible for filing in such country. At written request of Cempra, Toyama shall then assign to Cempra all right, title, and interest in such Toyama Patent which Toyama has finally decided not to file, prosecute or maintain, free and clear of all liens, claims, and encumbrances, and Cempra may thereafter file, prosecute, and maintain the same in Cempra’s name, at Cempra’s sole cost and expense, to the extent that Cempra desires to do so, provided that, upon such assignment, such former Toyama Patent shall, notwithstanding anything to the contrary, not be included a Toyama Patent or Cempra Patent under this Agreement (i.e. it shall be excluded from any licenses granted hereunder), except to the extent elected to be treated as a Cempra Patent by Cempra by written notice to Toyama.

8.3      Patent Prosecution and Maintenance of Patents Covering Joint Inventions.   For Patents claiming Joint Inventions (“Joint Invention Patents”), Cempra will have, without prejudice to ownership, the first right to prepare, file and prosecute such Patent applications and maintain any resulting issued Patents; provided, however, that Cempra may request that Toyama undertake such responsibilities with respect to any particular Joint Invention Patent upon written notice to Toyama, and Toyama may agree to do so, in its sole discretion. If Toyama does not agree to undertake such responsibilities within [*] Calendar Days of such request with respect to any such Joint Invention Patents, Cempra shall not have any further obligations to prosecute or maintain such Joint Invention Patents. Within [*] months after the filing date of a Patent application in respect of a Joint Invention, or at such earlier time as may be reasonably necessary to avoid losing the availability of potential patent protection therefor in a particular country, the Party filing such application will request that the other Party identify those non-priority, non-PCT (“foreign”) countries in which the other Party desires that the filing Party file corresponding Patent applications. Within [*] Calendar Days after receipt of such request, the other Party will provide to the filing Party a written list of such foreign countries in which the other Party wishes to effect corresponding foreign patent application filings. The Parties will then attempt to agree on the particular countries in which such applications will be filed, provided that in the event agreement is not reached, the issue shall be resolved pursuant to Section 15 (“Designated Foreign Filings”). Thereafter, the filing Party will effect all such Designated Foreign Filings in a timely manner. It is presumed unless otherwise agreed in writing by the Parties, that a corresponding PCT application will be filed designating all PCT member countries. Should the Party filing the priority application for a particular Joint Invention not agree to file or cause to be filed a Designated Foreign Filing, the other Party will have the right to effect such Designated Foreign Filing. Regardless of which Party is responsible for preparation, prosecution and maintenance of a Joint Invention Patent, the Parties shall share equally all reasonable,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

documented costs and expenses incurred in connection with procuring Joint Invention Patents (including entering national phase in all agreed countries), including application preparation, filing fees, prosecution, maintenance and all costs associated with reexamination, oppositions and interference proceedings, provided that either Party may, upon [*] Calendar Days’ written notice to the other Party, elect not to support its portion of such costs with respect to any particular Joint Invention or Joint Invention Patent, in which case, effective upon the [*] Calendar Day following such written notice, the Party giving such notice (i) hereby assigns all of its right, title, and interest in such Joint Invention or Joint Invention Patent subject to such notice to the other Party and (ii) shall no longer have any obligations under this Section 8.3 with respect to such Joint Invention or Joint Invention Patent, except the obligation to cooperate, as reasonably requested by the other Party in writing and at the other Party’s expense, as necessary to enable the other Party to file, prosecute, maintain, and defend the applicable Joint Invention Patent(s). The filing, prosecuting, or maintaining Party shall invoice the other Party for that portion of patent-related costs and expenses with respect to Joint Invention Patents to be borne by the other Party under this Section 8.3, and the other Party will pay such invoices within [*] Calendar Days after receipt.

8.4      Patent Term Extensions.   Toyama shall promptly notify Cempra in writing of each Regulatory Approval in the Territory and, where reasonably possible and reasonably useful or materially valuable in the Commercialization of Licensed Products in the Field in the Territory, after such notification from Toyama, Cempra shall apply, or, in the case of any Cempra Patents in the Territory that are not wholly-owned by Cempra, use Commercially Reasonable Efforts to cause the owner(s) of any such Cempra Patent to apply, for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by Applicable Laws in the Territory with respect to any applicable Cempra Patent in the Territory (collectively, “Patent Term Extensions”). Cempra shall use its best efforts to execute such authorizations and other documents and take such other actions as may be reasonably requested by Toyama to obtain such Patent Term Extensions with respect to any Cempra Patent in the Territory that is a Cempra-Owned Patent and eligible for such Patent Term Extensions. Cempra shall, if and as reasonably requested by Toyama, file for (or, in the case of any Cempra Patents in the Territory that are not Cempra-Owned Patents, use Commercially Reasonable Efforts to cause the owner(s) of such Cempra Patent in the Territory to apply for) such Patent Term Extensions under Applicable Law with respect thereto; provided, that in the event that, within a reasonable period of time following such a request by Toyama with respect to a particular Cempra Patent in the Territory, Cempra elects not to file (or cannot cause the owner of such a Cempra Patent in the Territory to file) for a Patent Term Extension in the Territory with respect to such Cempra Patent, Cempra shall (a) promptly inform Toyama of its intention not to file therefor (or its inability to cause the owner of such Cempra Patent to file therefor) and, for any such Cempra Patent in the Territory that is a Cempra-Owned Patent, (b) [*], further provided that, notwithstanding anything to the contrary, (x) [*], (y) [*], and (z) [*]. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions in the Territory, provided that, without limitation of Cempra’s efforts to use Commercially Reasonable Efforts as set forth herein with respect to Cempra Patents in the Territory that are Cempra-Owned Patents, Cempra shall not, in any event, be obligated [*] or ensure any Patent Term Extension, or itself execute or cause the execution of any documents or taking of any actions, by any other party. The Parties shall reasonably cooperate with each other in obtaining Patent Term Extensions in the Territory wherever and whenever applicable.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.5      Patent Marking.  To the extent required under Applicable Law in the Territory, and Toyama shall, and shall ensure that Sublicensees, properly mark all Licensed Products or their containers in accordance with Applicable Law in the Territory concerning patent marking. Upon Cempra’s request, Toyama shall provide to Cempra copies of its and any Sublicensees’ patent marking of all Licensed Products, if any. To the extent Toyama or Sublicensees mark any Licensed Products by referencing any Cempra Patents thereon, Toyama represents and warrants that such Licensed Products are Covered by a claim of the referenced Cempra Patents.

9.	PATENT INFRINGEMENT.

9.1      Notice.    If either Party becomes aware of any actual, potential, or alleged infringement of any of the rights to (i) Cempra Patents granted to Toyama under this Agreement with respect to Licensed Products, (ii) Toyama Patents, or (iii) Joint Invention Patents, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement.

9.2      Infringement of Cempra Patents in the Cempra Territory or Outside the Field. With respect to any actual, potential, or alleged infringement in the Territory of any Cempra Patents outside the Field or with respect to any products other than Licensed Products, Cempra shall, as between the Parties, have the sole and primary right to initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to such actual, potential, or alleged infringement, and neither Toyama nor any Sublicensee shall have any such rights with respect to any such infringement. In any such litigation brought by Cempra, Cempra shall have the right, upon notice to Toyama, to join Toyama as a party to such litigation to the extent reasonably necessary to enforce any Cempra Patent(s) in the Territory and, upon Cempra’s reasonable request in writing, Toyama shall cooperate reasonably, at Cempra’s expense (which expense shall be reasonable).

9.3      Infringement of Cempra Patents in the Licensed Territory and in the Field.  With respect to any actual, potential, or alleged infringement of the rights to Cempra Patents granted to Toyama in the Field in the Territory under this Agreement, Cempra shall, as between the Parties, have the exclusive first right, but not the obligation, to litigate or settle such matter at its costs and, with respect to any rights of Toyama hereunder to Cempra-Owned Patents, Toyama shall, subject to the rights of any co-owners of such Cempra-Owned Patents, have the exclusive second right, but not the obligation, to, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to any such actual, potential, or alleged infringement thereof in the Field in the Territory. In any such litigation brought by Cempra in the Field in the Territory, Toyama shall, at Cempra’s request, join such litigation as an assisting intervenor, and Toyama shall cooperate reasonably, as requested by Cempra and at Cempra’s expense (which expense shall be reasonable). Cempra shall have the right in any case to participate in any action under this Section 9.3 and to be represented by counsel of its own choice. If, with respect to any potential, actual, or alleged infringement of the rights to Cempra-Owned Patents granted to Toyama in the Field in the Territory under this Agreement, Cempra (i) has been unsuccessful in persuading the alleged infringer to desist within [*] months of the relevant notice under Section 9.1, (ii) shall not have brought and shall not be diligently prosecuting an infringement action within [*] months of the relevant notice under Section 9.1, and (iii) either (X) has not entered into settlement discussions with respect to such actual, potential, or alleged infringement within [*] months of the relevant notice under Section 9.1 or (Y) has entered into settlement discussions with respect to such actual, potential, or alleged infringement within [*] months of the notice above, but has not executed a settlement agreement with respect thereto within [*] months of the relevant notice under Section 9.1, or if Cempra notifies Toyama in writing at any time that it has decided not to undertake, or to cease its undertaking of, any of the foregoing against any such alleged infringer, then, subject to the rights of any co-owners of such Cempra-Owned Patents, (A) the rights granted to Toyama by Cempra, pursuant to this Agreement, under such Cempra-Owned Patents in the Field in the Territory, may be registered as an exclusive license with Japan Patent Office, and (B) Toyama shall then have the right to bring suit to enforce any such Cempra-Owned Patents, or enter into a settlement or other voluntary disposition, with respect to such actual, potential, or alleged infringement of the rights granted to Toyama by Cempra, pursuant to this Agreement, under such Cempra-Owned Patents in the Field in the Territory, at its own expense and, in such case, provided that in the event that any such suit is filed, Toyama shall immediately notify Cempra thereof in writing.

9.4      Infringement of Third Party Rights.  In the event that a claim of infringement of a Third Party’s Patents is made or brought against either Party, any Affiliate of Cempra or, in the case of Toyama, any Sublicensee with respect to the manufacture, use, sale, or importation of the Licensed Product in the Field in the Territory (or the manufacture of Compound, Permitted Derivative or Clinical Supply supplied under the Supply Agreement or manufactured pursuant to the Back-Up Supply Rights in the Manufacturing Territory), such Party shall promptly inform the other Party in writing, and the Parties shall consult with each other in order to develop a strategy for addressing the alleged infringement. Each Party shall reasonably cooperate with the other in any investigations undertaken to determine any potential infringement. As between the Parties, the defendant Party shall, subject to any applicable indemnification provided under Section 14 with respect to any such claim and the term and conditions therefor set forth in Section 14 with respect thereto, have the first and primary right at its own expense to defend, control the defense of, and/or settle any such claim against the defendant Party, its Affiliates, or any Third Party licensees or sublicensees of either of the foregoing, using counsel of its own choice, provided however that, in the course of such defense or settlement (or negotiations related thereto), Toyama shall not take (and use Commercially Reasonable Efforts to ensure that Sublicensees do not take) any action that may adversely affect any Protected Patent(s) or the scope, enforceability, or validity of any claim contained therein.

9.5      Litigation Control.   The Party pursuing or controlling any action, defense, or settlement under Section 9.2, 9.3 or 9.4 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement or voluntary disposition of any such matter, (ii) any settlement or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in writing by Secondary Party, and (iii) any settlement, consent judgment or other voluntary disposition of such actions which

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

would reasonably be anticipated by the Controlling Party to materially limit the scope, validity, or enforceability of, or otherwise materially and adversely affect, any Cempra Patents, or Toyama’s ability to Develop, manufacture, or Commercialize any Licensed Products in the Field in the Territory, shall not be entered into, consented to, approved, or agreed upon without the Secondary Party’s prior written approval, such approval not to be unreasonably withheld. With respect to clause (ii) above, the Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within [*] Calendar Days of any request for such approval by the Controlling Party, provided that (X) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement or other voluntary disposition and (Y) Secondary Party shall be deemed to have approved such proposed settlement or other voluntary disposition in the event it fails to provide such notice within such [*] Calendar Day period. Any recovery, damages, or amounts in settlement received by the Controlling Party with respect to the alleged, actual, or potential infringement of the rights to Cempra Patents granted in the Territory in the Field under this Agreement, or any settlement agreement entered into with respect thereto, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action or settlement, and the remainder shall be split (i) in the event Cempra is the Controlling Party, [*] percent ([*]%) to each Party and (ii) in the event Toyama is the Controlling Party, [*] percent ([*]%) to Toyama and [*] percent ([*]%) to Cempra, with the Controlling Party promptly paying the applicable amount to the Secondary Party; any recovery, damages, or amounts in settlement received by the Controlling Party with respect to any other alleged, actual, or potential infringement of the Cempra Patents, or settlement entered into with respect thereto, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action or settlement, and the remainder shall be retained entirely by Cempra (in the event of any action, settlement, or voluntary disposition entered into by Cempra) or paid to Cempra by Toyama (in the event of any action, settlement, or voluntary disposition entered into by Toyama). Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any proceeding governed by this Section 9.5.

9.6      Reimbursement.  Each Party shall invoice the other Party for any reasonable, documented costs incurred that are to be borne by the other Party pursuant to this Section 9. Each Party shall pay the other Party such amounts within [*] Calendar Days of its receipt of any such invoice, except to the extent such amounts are the subject of a good faith dispute, in which the amounts subject to such dispute shall be due within [*] Calendar Days of the resolution of such dispute.

9.7      Toyama Product Trademarks.  In addition to, and without limitation of its rights under Section 2.3, Toyama may, in its sole discretion, select trademarks or logos, other than Cempra Product Marks, for the Licensed Product in the Field in the Territory (such trademarks and logos, other than Cempra Product Marks or any trademarks or logos not specifically related to the Licensed Product or the Commercialization thereof, “Toyama Product Marks”) and shall, subject to Section 12.9, own all such trademarks and logos. To the extent Toyama or any Sublicensee pursues Toyama Product Marks, as between the Parties, Toyama shall, subject to Section 12.9, have the sole responsibility for the filing, prosecution and maintenance of registrations of Toyama Product Marks, at its sole expense.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.	CONFIDENTIALITY.

10.1    Confidentiality Obligations.  The Parties agree that, for the Term and for [*] years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.

10.2    Authorized Disclosure.  Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)         made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;

(b)         otherwise required to be disclosed by law or regulation or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;

(c)         not prohibited by the last sentence of Section 2.1(b) and made by such Party, in connection with the performance of or exercise of rights under this Agreement, to such Party’s Affiliates, licensees, licensors, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and/or permitted by this Agreement, and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations substantially as protective as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or

(d)         not prohibited by the last sentence of Section 2.1(b) and made by such Party to existing or potential acquirers, acquisition or merger targets, collaborators, investment bankers, accountants, attorneys, investors, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing, or acquisition activities of such Party (or such Party’s acquisition of, or merger with, a Third Party or acquisition of any Third Party’s assets related to the subject matter

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

hereof), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys, an equivalent professional duty of confidentiality) substantially as protective as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.

Cempra shall also be entitled to disclose in confidence this Agreement and any Confidential Information of Toyama to Scripps or Optimer as necessary to comply with Cempra’s obligations under the Scripps License or Optimer License. Toyama shall also be entitled to disclose in confidence this Agreement and, except to the extent prohibited by the last sentence of Section 2.1(b), any Confidential Information of Cempra to Toyama’s Affiliates or its potential or actual Sublicensees, Toyama Sole Distributors, and contractors, provided (i) such Affiliates, Sublicensees, Toyama Sole Distributors, and contractors agree to conditions of confidentiality with respect to thereto, for the benefit of Cempra, at least as strict as those contained in this Agreement and (ii) any breach of the terms of this Section 10 by such Affiliates, Sublicensees, Toyama Sole Distributors, or contractors with respect to this Agreement or Cempra’s Confidential Information shall be deemed the breach hereof by Toyama, with Toyama being liable for such breach as if it had itself engaged in such breach.

10.3         Publicity; Use of Name.

(a)         Press releases or other similar public communication by either Party not required by law, regulation, or the requirements of any stock exchange to which a Party is subject and disclosing the existence or terms of this Agreement, or concerning either Party’s performance or exercise of its rights under this Agreement, will require the advance written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, communications required by applicable law, regulation, or the requirements of any stock exchange to which a Party is subject, and disclosures of information for which consent has previously been obtained, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof, provided that, with respect to any such communications required by applicable law or regulation or the requirements of any stock exchange to which a Party is subject, the Party required to make such disclosure shall, to the extent reasonable practicable and such disclosure does not include information for which consent has previously been obtained, provide the other Party a reasonable opportunity to review and comment on such communications.

(b)         Except as otherwise required by any applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Toyama’s or Toyama’s Parent’s securities are or may be listed), the use of the name “The Scripps Research Institute”, “Scripps” or any variation thereof in connection with the marketing, advertising, promotion, distribution, or sale of Licensed Products is expressly prohibited.

10.4         Publications.  Subject to this Section 10.4 and Sections 10.1, 10.2, and 10.3, each Party shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to Cempra Technology or any Licensed Product.

(a)         If Toyama or any Sublicensee desires to publish or present any information pertaining to Cempra Technology or any Licensed Product, then the following procedure shall apply: (i) Toyama shall first provide a copy of the proposed publication or presentation to Cempra for review and comment at least [*] Calendar Days (or at least [*] Business Days in the case of oral or poster presentations) in advance of any submission for publication or presentation (the “Cempra Review Period”); (ii) if, during the Cempra Review Period, Toyama receives written notice from Cempra identifying specific Confidential Information of Cempra in such a proposed publication or presentation, then, as requested by Cempra in such notice and at Cempra’s option, Toyama shall, and Toyama shall ensure that Sublicensees, delete such Confidential Information from the proposed publication and/or presentation; and (iii) if Cempra provides written notice to Toyama in writing, within [*] Calendar Days after receipt of the copy of the proposed publication or presentation (or at least [*] Business Days in the case of oral or poster presentations), that such publication or presentation in Cempra’s reasonable judgment describes an invention, solely or jointly conceived and/or reduced to practice by Cempra (or any Affiliate, licensee, or other contractor or Third Party agent or representative of Cempra or any of the foregoing), for which Cempra reasonably desires to obtain patent protection, Toyama shall either delete such description from such publication or presentation, not proceed with such publication or presentation, or delay such publication or presentation for such reasonable period of time, not to exceed [*] Calendar Days from the date such publication or presentation was provided to Cempra, as may be requested by Cempra as sufficient to permit the timely preparation and filing of a patent application(s) on the applicable invention, and in no event shall such period be greater than [*] Calendar Days from the date of the initial notice of such publication or presentation. If and as requested by Cempra in writing within the Cempra Review Period, Cempra shall be entitled to receive in any publication or presentation subject to this Section 10.4(a) an acknowledgment of (a) Cempra’s support of and involvement in the research and development of Licensed Products and (b) Cempra Technology to the extent there is any that relates to the Licensed Products.

(b)         If Cempra or any Affiliate thereof desires to publish or publicly present any information directly pertaining to any Licensed Product in the Field, then the following procedure shall apply: (i) Cempra shall first provide a copy of the proposed publication or presentation to Toyama for review and comment at least [*] Calendar Days (or at least [*] Business Days in the case of oral or poster presentations) in advance of any submission for publication or presentation (the “Toyama Review Period”); (ii) if, during the Toyama Review Period, Cempra receives written notice from Toyama identifying specific Confidential Information of Toyama in such a proposed publication or presentation, then, as requested by Toyama in such notice and at Toyama’s option, Cempra shall, and Cempra shall ensure that its Affiliates, delete such Confidential Information from the proposed publication and/or presentation; and (iii) if Toyama provides written notice to Cempra in writing, within [*] Calendar Days after receipt of the copy of the proposed publication or presentation (or at least [*] Business Days in the case of oral or poster presentations), that such publication or presentation in Toyama’s

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

reasonable judgment describes an invention, solely or jointly conceived and/or reduced to practice by Toyama (or any Sublicensee or other contractor or Third Party agent or representative of Toyama or any Sublicensee), for which Toyama reasonably desires to obtain patent protection, Cempra shall either delete such description from such publication or presentation, not proceed with such publication or presentation, or delay such publication or presentation for such reasonable period of time, not to exceed [*] Calendar Days from the date such publication or presentation was provided to Toyama, as may be requested by Toyama as sufficient to permit the timely preparation and filing of a patent application(s) on the applicable invention, and in no event shall such period be greater than [*] Calendar Days from the date of the initial notice of such publication or presentation. If and as requested by Toyama in writing within the Toyama Review Period, Toyama shall be entitled to receive in any publication or presentation subject to this Section 10.4(b) an acknowledgment of (a) Toyama’s support of and involvement in the research and development of Licensed Products and (b) Toyama Technology to the extent there is any that relates to the Licensed Products.

10.5    Commercial Considerations.  Nothing in this Agreement shall prevent Toyama (or any Sublicensee) or Cempra (or any Affiliate or licensee of Cempra or any Affiliate thereof), respectively, from disclosing Confidential Information of Cempra or Toyama, respectively, to Governmental Authorities to the extent required or reasonably useful to secure Government Approval for (i) the Development, manufacture or Commercialization of Licensed Products in the Field in the Territory or (ii) the Development, manufacture, or Commercialization of Licensed Products, or any other products Covered by Protected Patents or Toyama Patents (to the extent licensed to Cempra hereunder) or incorporating any Cempra Technology or Toyama Know-How (to the extent licensed to Cempra hereunder), respectively, provided that Toyama (or any Affiliate or Sublicensee) or Cempra (or any Affiliate or licensee of Cempra or any Affiliate thereof), as applicable, uses Commercially Reasonable Efforts to obtain confidential or protective treatment of such Confidential Information when disclosing such Confidential Information to Governmental Authorities.

10.6    Return of Confidential Information.    At any time upon the request of the disclosing Party, to the extent its Confidential Information is not reasonably necessary to enable a receiving Party to perform its obligations or exercise its rights under this Agreement, the receiving Party shall promptly return to the disclosing Party or destroy the disclosing Party’s Confidential Information, and shall destroy all copies thereof, together with all notes, drawings, abstracts and other information relating to the disclosing Party’s Confidential Information prepared by the receiving Party or any of its Representatives, regardless of the medium in which such information is stored; provided, however, that the receiving Party may maintain a single archival copy of the disclosing Party’s Confidential Information in its files solely for purposes of establishing the extent of disclosures by the disclosing Party under this Agreement. At the disclosing Party’s written request, the disclosing Party’s Confidential Information that is otherwise required to be returned to it shall be destroyed by the receiving Party and such destruction shall be certified in writing by an authorized officer of the receiving Party. The return and/or destruction of such Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Section 10.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.7    Injunctive Relief.    In the event that either Toyama or Cempra breaches or threatens to breach any provision of this Section 10, the Parties agree that irreparable harm to the other Party is presumed and the damage to such Party likely would be very difficult to ascertain and would be inadequate. Accordingly, in the event of such circumstances, each of Toyama and Cempra agree that, in addition to any other right and remedies available at law or in equity, the non-breaching Party shall have the right to obtain injunctive relief from any court of competent jurisdiction, and the breaching party waives the requirement that a bond be posted.

11.	INTELLECTUAL PROPERTY.

11.1    Toyama Inventions.   Subject to Sections 2.5, 12.9, and 16.11, Toyama shall be entitled to sole ownership of all inventions, discoveries, or improvements that (i) are conceived, reduced to practice, or otherwise generated by Toyama, its Sublicensees or any employee, agent, or representative of any of the foregoing following the Effective Date, solely or jointly with any Third Party(ies), as a result or in the course of activities conducted, or the Parties’ interactions, under this Agreement, or Toyama’s, any Sublicensees’, or Toyama’s or any Sublicensees’ employees’, contractors’, agents’ or representatives’ knowledge or use of, or access to, Cempra’s Confidential Information, the Compound, any Permitted Derivative, Cempra Technology, or any Licensed Product (collectively, all of the foregoing satisfying clause (i) and (ii), “Toyama Inventions”), and all intellectual property rights resulting therefrom. Toyama shall promptly disclose to Cempra any Toyama Invention related to the Compound, any Permitted Derivative, any Licensed Product, or the composition, use, or manufacture of any of the foregoing (“Product Improvement by Toyama”) or any Joint Product Improvement of which it has knowledge as soon as reasonably possible upon the conception, reduction to practice, or other generation of such Product Improvement by Toyama or Joint Product Improvement. Toyama shall (a) ensure that all contracts with Sublicensees or Third Parties concerning the use, manufacture, sale, Development, or Commercialization of Licensed Products in the Field in the Territory or manufacture of Compound or Permitted Derivative in the Manufacturing Territory, include terms sufficient to ensure Toyama’s compliance with this Section 11.1 and Sections 11.2, 11.3 and 2.5 and, without limitation of the foregoing, (b) use Commercially Reasonable Efforts to ensure that any Know-How and Patents, respectively, that result from Sublicensees’, or such above referenced Third Parties’ use, manufacture, sale, Development, or Commercialization of Licensed Products, Compound, or Permitted Derivative in the Territory or manufacture of Compound or Permitted Derivative in the Manufacturing Territory, and are necessary for the Development, manufacture, or Commercialization of Licensed Products, Compound, or Permitted Derivatives are included in Toyama Know-How and Toyama Patents, respectively.

11.2    Cempra Inventions.   Subject to Section 2.1, Cempra shall be entitled to sole ownership of all inventions, discoveries, or improvements that are conceived, reduced to practice, or otherwise generated by Cempra, any Affiliate thereof, or any employee, agent, or representative of any of the foregoing, solely or jointly with any Third Party(ies) (“Cempra Inventions”), and all intellectual property rights resulting therefrom. Cempra shall promptly disclose to Toyama any Cempra Invention related to the Compound, any Permitted Derivative, any Licensed Product, or the composition, use, or manufacture of any of the foregoing (“Product Improvement by Cempra”) or any Joint Product Improvement of which it has knowledge as soon as reasonably possible upon the conception, reduction to practice, or other generation of such Product Improvement by Cempra or Joint Product Improvement.

11.3    Joint Inventions.    Subject to Sections 2.1, 2.5, and 12.9, Toyama and Cempra shall jointly own all inventions, discoveries, or improvements that (i) are conceived or otherwise generated following the Effective Date as a result of the Parties’ activities under this Agreement or either Party’s, its Affiliates’, employees’, contractors’, agents’ or representatives’ knowledge or use of, or access to, the other Party’s Confidential Information, the Compound, any Permitted Derivative, Cempra Technology, Toyama Technology, or any Licensed Product and (ii) are jointly conceived or otherwise jointly generated by (q) Toyama, any Affiliate thereof, or any employee, agent, or representative of either of the foregoing and (r) Cempra, any Affiliate thereof, or any employee, agent, or representative of either of the foregoing, and all intellectual property rights resulting therefrom (collectively, all of the foregoing, “Joint Inventions”). Subject to any rights in Joint Inventions granted to either Party under this Agreement, and only to the extent required by any applicable law, rule, or regulation of any particular jurisdiction, each Party shall make prior consent, approval, and permission with the other Party regarding the other Party’s separate and independent enjoyment, licensing, sublicensing, assignment, or transfer to Affiliates and/or Third Parties of any of the other Party’s rights in and to practice such Joint Inventions, all intellectual property rights therein, and all intellectual property rights resulting from any of the foregoing in such jurisdiction, including making, using, offering for sale, selling, and importing such Joint Inventions, and with respect to licensing, sublicensing, assignment, or transfer to Affiliates and/or Third Parties, including the right to further license, sublicense, transfer, or assign such rights, respectively, in such jurisdiction. Notwithstanding anything to the contrary, if the applicable laws, rules, and regulations of any particular jurisdiction do not require the prior approval, consent, permission, or agreement of the owners of a Joint Invention (or intellectual property rights therein), or the accounting to or sharing of proceeds with other joint owner(s) thereof, with respect to any owner’s independent enjoyment, licensing, sublicensing, assignment, or transfer of such Joint invention (or intellectual property rights therein), no such requirement or obligation will be imposed by this Agreement. To the extent required by Applicable Law in Japan, each Party shall inform their consideration to the other Party for prior written consents regarding the right to further license, sublicense, transfer, or assign such Joint Inventions and all intellectual property rights therein, solely with respect to Japan (i.e. to the extent the licensing, sublicensing, transfer, or assignment of such Joint Inventions (or intellectual property rights therein) occurs with respect to any jurisdiction outside of Japan, this sentence’s requirement shall not apply). Each Party hereby further agrees that, except as may be required by any specific provision of this Agreement or law or regulation in any particular jurisdiction, no payments or other amounts shall be due to it with respect to the other Party’s enjoyment, licensing, sublicensing, assignment, or transfer of any rights to Joint Inventions under its interests therein, and that the consideration provided under this Agreement is sufficient consideration for any of the foregoing (without any additional payments or consideration being due). Notwithstanding the foregoing, however, to the extent the applicable laws, rules, or regulations of any particular jurisdiction require (a) prior written consent, approval, or permission of a Party (other than such consent, approval, or permission as is granted above) for the other Party to be able to enjoy, license, sublicense, assign, or transfer any rights with respect to Joint Inventions or any intellectual property rights resulting therefrom in such jurisdiction or (b) that the owners of any jointly-owned intellectual property rights must share the proceeds of any enjoyment, licensing, sublicensing, assignment, or transfer of such intellectual property rights with the other joint owner(s) thereof, the Parties shall, upon written notice from either Party, negotiate in good faith and use their best efforts to reach agreement, as quickly as possible, on Commercially Reasonable financial terms concerning such sharing of proceeds and granting of such consent, approval, or permission in a manner intended to have the least possible financial impact and minimum other effects on each Party’s enjoyment, licensing, sublicensing, assignment, and/or transfer of its rights in Joint Inventions and resulting intellectual property rights, provided that such required sharing of proceeds shall be limited to the minimum amount allowed by the applicable laws, rules, or regulations of that jurisdiction. Each Party will, in any case, provide to the other Party the complete name and address of each of their respective licensees, sublicensees, assignees, and transferees of Joint Inventions and all intellectual property rights resulting therefrom.

12.	TERM AND TERMINATION.

12.1    Term.   This Agreement shall become effective on the Effective Date and, subject to any earlier termination pursuant to this Section 12, shall continue on a Licensed Product-by-Licensed Product basis until the latest of (i) the first date on which there are no Valid Claims in the Cempra Patents in the Territory Covering a particular Licensed Product that is then being Commercialized or being Developed by or on behalf of Toyama, any Sublicensee, or any Toyama Sole Distributor in the Territory, (ii) the fifteenth (15th) anniversary of the Launch Date of such Licensed Product in the Territory, or (iii) the first commercial sale (defined in a manner corresponding to that defined as a “First Commercial Sale” with respect to Licensed Products) by a Third Party of a Generic Equivalent of such Licensed Product in the Field in the Territory (such period from the Effective Date until the latest of (i), (ii), or (iii) to occur for the last Licensed Product for which such dates occur, the “Term”). Upon expiration of this Agreement pursuant to this Section 12.1 (but not any termination hereof), Toyama shall have, and Cempra hereby grants to Toyama upon such date, (a) a fully-paid, royalty-free, non-exclusive right, with rights of sublicense under the Cempra Technology, (x) solely in the Field and in the Territory, to make, have made, use, sell, offer for sale, and import Licensed Products being sold by Toyama or any Sublicensee and (y) in the Manufacturing Territory, to use or have used, manufacture or have manufactured, sell, offer for sale, import and export the Compound or any Permitted Derivatives for use in the manufacture of Licensed Products or Clinical Supply for use or sale in the Field in the Territory hereunder and (b) the fully-paid royalty-free right to use Cempra Product Marks in connection with the Commercialization of Licensed Products in the Field in the Territory as of such expiration (subject to the terms and conditions of Section 2.3, which shall remain effective following expiration with respect to such license to the Cempra Product Marks).

12.2    Termination for Material Breach.   Either Party may, without prejudice to any other remedies available to it at law or in equity with respect to any breach of this Agreement, terminate this Agreement in the event that the other Party (the “Breaching Party”) shall have committed a material breach of this Agreement or failed to pay any amount due hereunder. The Breaching Party shall have [*] Calendar Days (or, for any failure to pay any amounts due hereunder, [*] Calendar Days) after written notice thereof was provided to the Breaching Party by the other Party describing such material breach and requesting the remedy of such default (“Peremptory Notice Period”). Any such termination shall become effective at the end of such Peremptory Notice Period unless the Breaching Party has cured any such breach or default prior to the expiration of such Peremptory Notice Period, in which case this Agreement shall not terminate.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.3    Termination for Financial Insecurity.  In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within [*] Calendar Days of the filing thereof, then (i) such Party shall immediately provide written notice of such circumstance to the other Party and (ii) the other Party may terminate this Agreement effective immediately upon written notice to such Party.

12.4    Termination for Convenience by Toyama.  This Agreement may be terminated by Toyama, in its sole discretion, upon [*] Calendar Days’ written notice to Cempra.

12.5    Termination by Toyama after Identification of Serious Adverse Event.  In the event of the occurrence of any Serious Adverse Event (including severe hepatotoxicity, syncope, loss of consciousness and visual disturbance) in any human clinical trial of any Licensed Product in the Field performed in the U.S. or Territory, Toyama and Cempra shall discuss in the good faith methods to remedy any related safety issue for Licensed Products in the Field within [*] Calendar Days after both Parties become aware, by written notice, of such Serious Adverse Event (such [*] Calendar Day period, the “Discussion Period”). If Toyama reasonably determines that a safety issue directly related to such a Serious Adverse Event that is reasonably established to be directly caused by such Licensed Product would seriously impact the long-term viability thereof for Commercialization in the Territory by significantly limiting the market potential for such Licensed Product in the Territory, or making such Licensed Product otherwise unacceptable for marketing or sale in the Territory, as reasonably demonstrated by Toyama in such notice, Toyama shall be entitled to terminate this Agreement upon on [*] Calendar Days’ written notice to Cempra given within [*] Calendar Days’ of the expiration of the Discussion Period.

12.6    Termination by Cempra for Diligence Failure by Toyama.  Without limitation of Cempra’s termination rights under Section 12.2 with respect to any uncured material breach of this Agreement by Toyama, Cempra shall be entitled to terminate this Agreement upon [*] prior written notice to Toyama given at any time following the occurrence of one (or more) of the following circumstances:

(a)         A Phase 1 Trial in the Field in the Territory has not been Commenced by or on behalf of Toyama within [*] months of the Effective Date;

(b)         A Phase 3 Trial in the Field in the Territory has not been Commenced by or on behalf of Toyama within [*] months of the Effective Date;

(c)         Regulatory Approval in the Territory is not obtained within [*] months of the Commencement of Phase 3 Trials in the Field in Japanese subjects in the Territory;

(d)         Launch and First Commercial Sale of a Licensed Product in the Field have not both occurred in the Territory within [*] months of receiving Regulatory Approval and, if necessary in the Territory, Pricing Approval of such Licensed Product in the Field in the Territory;

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e)         Toyama and Sublicensees have not used Commercially Reasonable Efforts to market and sell Licensed Products in the Field in the Territory pursuant to Section 6.1; or

(f)         Net Sales in any Calendar Year (the “First Reference Year”) are less than [*] percent ([*]%) of Toyama’s proposed expectation of Net Sales in the Territory for such Calendar Year as described in the sales forecast therefor provided in Section 6.1, except to the extent Toyama reasonably demonstrates to Cempra through competent written evidence that such failure to meet such percentage of such proposed expectation of Net Sales results directly and solely from any material adverse change of marketing environment in the Field in the Territory that is outside Toyama’s and its Sublicensees’ reasonable control or any failure of Cempra to supply Compound to Toyama, in material satisfaction of Toyama’s orders therefor, in accordance with the Supply Agreement, and Net Sales in the following Calendar Year (the “Second Reference Year”) are less than [*] percent ([*]%) of the greater of Toyama’s proposed expectation, as described in the relevant sales forecasts provided in Section 6.1, of Net Sales in the Territory for the First Reference Year or Second Reference Year, without any material adverse change of marketing environment in the Field in the Territory that is outside Toyama’s and its Sublicensees’ reasonable control. For example, if Toyama’s projected Net Sales in the forecasts provided under Section 6.1 for 2020 and 2021, respectively, are US$[*] and US$[*], respectively, and Net Sales in the Territory under this Agreement in 2020 and 2021, respectively, are US$[*] and US$[*], respectively, Cempra would have the right to terminate under this clause (f) of Section 12.6; however, using the same forecasted Net Sales for 2020 and 2021 stated in the preceding portion of this sentence, if Net Sales in the Territory under this Agreement in 2020 and 2021, respectively, totaled US$[*] and US$[*], respectively, Cempra would not have the right to terminate under this clause (f) of Section 12.6 on the basis thereof. As an additional example, if Toyama’s projected Net Sales in the forecasts provided under Section 6.1 for 2020 and 2021, respectively, are US$[*] and US$[*], respectively, and Net Sales in the Territory under this Agreement in 2020 and 2021, respectively, are US$[*] and US$[*], respectively, Cempra would have the right to terminate under this clause (f) of Section 12.6 on the basis thereof; however, using the same forecasted Net Sales for 2020 and 2021 stated in the preceding portion of this sentence, if Net Sales in the Territory under this Agreement in 2020 and 2021, respectively, are US$[*] and US$[*], Cempra would not have the right to terminate under this clause (f) of Section 12.6 on the basis thereof.

Notwithstanding anything to the contrary, for avoidance of doubt, [*], provided that, [*]. If the Parties are unable to agree on whether or not [*], within [*] Calendar Days of [*], be resolved pursuant to Section 15.

12.7    Termination by Toyama for Development Diligence Failure by Cempra.  For each of circumstances described in each of clause (a), (b), or (c) below, Toyama shall be entitled to terminate this Agreement upon [*] prior written notice to Cempra given by Toyama within [*] Calendar Days of:

(a)         [*], if [*] has not occurred by [*]; or

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)         [*], if, by [*], Cempra, an Affiliate thereof, or any licensee or sublicensee of either of the foregoing, have not, alone or in combination or collaboration with any of the foregoing parties, submit (and have accepted by FDA for filing) an NDA for Licensed Product in the Field in the U.S. consistent with such filing as discussed in the pre-NDA meeting(s) with the FDA and a Marketing Application for a Licensed Product in the Field in at least one other country whose pricing can be used in the application of [*] Procedure; or

(c)         Cempra’s suspension or early termination of any Phase 3 Trial referenced in the Initial Development Schedule.

12.8    Termination for Conviction of a Felony.  Cempra shall be entitled to terminate this Agreement upon written notice to Toyama if Toyama or any Sublicensee is convicted of a felony or similar crime relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products and Scripps terminates the Scripps License on the basis of such conviction.

12.9    Effects of Termination.

(a)      Upon any termination of this Agreement other than the expiration of this Agreement or a termination of this Agreement by Toyama pursuant to Sections 12.2, 12.5, and 12.7, (i) Toyama shall use reasonable efforts to promptly provide to Cempra all relevant and material information in Toyama’s possession or control concerning Licensed Products, Licensed Product inventory, Toyama Know-How, Toyama Patents, Product Improvements by Toyama, Joint Product Improvements, Toyama Product Marks, Licensed Product-Related Materials, Regulatory Filings, and Regulatory Approvals and, to the extent subsequently requested by Cempra in writing, transfer and assign to Cempra all right, title, and interest in all inventory of Licensed Product and Licensed Product in the process of manufacture (except to the extent such Licensed Product may be sold by Toyama pursuant to this Section 12.9(a)), Regulatory Filings, Regulatory Approvals, Toyama Product Marks, and Licensed Product-Related Materials, (ii) Toyama hereby grants and shall grant, upon Cempra’s written request, Cempra and its Affiliates the perpetual, irrevocable, royalty-free, fully-paid exclusive, transferable right, with rights of sublicense, under Toyama Know-How and Toyama Patents to manufacture, have manufactured, use, sale offer for sale, import, or export Licensed Products in the Territory, however, if Toyama wishes to assign or transfer such Toyama Know-How or Toyama Patents, such Toyama Know-How and Toyama Patents shall be assigned or transferred to Cempra, and (iii) Toyama shall reasonably provide Cempra all relevant and material information requested by Cempra concerning any manufacturing, supplier, distributor, research, development, clinical study, or other contracts concerning the Development, manufacture, or Commercialization of Licensed Products entered into by Toyama with Affiliates or Third Parties (“Licensed Product-Related Contracts”) and, to the extent subsequently requested by Cempra and permitted by the terms of such Licensed Product-Related Contracts without consent of the other party(ies) thereto (or, to the extent not permitted by such terms without such consent, Toyama obtains consent to such assignment, which Toyama shall have the obligation to use Commercially Reasonable Efforts to obtain), assign such Licensed Product-Related Contracts to Cempra

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

or otherwise help facilitate introductions between Cempra and such Affiliates or Third Parties, provided that, notwithstanding the foregoing, (A) Toyama shall have the privilege, subject to the payment of royalties and milestones as required under Section 3, of selling, upon commercially reasonable conditions and within [*] months of the date this Agreement is terminated (the “Termination Date”), all finished Licensed Products or Licensed Products in inventory or the process of manufacture as of the Termination Date, provided that, to the extent Licensed Products, Compound, or Permitted Derivative are Covered by any Scripps Patents, such privilege shall only be effective (and Toyama shall only have the right to complete the manufacture of or sell such Licensed Products following the termination of this Agreement under this clause (A)) to the extent Toyama has rights from Scripps to such Scripps Patents sufficient for Toyama to exercise such privilege without infringement of such Scripps Patents or breach of any related agreement with Scripps, (B) any above-referenced assignment of any tangible or intangible assets to Cempra by Toyama shall be made subject to the rights any Sublicensee may have with respect to such assets under any commercially reasonable sublicense entered into in accordance with this Agreement and surviving such termination in accordance with Section 12.9(g) below, (C) Toyama shall not have any obligation to assign any Licensed Product-Related Contracts to Cempra to the extent prohibited by the terms thereof without consent of the other party(ies) thereto and Toyama does not obtain the relevant Affiliate’s or Third Party’s consent to such assignment, and (D) with respect to any Licensed Product inventory, Licensed Product in the process of manufacture, or Licensed Product Materials requested and received by Cempra (that Toyama does not elect to sell in accordance with this Section 12.9(a)), (X) Cempra shall pay Toyama a commercially reasonable amount as consideration for the assignment and transfer of any Licensed Product inventory, Licensed Product in the process of manufacture, or Licensed Product-Related Materials, with such amount to be commercially reasonable and negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed Toyama’s reasonable, documented direct costs of manufacturing or procuring such Licensed Product inventory, Licensed Product in the process of manufacture, or Licensed Product-Related Materials, (Y) Toyama shall not have any obligation to deliver such Licensed Product inventory, Licensed Product in the process of manufacture, or Licensed Product-Related Materials to Cempra until an agreement on such price is reached (or such price is determined pursuant to the procedures described in Section 15), and (Z) Cempra shall, at any time prior to its written agreement with Toyama on the amount to be paid for such Licensed Product inventory, Licensed Product in the process of manufacture, and/or Licensed Product-Related Materials, have the right to waive its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto).

(b)         Upon any termination of this Agreement by Toyama pursuant to Sections 12.2, 12.5, and 12.7, other than any termination of this Agreement by Toyama pursuant to Section 12.2 for material uncured breach of this Agreement by Cempra that [*], (i) Toyama shall use reasonable efforts to promptly provide to Cempra all relevant and material information under the Ownership or control of Toyama concerning Licensed Products, Licensed Product inventory, Toyama Know-How, Toyama Patents, Product Improvements by Toyama, Joint Product Improvements, Toyama Product Marks, Licensed Product-Related Materials, Regulatory Filings, and Regulatory Approvals and,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

to the extent subsequently requested by Cempra in writing, (ii) Toyama shall, in exchange for the financial consideration determined pursuant to the second paragraph of this subsection (b), transfer and assign to Cempra all right, title, and interest in all inventory of Licensed Product and Licensed Product in the process of manufacture (except to the extent such Licensed Product may be sold by Toyama pursuant to this Section 12.9(b)), Regulatory Filings, Regulatory Approvals, Toyama Product Marks, and Licensed Product-Related Materials, (iii) Toyama hereby grants Cempra and its Affiliates a royalty-bearing, non-exclusive, transferable right, with rights of sublicense, under Toyama Know-How and Toyama Patents, to manufacture, have manufactured, use, sell, offer for sale, import or export Licensed Products in the Territory, however, if Toyama wishes to assign or transfer such Toyama Know-How or Toyama Patents, such Toyama Know-How and Toyama Patents shall be assigned or transferred to Cempra, and (iv) Toyama shall reasonably provide Cempra all relevant and material information requested by Cempra concerning any Licensed Product-Related Contracts and, to the extent subsequently requested by Cempra and permitted by the terms of such Licensed Product-Related Contracts without consent of the other party(ies) thereto (or, to the extent not permitted by such terms without such consent, Toyama obtains consent to such assignment, which Toyama shall have the obligation to use Commercially Reasonable Efforts to obtain), assign such Licensed Product-Related Contracts to Cempra or otherwise help facilitate introductions between Cempra and such Affiliates or Third Parties, provided that, notwithstanding the foregoing, provided that, notwithstanding the foregoing, (A) Toyama shall have the privilege, subject to the payment of royalties and milestones as required under Section 3, of selling, upon commercially reasonable conditions, all finished Licensed Products or Licensed Products in inventory or the process of manufacture as of the Termination Date, provided that, to the extent Licensed Products, Compound, or Permitted Derivative are Covered by any Scripps Patents, such privilege shall only be effective (and Toyama shall only have the right to complete the manufacture of or sell such Licensed Products following the termination of this Agreement under this clause (A)) to the extent Toyama has rights from Scripps to such Scripps Patents sufficient for Toyama to exercise such privilege without infringement of such Scripps Patents or breach of any related agreement with Scripps, (B) any above-referenced assignment of any tangible or intangible assets to Cempra by Toyama shall be made subject to the rights any Sublicensee may have with respect to such assets under any commercially reasonable sublicense entered into in accordance with this Agreement and surviving such termination in accordance with Section 12.9(g) below, and (C) Toyama shall not have any obligation to assign any Licensed Product-Related Contracts to Cempra to the extent prohibited by the terms thereof without consent of the other party(ies) thereto and Toyama does not obtain the relevant Affiliate’s or Third Party’s consent to such assignment.

Upon termination of this Agreement by Toyama pursuant to Sections 12.2, 12.5, and 12.7, other than any termination of this Agreement by Toyama pursuant to Section 12.2 for a material uncured breach of this Agreement by Cempra that materially and adversely affects the overall economic prospects of the Development and/or Commercialization of Licensed Products in the Field in the Territory, if and as requested by Cempra, the Parties shall enter into good faith negotiations concerning the Commercially Reasonable value of the assets to be transferred, and rights to be licensed, to Cempra pursuant to the first paragraph of this subsection (b), and use Commercially Reasonable Efforts to reach written agreement, within [*] Calendar Days of such termination, on Commercially Reasonable financial consideration to be paid to Toyama in exchange for such transfer or license, as applicable, of all of the foregoing (which may include upfront payments, milestone payments, and/or royalties, as may be Commercially Reasonable). If the Parties are unable to reach written agreement with respect thereto within such [*] Calendar Days period pursuant to the foregoing, the form and amount of such consideration to be paid to Toyama in exchange for the performance of its obligations under the first paragraph of this subsection (b), which shall in any event be Commercially Reasonable, shall, if and as requested by Cempra in writing by notice to Toyama, be determined pursuant to Section 15. Upon the determination of the form and amount of such consideration pursuant to Section 15, Cempra shall have a period of [*] Calendar Days thereafter within which to elect, by written notice to Toyama, to agree to pay such consideration or waive its rights to be assigned such assets, transferred such materials, and/or licensed such rights as are contemplated by the first paragraph of this subsection (b) provided that [*] as set forth in Section 15.

(c)         Upon any termination of this Agreement by Toyama pursuant to Section 12.2 for a material breach of this Agreement by Cempra [*], then Toyama may elect, in its sole discretion by written notice given to Cempra prior to the effectiveness of the relevant termination, to require the following: (i) Toyama shall use reasonable efforts to promptly provide to Cempra all relevant and material information under the Ownership or control of Toyama concerning Licensed Products, Licensed Product inventory, Toyama Know-How, Toyama Patents, Product Improvements by Toyama, Joint Product Improvements, Toyama Product Marks, Licensed Product-Related Materials, Regulatory Filings, and Regulatory Approvals and, to the extent subsequently requested by Cempra in writing, Toyama shall use Commercially Reasonable Efforts to mitigate the costs of Licensed Product-Related Materials, including by re-using, re-purposing, or returning Licensed Product-Related Materials, to the extent practicable, (ii) Cempra shall pay to Toyama the financial consideration determined pursuant to the second paragraph of this subsection (c) by the date(s) established thereunder for such payment(s), and Toyama shall transfer and assign to Cempra all right, title, and interest in all inventory of Licensed Product and Licensed Product in the process of manufacture (except to the extent such Licensed Product may be sold by Toyama pursuant to this Section 12.9(c)), Regulatory Filings, Regulatory Approvals, Toyama Product Marks, and Licensed Product-Related Materials, (iii) Toyama shall grant Cempra and its Affiliates a royalty-bearing, non-exclusive, transferable right, with rights of sublicense, under Toyama Know-How and Toyama Patents, to manufacture, have manufactured, use, sell, offer for sale, import or export Licensed Products in the Territory, however, if Toyama wishes to assign or transfer such Toyama Know-How or Toyama Patents, such Toyama Know-How and Toyama Patents shall be assigned or transferred to Cempra, and (iv) Toyama shall reasonably provide Cempra all relevant and material information requested by Cempra concerning any Licensed Product-Related Contracts and, to the extent subsequently requested by Cempra and permitted by the terms of such Licensed Product-Related Contracts without consent of the other party(ies) thereto (or, to the extent not permitted by such terms without such consent, Toyama obtains consent to such assignment, which Toyama shall have the obligation to use Commercially Reasonable Efforts to obtain),

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

assign such Licensed Product-Related Contracts to Cempra or otherwise help facilitate introductions between Cempra and such Affiliates or Third Parties, provided that, notwithstanding the foregoing, (A) Toyama shall have the privilege, subject to the payment of royalties and milestones as required under Section 3, of selling, upon commercially reasonable conditions, all finished Licensed Products or Licensed Products in inventory or the process of manufacture as of the Termination Date, provided that, to the extent Licensed Products, Compound, or Permitted Derivative are Covered by any Scripps Patents, such privilege shall only be effective (and Toyama shall only have the right to complete the manufacture of or sell such Licensed Products following the termination of this Agreement under this clause (A)) to the extent Toyama has rights from Scripps to such Scripps Patents sufficient for Toyama to exercise such privilege without infringement of such Scripps Patents or breach of any related agreement with Scripps, (B) any above-referenced assignment of any tangible or intangible assets to Cempra by Toyama shall be made subject to the rights any Sublicensee may have with respect to such assets under any commercially reasonable sublicense entered into in accordance with this Agreement and surviving such termination in accordance with Section 12.9(g) below, and (C) Toyama shall not have any obligation to assign any Licensed Product-Related Contracts to Cempra to the extent prohibited by the terms thereof without consent of the other party(ies) thereto and Toyama does not obtain the relevant Affiliate’s or Third Party’s consent to such assignment.

Upon a termination of this Agreement by Toyama pursuant to Section 12.2 that is subject to this Section 12.9(c), the Parties shall enter into good faith negotiations concerning the Commercially Reasonable value of the assets to be transferred, and rights to be licensed, to Cempra pursuant to the first paragraph of this subsection (c), and use Commercially Reasonable Efforts to reach written agreement, within [*] Calendar Days of such termination, on Commercially Reasonable financial consideration to be paid to Toyama in exchange for such transfer or license, as applicable, of all of the foregoing (which may include upfront payments, milestone payments, and/or royalties, as may be Commercially Reasonable). If the Parties are unable to reach written agreement with respect thereto within such [*] Calendar Days period pursuant to the foregoing, the form and amount of such consideration to be paid to Toyama in exchange for the performance of its obligations under the first paragraph of this subsection (c), which shall in any event be Commercially Reasonable, shall, if and as requested by either Party in writing by notice to the other Party, be determined pursuant to Section 15.

(d)         Obligations Related to Ongoing Activities.  From the date of notice of any termination until the effective date of any termination, Toyama shall, without limitation of any other obligations under this Agreement, continue, in a Commercially Reasonable fashion, all Development or Commercialization activities concerning Licensed Products in the Field in the Territory, including preparatory activities, ongoing as of the date of notice of termination. However, Toyama shall not be obliged to initiate any new human clinical trials or pediatric formulation development of Licensed Product not ongoing at the date of notice of termination, except to the extent required by Applicable Law or any Governmental Authority.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e)         Obligations Related to Manufacturing.  In the case of any termination or expiration of this Agreement, if a Licensed Product has been sold in the Field in the Territory within the [*] months prior to, or at any time following, the date of the notice of termination of this Agreement, then, upon the request of Cempra, and in addition to Toyama’s obligations and Cempra’s rights under Section 12.9(a), 12.9 (b), and 12.9(c), Toyama shall, if and as requested by Cempra, manufacture and supply Licensed Product to Cempra for a period which shall not exceed [*] months from the effective date of termination of this Agreement at a Commercially Reasonable price, and on Commercially Reasonable other terms, as shall be agreed by the Parties in good faith, provided that, if the Parties cannot reach agreement on such price and terms within [*] Calendar Days of such termination and Cempra provides written notice, within [*] Calendar Days of the expiration of such [*] Calendar Day period electing to resolve the price and/or other terms of such supply pursuant to Section 15, such price and terms shall be determined pursuant to Section 15. Cempra shall use Commercially Reasonable Efforts to take over the manufacturing as soon as possible after the effective date of termination.

(f)         Assisting Cempra in Obtaining Third Party License Rights.  In case of termination of this Agreement other than a termination by Toyama pursuant to Section 12.2 hereof, if Toyama or any Sublicensee has obtained patent rights, included in Toyama Patents, by license from a Third Party that are necessary for the Development, manufacture, or Commercialization of Licensed Products in the Field in the Territory (such a license, a “Third Party License”), and such rights cannot be licensed to Cempra, or such license agreement cannot be assigned to Cempra, as applicable, pursuant to Section 12.9(a), 12.9(b), or 12.9(c) due to the terms and conditions of such license, Toyama shall, if and as requested by Cempra, use Commercially Reasonable Efforts to obtain approval from such Third Party to license such rights to Cempra, or transfer or assign Toyama’s rights and obligations under such Third Party License with respect to Licensed Products in the Territory to Cempra.

(g)         Survival of Sublicenses.  Notwithstanding any provision herein to the contrary, in the event (A) Toyama has entered into any sublicense agreement granting any Sublicensee rights to Develop, manufacture, and/or Commercialize Licensed Products in the Territory as permitted by, and in accordance with, this Agreement (but which agreement must, in any event, include rights for such Third Party to Commercialize Licensed Products in the Field in the Territory), (B) this Agreement is terminated other than by Toyama pursuant to Section 12.2, (C) the applicable Sublicensee is not in material breach of such sublicense, (D) Cempra indicates, by written notice to Toyama, a desire to have such sublicense agreement assigned to it, and (E) the applicable Sublicensee agrees, in writing and prior to or on the date of such termination, to automatic assignment of such sublicense to Cempra contemplated in this Section 12.9(g), (i) such sublicense agreement (including any rights to payment thereunder) shall, to the extent concerning Licensed Products in the Field in the Territory, not imposing obligations on Cempra in excess of those contained in this Agreement, and provided for in such sublicense, be automatically assigned to Cempra and (ii) Cempra shall grant such Third Party the rights granted with respect to Cempra Technology (and any other rights Cempra may enjoy hereunder upon such termination) under the assigned sublicense, subject to such Third Party’s compliance with its terms. In all other circumstances, all sublicenses of rights granted hereunder shall terminate upon termination of this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(h)           Availability of Remedies.    Except as explicitly provided for in this Agreement any rights or remedies set forth in this Section 12 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties as a result of any circumstances which may be related or unrelated to such termination.

(i)           Royalty and Payment Obligations.  Without limitation of Section 12.9, expiration of this Agreement or termination of this Agreement by a Party, for any reason, shall not release Toyama from any obligation to pay royalties or make any payments to Cempra which are due and payable, or for which the action triggering such obligation has occurred, prior to the effective date of termination.

12.10    Scripps License Termination.

(a)           Upon termination of the Scripps License for any reason other than Toyama’s or any Sublicensee’s breach of this Agreement or any provisions hereof or of the Scripps License applicable to such party, Cempra will promptly notify Toyama in writing of such termination and, to the extent this Agreement constitutes a sublicense of rights granted by Scripps to Cempra under the Scripps License, such sublicense will survive such termination with Scripps as Toyama’s direct licensor with respect to such rights, provided that:

(i)       neither Toyama nor any Sublicensee is the cause of the breach that resulted in termination of the Scripps License, and neither Toyama nor any Sublicensee is in default of any of its obligations under this Agreement or any sublicense hereunder pertaining to the Scripps Patents under this Agreement or the Scripps License;

(ii)      Toyama pays to Scripps any and all unpaid amounts (including but not limited to royalties, milestones, and other payments) owed by Cempra under the Scripps License with respect to the exercise of rights under the Scripps License that are sublicensed to Toyama hereunder that were past due at the time of termination of the Scripps License within thirty (30) Calendar Days after receipt of an itemized (by type of payment) written invoice therefor from Scripps;

(iii)      Toyama’s payment obligations with respect to its surviving license to the Scripps Patents shall be those set forth in the Scripps License, except to the extent any amounts due under Section 3.5 [*];

(iv)     Toyama delivers to Scripps within [*] Calendar Days after termination of the Scripps License an executed license agreement with Scripps in the form of the Scripps License (a “New Scripps License”), as reasonably modified to be no greater in scope than the scope of the sublicense granted to Toyama under this Agreement with respect to the Scripps Patents and shall also contain provisions that: (i) Toyama shall not have any obligations to Scripps other than Toyama’s obligations to Scripps as set forth in the New Scripps License; (ii)

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Scripps shall have no liability to Toyama for any actual or alleged breach of this Agreement by Cempra; (iii) Scripps shall not have any obligations to Toyama other than Scripps’ obligations to Toyama as set forth in the New Scripps License; and (iv) are reasonably necessary to conform any terms contained herein that may, as a result of the substitution of Toyama for Cempra as a result of the process contemplated by this Section 12.10(a) or for any other reason, be inconsistent with the Scripps License to those corresponding terms of the Scripps License; and

(v)     Cempra shall procure Scripps to promptly execute the New Scripps License, provided that in no event shall Scripps or Toyama be obliged to accept provisions in the New Scripps License (X) unless such provisions correspond to rights to Scripps Patents sublicensed by Cempra hereunder in conformance with Scripps License or (Y) where such provisions are in conflict with the legal obligations under any sublicense agreement granted under the Scripps License by Cempra or any Third Party with respect to any rights not granted to Toyama under this Agreement, or by applicable federal, state or local statute or regulation.

The provisions of this Section 12.10(a) must be included or specifically referenced in any sublicense granted hereunder by Toyama or any Sublicensee in order for the applicable Sublicensee’s sublicense of rights granted hereunder with respect to the Scripps Patents to survive termination of the Scripps License. If the Scripps License terminates and Toyama executes a New Scripps License, (x) Toyama shall be entitled to a credit applicable against future payments due under this Agreement equal to any amounts paid to Scripps by Toyama pursuant to clause (ii) above and (y) Toyama shall be entitled to deduct any amounts paid to Scripps under the Scripps License in a particular Calendar Quarter from amounts due Cempra under this Agreement in such Calendar Quarter.

(b)         Notwithstanding anything to the contrary, if there are no Scripps Patents (I) in the Territory Covering Licensed Products being Developed, manufactured, or Commercialized by or on behalf of Toyama or any Sublicensee in the Territory or (II) in the applicable countries in the Manufacturing Territory in which Toyama is exercising the Back-Up Supply Rights (the “Applicable Territories”) Covering the manufacture, use, sale, import, or export of Compound or Permitted Derivative for incorporation into such Licensed Products for Development, manufacture, or Commercialization in the Territory, and no Scripps Patents otherwise necessary for any of the foregoing, at the time of the termination of the Scripps License then Toyama may, from time to time, indicate by written notice to Cempra, at any time prior to termination of the Scripps License or immediately following Cempra’s notifying Toyama of such termination, that Toyama does not wish to obtain a New Scripps License upon such termination (each such notice a “Disclaimer of New Scripps License”):

(i)       the Scripps Patents shall be deemed, effective upon the termination of the Scripps License, to be excluded from the Cempra Patents for purposes of this Agreement;

(ii)      Toyama shall represent and warrant to Cempra in the Disclaimer of New Scripps License, effective as of the termination of the Scripps License and at all times thereafter, that there are no Scripps Patents (x) in the Territory that Cover Licensed Products being Developed, manufactured, Commercialized, made, used, sold, imported, or exported by or on behalf of Toyama or any Sublicensee in the Territory, (y) in the Applicable Territory(ies) that Cover the manufacture, use, sale, import, or export of Compound or Permitted Derivative for incorporation into any such Licensed Products for Development, manufacture, or Commercialization in the Territory, or (z) are otherwise necessary for any of the foregoing; and

(iii)     Toyama shall not be required to comply with clauses (ii) through (v) of Section 12.10(a).

12.11  Survival.    Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration. The following provisions shall survive any expiration or termination of this Agreement: 1, 2.2, 2.3 (only upon expiration, but not upon termination, of this Agreement), 2.4 (only upon expiration, but not upon termination, of this Agreement), 2.5, 2.6, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 4.5, 5.1, 5.2 (with respect to both Parties upon expiration, and only with respect to Toyama’s obligations upon termination), 5.4 (with respect to both Parties upon expiration, and only with respect to Toyama’s obligations upon termination), 5.5, 8.2, 8.3, 10, 11, 12.9, 12.11, 13.3(f), 13.4, 14, 15, and, with respect to actual or alleged infringements occurring prior to termination or expiration, 9.1, 9.2, 9.3, 9.4, 9.5, and 9.6, together with any Sections referenced in such surviving provisions or necessary to give them effect.

13.	REPRESENTATIONS; WARRANTIES; COVENANTS.

13.1    Representations and Warranties of Cempra. Cempra represents and warrants to Toyama as follows as of the Effective Date:

(a)        Cempra is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

(b)        Cempra is, as of the Effective Date, a wholly-owned subsidiary of Cempra Parent.

(c)        Cempra has provided to Toyama all material [*] Cempra Data obtained by Cempra prior to the Effective Date concerning the Development or Commercialization of Licensed Products in the Field and such Cempra Data [*] was generated in accordance with Applicable Law (including, if and as reasonably applicable, GLP or GCP) and customary scientific standards. The execution, delivery and performance by Cempra of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which Cempra is a party.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d)        There is no action, suit, proceeding or investigation pending or, to Cempra’s knowledge, currently threatened in writing against or affecting Cempra that questions the validity of this Agreement or the right of Cempra to enter into this Agreement or consummate the transactions contemplated hereby and, to Cempra’s knowledge, there is no basis for the foregoing.

(e)        To Cempra’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority, or any Third Party, on the part of Cempra is required in connection with the execution, delivery and performance of this Agreement, other than those consents, approvals, waivers, and authorizations which have been obtained by Cempra prior to or on the Effective Date.

(f)        To Cempra’s knowledge, Cempra has disclosed in writing to Toyama all Patents Controlled by Cempra or its Affiliates as of the Effective Date which Cover the Licensed Product in the Field in the Territory, which Patents are set forth on Schedule 1.20.

(g)        To Cempra’s knowledge, the Cempra Technology is Controlled by Cempra, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements, or any other obligation with respect to any of the foregoing that would materially and adversely conflict or interfere with any of the rights or licenses granted to Toyama hereunder.

(h)        Cempra has not, prior to the Effective Date, received any written claim from, or written demand of, any person or entity that the development, manufacture, use or sale of the Compound or, with respect the form thereof that is under Development by Cempra as of the Effective Date, the Licensed Product infringed or misappropriated any intellectual property rights of such Third Party in the Territory.

(i)        To Cempra’s knowledge as of the Effective Date, without duty or obligation of investigation or inquiry, there is no Patent owned by any Third Party, other than those Patents included within the Cempra Patents, that Covers the Compound, any Permitted Derivative, or, with respect the form thereof that is under Development by Cempra as of the Effective Date, Licensed Product in the Territory.

(j)        Cempra has provided Toyama a complete and accurate copy of each of the Scripps License and Optimer License, as each are in effect as of the Effective Date.

(k)        As of the Effective Date, to Cempra’s knowledge, there are no Optimer Patents licensed to Cempra under the Optimer License that Cover the Licensed Product in the Field in the Territory.

13.2    Cempra Covenants.

(a)        To the extent any rights to Scripps Patents are included in the rights granted Toyama under this Agreement, Cempra shall use Commercially Reasonable Efforts to comply with the Scripps License and Cempra shall not amend, modify, or terminate the Scripps License in any way that would adversely affect Toyama’s rights to the Scripps Patents under this Agreement. Within thirty (30) Calendar Days of Cempra’s provision of any royalty report to Scripps under the Scripps License that relates to the payment of royalties to Scripps with respect to Toyama’s or Sublicensees’ sales of Licensed Products in the Territory, Cempra shall provide Toyama a copy of the portion of such report related to sales of Licensed Products under this Agreement and confirm the amount of Cempra’s corresponding royalty payments to Scripps with respect thereto. Further, Cempra shall promptly provide Toyama a copy of any notice of breach from Scripps to Cempra under the Scripps License that relates to the payment of royalties on sales of Licensed Products in the Territory under this Agreement.

(b)        Cempra shall (i) provide Toyama all material and substantially all Cempra Data coming under Cempra’s Control following the Effective Date as soon as reasonably practicable following the receipt thereof by Cempra and (ii) shall ensure that all such Cempra Data is accurate and generated in accordance with Applicable Law (including, if and as reasonably applicable, GLP or GCP) and customary scientific standards.

13.3    Representations and Warranties of Toyama. Toyama represents and warrants to Cempra as follows:

(a)        Toyama is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

(b)        Toyama has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of Toyama, enforceable in accordance with their terms.

(c)        The execution, delivery and performance by Toyama of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to Toyama, its business or its assets.

(d)        No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Toyama is required in connection with the execution, delivery and performance of this Agreement.

(e)        There is no action, suit, proceeding or investigation pending or, to Toyama’s knowledge, currently threatened against or affecting Toyama or that questions the validity of this Agreement, or the right of Toyama to enter into this Agreement or consummate the transactions contemplated hereby and to Toyama’s knowledge, there is no basis for the foregoing.

(f)        To Toyama’s knowledge, there are, and shall be, no Know-How or Patents owned, controlled, or licensed by any of Toyama’s Affiliates, other than Toyama’s Sublicensees, as a result of activities under this Agreement, or any use of access to Cempra Technology or any Compound, Permitted Derivative, Licensed Product, or Cempra Confidential Information.

(g)        To Toyama’s knowledge as of the Effective Date, without duty or obligation of investigation or inquiry, there is no Patent owned by any Third Party, other than those Patents included within the Cempra Patents, that Covers any Compound, Permitted Derivative, or Licensed Product in the Territory.

13.4    Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 13.1 AND 13.3, AS APPLICABLE, THE PARTIES MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF THE COMPOUND OR PRODUCT UNDER THIS AGREEMENT.

13.5    Protective Provisions. Toyama shall (and shall ensure that Sublicensees and Toyama Sole Distributors do):

(a)        not manufacture, use, develop, promote, sell, distribute, or otherwise commercialize any product in the Territory, other than a Licensed Product in the Field subject to the terms of this Agreement, incorporating the Compound or any Derivative thereof for the treatment of any indication in the Field;

(b)        not acquire from any Third Party or any Affiliate of Toyama the right to manufacture, use, develop, promote, sell, distribute, or otherwise commercialize any product, other than a Licensed Product in the Field in the Territory subject to the terms of this Agreement, incorporating the Compound or any Derivative thereof for the treatment of any indication in the Field;

(c)        not enter into any agreement pursuant to, or in the exercise of rights under, which any Third Party or any Affiliate of Toyama may manufacture, use, develop, promote, sell, distribute, or otherwise commercialize any product, other than a Licensed Product in the Field in the Territory subject to the terms of this Agreement, incorporating the Compound or any Derivative thereof for the treatment of any indication in the Field;

(d)        not otherwise enable any Third Party or any Affiliate of Toyama, directly or indirectly, to manufacture, develop, promote, sell, distribute, or otherwise commercialize any product, other than a Licensed Product in the Field in the Territory subject to the terms of this Agreement, incorporating the Compound or any Derivative thereof for the treatment of any indication in the Field;

(e)        not, directly or indirectly, develop, use, sell, market, promote, advertise, or distribute any Licensed Products in the Field outside the Territory;

(f)        use all Commercially Reasonable Efforts to impose upon its distributors, Sublicensees, Toyama Sole Distributors, and customers contractual obligations not to seek or accommodate consumers outside the Territory for the Licensed Products;

(g)        restrict its, Sublicensees’, and Toyama Sole Distributors’ development, use, marketing, promotion, advertisement, sale, and distribution of the Licensed Products in the Field within the Territory;

(h)        not, directly or indirectly, knowingly sell, market, or distribute the Licensed Products to any person or entity for use, resale, marketing, or distribution outside the Territory;

(i)        ensure Sublicensees, Toyama Sole Distributors, and Wholesalers do not ship, sell, or otherwise distribute any Licensed Products for ultimate use in the Field outside the Territory; and

(j)        not, directly or indirectly, sell via the Internet or mail order Licensed Products in the Field outside the Territory or for use in the Field outside the Territory, and impose, as an essential condition of doing business with respect to Licensed Products, upon its distributors, Sublicensees, Toyama Sole Distributors, and customers a contractual obligation to comply with such foregoing obligation.

Toyama shall ensure that all Sublicensees and Toyama Sole Distributors comply with all of the requirements and limitations of this Section 13.5.

14.	INDEMNITIES; LIMITS ON LIABILITY.

14.1 Indemnification by Cempra. Subject to Section 14.3, Cempra hereby agrees to defend, indemnify and hold harmless Toyama, its Affiliates, Sublicensees, Toyama Sole Distributors, and Toyama’s and its Affiliates’ directors, officers, employees, contractors, agents, other representatives, successors and assigns (collectively, “Toyama Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by Third Parties (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of:

(a)        any Cempra Indemnitee’s (i) negligence, willful misconduct, or fraud with respect to Licensed Product, Compound, Permitted Derivative, or its activities under this Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Law with respect to any Cempra Indemnitee’s activities with respect to Licensed Product, Compound, or Permitted Derivative, or (iv) manufacture, use, sale, offering for sale, import, export, Development, or Commercialization of (q) the Compound, Permitted Derivative, or Licensed Products outside the Field or outside the Territory or (r) any products, other than Licensed Products, incorporating the Compound or any Permitted Derivative as their sole API (including but not limited to any product liability claims or similar claims arising from such activities);

(b)        any Third Party claim that [*];

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)        any Third Party claim that (i) [*]; or

(d)        any Third Party claim that [*],

except to the extent, in the case of (a), (b), (c), and (d), such Claims or Losses result from any Toyama Indemnitee’s (i) negligence, willful misconduct, or fraud with respect to Development, manufacture, or Commercialization of Licensed Products, Compound or Permitted Derivative, (ii) breach of this Agreement, or (iii) failure to comply with any Applicable Laws.

14.2    Indemnification by Toyama. Subject to Section 14.3, Toyama hereby agrees to indemnify, defend and hold harmless Cempra, its Affiliates and Cempra’s and its Affiliates’ licensors, officers, directors, employees, contractors, agents, other representatives, successors, and assigns (collectively, “Cempra Indemnitees”) from and against any Claims and Losses to the extent arising out of:

(a)        any Toyama Indemnitee’s (i) negligence, willful misconduct, or fraud with respect to Licensed Product, Compound, Permitted Derivative, or its activities under this Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws with respect to any Toyama Indemnitee’s activities with respect to Licensed Product, Compound, or Permitted Derivative, or (iv) Development, Commercialization, manufacture, use, import, export, or sale of any Compound, Permitted Derivative, or Licensed Product in the Territory and in the Field (or with respect to the exercise of Back-Up Supply Rights, in the Manufacturing Territory) (including but not limited to any product liability claims or similar claims arising from such activities);

(b)        any Third Party claim that any Compound or Permitted Derivative incorporated in any Licensed Product used or sold in the Field in the Territory caused personal injury or death [*];

(c)        a Third Party claim that any Licensed Product made, used, or sold by or on behalf of Toyama, any Sublicensee, or any Toyama Sole Distributor, or the manufacture, Development, or Commercialization of any Licensed Product by or on behalf of Toyama, any Sublicensee, or any Toyama Sole Distributor, infringes or misappropriates a Third Party’s intellectual property rights; or

(d)        any Third Party claim that Toyama’s, its Sublicensees’, or any of Toyama’s or Sublicensees’ contractors’ manufacture of any Compound or Permitted Derivative, [*],

except to the extent, in the case of (a), (b), (c), and (d), such Claims or Losses are subject to indemnification by Cempra under the Supply Agreement or this Agreement.

14.3    Indemnification Procedures. Each Party’s agreement to indemnify, defend, and hold harmless under Section 14.1 or 14.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any Claim arising out of the allegedly or actually indemnified matter as soon as reasonably possible, and in any event no later than within [*] Calendar Days after the indemnified Party has actual knowledge of such claim,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

demand or action, (b) permitting the indemnifying Party to assume control at its sole expense over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, using counsel reasonable acceptable to the indemnified Party, (c) assisting the indemnifying Party, as reasonably requested by the indemnifying Party and at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, and (e) furnishing promptly to the indemnifying Party copies of all notices and documents (including court papers) received by any indemnified party in connection with the Claim for which indemnification is being sought; provided, however, that, if the party entitled to indemnification hereunder fails to comply with any of the foregoing conditions, the indemnifying Party will only be relieved of its indemnification obligation under this Agreement to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified Party or incurs non-indemnified liability on the part of the indemnified Party without the prior written consent of the indemnified Party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which would reasonably be anticipated by the indemnifying Party to adversely affect any portion of the Cempra Technology, the other Party’s ability to Develop, manufacture, or Commercialize Licensed Products in the Field in the Territory, or, in the event Toyama is the indemnifying Party, Cempra’s, its Affiliates’ or their licensees’ ability to develop or exploit Cempra Technology, or any product incorporating, utilizing, or covered by the Cempra Technology or any Protected Patents, outside the Field, outside the Territory, or with respect to any products other than Licensed Products without the indemnified Party’s prior written consent, such consent not to be unreasonably withheld.

14.4    Limitation of Liability.

(a)      IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 14.1 AND 14.2 ABOVE, EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF ARTICLE 10, OR TOYAMA’S LIABILITY FOR ANY BREACH OF SECTION 2.1 OR 2.3.

(b)        For purposes of Section 14.1(a)(ii) and 14.2(a)(ii) and the indemnification provided by Cempra or Toyama thereunder, any failure of Cempra or Toyama (as the case may be) to satisfy its obligations under the Supply Agreement shall not be considered a breach of this Agreement.

14.5    Insurance.

(a)        Coverage. Toyama shall carry and maintain, with reputable insurers, insurance of the types and in amounts which are no less than reasonable and customary in the Japanese pharmaceutical industry for companies of comparable size and activities. Such insurance will insure against all liability, including but not limited to, bodily injury or property damage arising out of the manufacture, sale, distribution, marketing, Development or Commercialization of Licensed Products and specifically shall include: (i) product liability; (ii) completed operations; (iii) clinical trials, as applicable; (iv) broad form property damage; (v) advertising injury; (vi) premises operation; (vii) personal injury; and (viii) contractual liability coverages for Toyama’s indemnification and other obligations under this Agreement. Such insurance coverage shall have limits of liability which are commercially reasonable for the Japanese pharmaceutical industry, but shall not be less than [*] dollars (US$[*]) per loss occurrence and [*] dollars (US$[*]) annual aggregate. Toyama shall name and cause Cempra and Scripps to be named as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Toyama and Sublicensees applicable to the Licensed Products or this Agreement. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Toyama’s indemnity or other liability under this Agreement. If Toyama desires to self-insure all or part of the limits described above, such self-insurance program must be approved in advance by Cempra such approval not to be unreasonably withheld. Such coverage shall be maintained by Toyama for not less than [*] years following the last date on which Toyama or any Sublicensee has exercised any rights under this Agreement. Upon written request from Cempra, Toyama shall promptly provide written evidence (e.g., certificates) of such insurance in a form that is reasonably satisfactory to Cempra.

(b)        Waiver of Subrogation. Toyama, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against Cempra, Scripps and any other party indemnified by Toyama under this Agreement, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Toyama or its property or the property of others under its control. Toyama’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section 14.5 in favor of Cempra, Scripps, and all other parties to be indemnified under this Agreement. Toyama shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Toyama’s insurance policies shall be primary and not contributory to any insurance carried by Sublicensees, Cempra, or Scripps. At the time when Toyama sends any annual or quarterly progress report to Cempra under this Agreement and upon Cempra’s additional written request, Toyama shall deliver to Cempra copies of insurance certificates and endorsements that comply with the requirements of this Section 14.5.

14.6    Cancellation/Changes in Coverage. Toyama shall provide Cempra with written notice at least [*] Calendar Days prior to the cancellation, non-renewal or material change in any insurance required by this Section 14.6. If Toyama does not obtain replacement insurance providing comparable coverage within [*] Calendar Days of notice from Cempra demanding that Toyama obtain such replacement insurance, Cempra shall have the right to immediately terminate this Agreement by providing written notice to Toyama and without providing any additional cure period.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

15.	DISPUTE RESOLUTION.

In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the Chief Executive Officer of Cempra and the Executive Vice President of Toyama (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within [*] Calendar Days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on [*] Business Days notice to the other Party following the expiration of the [*] Calendar Day period referenced above (the “Initiation Notice”), under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then pertaining, except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. Cempra and Toyama shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator in accordance with the forgoing within [*] Business Days of the Initiation Notice, the arbitrator selected by the other Party within such [*] Business Day period shall be entitled to select such arbitrator, and, to the extent all three such arbitrators are not selected within [*] Calendar Days of the Initiation Notice, such arbitrators shall be appointed by the International Court of Arbitration of the ICC. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. The decision of the arbitrators will be final and binding on the Parties, and judgment upon the award or determination rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction. The arbitration shall be conducted in English, and the place of arbitration shall be New York, New York. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by ICC to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party, and the Parties hereby agree that the panel shall be entitled and empowered to make such a determination. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek injunctive or equitable relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of this Agreement.

16.	MISCELLANEOUS.

16.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, earthquake, tsunami, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

any governmental authority or the other Party, provided that, notwithstanding the foregoing, (i) the payment of amounts due under this Agreement may not be delayed due to such a force majeure affecting the Party required to make such payment and (ii) in the event Toyama’s (or any of Sublicensees’) failure to perform any material obligation under this Agreement is delayed by a period in excess of [*] consecutive months or more for reasons subject to this Section 16.1, Cempra shall be entitled to terminate this Agreement on [*] Calendar Days written notice to Toyama.

16.2    Assignment. Neither Party may assign this Agreement, or any of its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, provided that, notwithstanding the foregoing, Cempra shall be entitled, without Toyama’s prior written consent, to assign or transfer this Agreement: (i) in connection with the transfer or sale of all or substantially all of Cempra’s or Cempra Parent’s assets or business (or that portion thereof related to the subject matter of this Agreement), (ii) in the event of Cempra’s or Cempra Parent’s merger, consolidation, reorganization, change of control or similar transaction, or (iii) to an Affiliate of Cempra. Toyama shall be entitled, without Cempra’s prior written consent, to assign or transfer this Agreement: (i) in connection with the transfer or sale of all or substantially all of Toyama’s or Toyama Parent’ assets or business (or that portion thereof related to the subject matter of this Agreement), (ii) in the event of Toyama’s or Toyama Parent’ merger, consolidation, reorganization, change of control or similar transaction, or (iii) to an Affiliate of Toyama. Any permitted assignee of either Party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 16.2 shall be void.

16.3    Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

16.4    Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To Toyama:	To Cempra:

Toyama Chemical Co., Ltd.	Cempra Pharmaceuticals, Inc.
2-5, Nishishinjuku 3-chome	Building Four Quadrangle
Shinjuku-ku, Tokyo 160-0023	6340 Quadrangle Drive, Suite 100
Japan	Chapel Hill, North Carolina 27517
Attn: [*]	USA
Business Development Department	Attn: Prabhavathi Fernandes, Ph.D.,
Chief Executive Officer

With a copy (which shall not
constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: Jason S. Wood

All such notices, consents or reports shall be effective upon receipt.

16.5    Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any conflict of laws provisions, except matters of intellectual property that will be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this Agreement and the transactions contemplated hereby.

16.6    Entire Agreement. This Agreement (including the Schedules or Exhibits attached hereto, the Supply Agreement (and any quality agreement executed thereunder), and the Safety Agreement) and that certain Material Transfer Agreement between the Parties, dated March 18, 2013, which shall expire on the Effective Date pursuant to Section 6(a) thereof (the “MTA”), contains the entire agreement by the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including the Confidential Disclosure Agreement, dated September 30, 2011, between Cempra and Toyama (the “Toyama CDA”), provided that, notwithstanding anything to the contrary, (i) any of “Cempra’s Confidential Information” (as defined in the Toyama CDA), and all “Confidential Information” (as defined in the Fuji CDA) of Cempra, shall be deemed Cempra’s Confidential Information under this Agreement and, therefore, be subject to the applicable protections provided therefor herein (except to the extent otherwise provided in Section 2.1(b)).

16.7    Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

be deemed to be followed by the phrase “without limitation,” “including but not limited to,” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

16.8    Independent Contractors. It is expressly agreed that Toyama and Cempra shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither Toyama nor Cempra shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

16.9    Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

16.10    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

16.11    Compliance with the Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. No Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, would violate any judgment, having the enforceable power of law, to which it may be subject at the time such act or omission is required under this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take any action that is prohibited by Applicable Law.

16.12    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

16.13    No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.14    Export Control. This Agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology. It is understood that Cempra is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations under this Agreement are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government. Cempra makes no promise or representation that a license is not required nor that, if required, it will be issued.

16.15    Responsibility for Affiliates. The Parties recognize that each Party may perform some or all of its obligations, or exercise its rights, under this Agreement through such Party’s Affiliates, provided, however, that each Party shall remain responsible for the payment and performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement. Any breach of any provision of this Agreement by any Affiliate of a Party shall be deemed a breach hereof by such Party, with such Party being liable hereunder with respect to such breach as if such Party itself had breached this Agreement.

16.16    Bankruptcy. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that the other Party may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event a Party elects to retain its rights as a licensee under such Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such Party not later than:

  (a)        the commencement of bankruptcy proceedings against the other Party, upon written request, unless such other Party elects to perform its obligations under this Agreement, or

  (b)        if not previously delivered as set forth above, upon the rejection of this Agreement by or on behalf of the other Party, upon electing Party’s written request.

16.17    Communication in English. All notices and other correspondence between the Parties shall be in English and English translations of all documents originally prepared, provided, or obtained in Japanese shall be provided to Cempra simultaneously with the Japanese originals thereof at Toyama’s expense.

[SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their proper officers as of the Effective Date.

CEMPRA PHARMACEUTICALS, INC.		TOYAMA CHEMICAL CO., LTD.

BY:	Prabhavathi Fernandes	BY:	Masuji Sugata

NAME:	Prabhavathi Fernandes	NAME:	Masuji Sugata

TITLE:	President & CEO	TITLE:	President

EXHIBIT A

SAFETY AGREEMENT

FINAL EXECUTION COPY

SAFETY DATA EXCHANGE AGREEMENT

THIS SAFETY DATA EXCHANGE AGREEMENT (the “SDEA”) is entered into as of May 8, 2013 (the “Effective Date”) by and between CEMPRA PHARMACEUTICALS, INC., a Delaware corporation having an address at Building Four Quadrangle, 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517 USA (“Cempra”), and TOYAMA CHEMICAL CO., LTD., a Japanese corporation having an address at 2-5 Nishishinjuku 3-chome, Shinjuku-ku, Tokyo 160-0023, Japan (“Toyama”). Cempra and Toyama may be referred to herein individually as a “Party” or collectively, as the “Parties.”

WHEREAS, Cempra and Toyama entered into that certain Exclusive License and Development Agreement (the “License Agreement”) and Supply Agreement (the “Supply Agreement”) relating to Licensed Products in the Field in the Territory, both of even date to this SDEA;

WHEREAS, the Parties desire to set forth the pharmacovigilance responsibilities of each of the Parties with respect to Licensed Products;

WHEREAS, this SDEA sets forth the terms under which Cempra and Toyama shall exchange safety data and collaborate on related safety surveillance activities concerning Licensed Products before and after Regulatory Approval thereof; and

WHEREAS, this SDEA applies to pharmacovigilance for Licensed Products as well as Adverse Event data relating to Licensed Products obtained from any source, including but not limited to information derived from any clinical, post-marketing surveillance or epidemiological investigations, commercial marketing experience, reports in the scientific literature and unpublished scientific papers, as well as any reports from Regulatory Authorities, whether inside or outside the Territory.

NOW THEREFORE, in accordance with each Party’s commercially reasonable standard operating procedures (“SOPs”) and in consideration of the mutual promises and covenants set forth below, the Parties agree as follows with respect to Licensed Products:

1  DEFINITIONS

All definitions relating to this SDEA and related terminologies are consistent with ICH guidelines; CFR Title 21 (including but not limited to 21CFR312.32 and 21CFR314.80); Directive 2010/84/EU, Regulation EU No. 1235/2010 and Guidelines on good pharmacovigilance practices (GVP); and any relevant or comparable regulations promulgated by the Japanese MHLW or other competent agencies of the Japanese government, all as amended. All capitalized terms that are used in this SDEA and not otherwise defined herein will have the meanings set forth in the License Agreement.

1.1. “Adverse Event,” “Adverse Experience,” or “AE” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product which does not necessarily have a causal relationship with this treatment. An AE can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

1.2. “CIOMS” means Council for International Organizations of Medical Sciences.

1.3. “Company Core Data Sheet” is an unofficial working document prepared by marketing authorization holders typically containing material relating to safety, indications, dosing, pharmacology, and other information concerning the product.

1.4. “Serious Adverse Event” or “SAE” means any untoward medical occurrence (Adverse Event (experience) or reaction) that at any dose: results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, persistent, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect. (NOTE: The term “life-threatening” in the definition of “serious” refers to an event in which the patient or subject was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.) A Serious Adverse Event is also any event which may jeopardize the patient or subject or may require intervention to prevent one of the outcomes listed above. Important medical events that may not be immediately life-threatening or result in death or hospitalization but, based on appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention (e.g., medical, surgical) to prevent one of the other outcomes listed in the definition above. Examples of such events include, but are not limited to, intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasias or convulsions that do not result in hospitalization.

1.5. “Unexpected” means an Adverse Event, the nature and severity which is not consistent with the applicable product information (e.g., investigational drug brochure for an unapproved investigational product or package insert/summary of product characteristics for an approved product).

1.6. “Date of First Receipt” is the date that a Party’s personnel first becomes aware of an AE reported with the use of the Licensed Product and determines that it meets the minimum criteria for reporting to a health authority.

1.7. “Expedited AE Report” is a report of an SAE (or other identified event) that meets specified criteria for submission to Regulatory Authorities in an expedited time frame, generally within 7 or 15 Calendar Days.

1.8. “Periodic Adverse Drug Experience Report” means a periodic report for marketed Licensed Products in the United States that includes adverse experience information that was not required to be reported on an expedited basis. Such reports are required quarterly for the first three (3) years after NDA approval, then annually thereafter.

1.9. “Periodic Safety Report” means a periodic report for marketed Licensed Products in Japan. Such reports are required semiannually for the first two (2) years after Regulatory Approval in Japan, then annually thereafter.

2

FINAL EXECUTION COPY

1.10. “Minimum criteria for an AE Report” means that the following four elements must be known:

1.11.

1.11.1.	Knowledge of a patient/subject or specific patient/subject identifiers (e.g., initials, patient number, date of birth or age, or gender);

1.11.2.	A suspect medicinal product;

1.11.3.	An identifiable reporting source (e.g., doctor, dentist, pharmacist, nurse, or consumer; their name and address if available); and

1.11.4.	An AE or suspected adverse reaction.

2  LANGUAGE

All reports and documentation must be provided in English. AE reports and relevant information from source documents should be translated into English as necessary.

3  SAFETY DATA EXCHANGE

Investigational Studies

3.1

Cempra agrees to timely provide Toyama with all SAEs from clinical trials. The reports concerning SAEs that were unexpected and associated with the use of the Licensed Product will be sent as promptly as possible, but in no event later than [*] Calendar Days of notification of the SAE to Cempra. In addition, such reports of fatal or life-threatening SAEs must be provided to Toyama as promptly as possible, but in no event later than [*] Business Days of notification of the SAE to Cempra.

3.2

Toyama agrees to provide Cempra with all SAEs from clinical trials. The reports will be sent as promptly as possible, but in no event later than [*] Calendar Days of notification of the SAE to Toyama. In addition, reports of fatal or life-threatening SAEs must be provided to Cempra as promptly as possible, but in no event later than [*] Business Days of notification of the SAE to Toyama.

Marketed Product

3.3

Cempra agrees to provide, in a timely fashion, Toyama all SAE reports, including lack of efficacy and pregnancy, received from any source other than Toyama. The reports will be sent as promptly as possible, but in no event later than [*] Calendar Days of notification of the SAE to Cempra.

3.4	Toyama agrees to provide Cempra, within [*] Calendar Days of receipt, all SAE report, including lack of efficacy and pregnancy, received from any source in the Territory.

3.5

Both Parties agree to provide each other with all other cases received not included above in Section 3.3 and 3.4 as CIOMS II line listings at a frequency no less than [*] times per year. Cases from clinical trials that are not serious and not associated with the Licensed Product need not to be included.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3

FINAL EXECUTION COPY

General

3.6	Both Parties agree to provide adequate and reasonable responses to all questions affecting case evaluation or regulatory reporting with regard to exchanged cases.

3.7

A CIOMS I form or MedWatch 3500A is accepted by both Parties as the method of single case information exchange. By mutual agreement, the Parties may agree to utilize other forms of information exchange, such electronic formats.

4    SAFETY DATABASE

Each Party will maintain a commercially reasonable form of safety database for the Licensed Products consistent with industry standards and Applicable Law, that allows such Party to manage safety data collected and fulfill their regulatory requirements in their respective territories (i.e. in Japan with respect to Toyama, and outside of Japan with respect to Cempra). It is agreed that Cempra shall maintain the global safety database for any Licensed Products, which may be searched to help provide answers to safety queries, for signal evaluation, and for the preparation of Periodic Safety Update Reports (“PSURs”), provided that Cempra shall be entitled to satisfy its obligations under this Section 4 by having an Affiliate of Cempra, or a licensee or sublicensee of Cempra (or any Affiliate thereof) with respect to any Licensed Product(s), maintain such a database. The Parties agree that Toyama will use, and shall have reasonable rights and access to use, the global safety database for the preparation of Periodic Safety Reports in the Territory. Notwithstanding anything to the contrary, Cempra shall be entitled to satisfy its obligations under this Section 4 by having an Affiliate of Cempra, or a licensee or sublicensee of Cempra (or any Affiliate thereof) with respect to any Licensed Product(s), maintain one or more databases consistent with the foregoing.

5  FOLLOW-UP ON INDIVIDUAL CASES

Toyama shall be responsible, within the Territory, and Cempra shall be responsible, outside the Territory, to obtain (or, in the case of Cempra, for using commercially reasonable efforts to cause its Affiliates, or licensees or sublicensees of Cempra or its Affiliates, to obtain) follow-up information from the reporter as needed for regulatory purposes or medical understanding of the case and will send any such follow-up information so obtained to the other Party as provided for in Section 3.0. In general, cases that are not serious and are labeled will not be subject to follow-up.

6  PRODUCT LABELING INFORMATION

Cempra will provide Toyama with the Company Core Data Sheet used by Cempra for the marketed Licensed Products within its organization (or Cempra will use commercially reasonable efforts to provide Toyama with that of Cempra’s or its Affiliates’ licensees or sublicensees) and Toyama will provide Cempra with the Japanese labeling for Licensed Products each time there is a significant safety update. Each Party will notify the other Party immediately of any regulatory actions or pending actions of which it is aware within its territory (i.e. Toyama for actions within the Territory, Cempra for actions outside the Territory) that might reasonably result in a change in labeling or market restriction for Licensed Products.

4

FINAL EXECUTION COPY

7  PERIODIC REPORTS

Cempra agrees to provide Toyama a copy of the IND Annual Report and/or Periodic Adverse Drug Experience Report at the time of submission to the FDA. Likewise, Toyama agrees to provide Cempra a copy of the Periodic Safety Report from Toyama’s clinical studies and/or periodic post-marketing safety report in the Territory at the time of submission to Regulatory Authorities.

8  SIGNAL DETECTION

The Parties shall keep each other informed of all material risks (e.g., based on nonclinical, clinical, quality, epidemiological studies or post marketing safety data) which become known to each Party that would be reasonably likely to have an adverse consequence on the benefit-risk assessment regarding the Licensed Product labeling, or may require immediate safety measures. This would include directives from Regulatory Authorities regarding changes in labeling that would restrict Licensed Product use.

9  PREGNANCY

Each Party shall report by fax or other mutually-agreed written electronic means to the other Party all known occurrences of the use of the Licensed Products during pregnancy within seven (7) Calendar Days of the reporting Party’s receipt of such a report. The outcome of the pregnancy will also be sought and reported in the same manner.

10  REGULATORY AUTHORITY INQUIRIES

The Parties shall notify each other no later than [*] Business Days of receiving notification of any request, action or notice from a Regulatory Authority concerning the safety of the Licensed Product. Notwithstanding the foregoing, if Toyama receives a large document in Japanese with aforementioned purpose whose length exceeds the equivalent of twenty (20) standard letter-sized pages, Toyama will provide Cempra with English translated summary or abstracts for Cempra’s initial review within [*] Business Days of receiving such document, and Toyama shall provide the complete English translated copy to Cempra within reasonable timeframe not to exceed [*] Calendar Days or such shorter period that may be required to enable Cempra, any Affiliate thereof, or any licensee or sublicensee of any of the foregoing to comply with Applicable Law. The recipient of the inquiry shall be responsible for preparing a response and for submitting the response to the Regulatory Authority. Upon request, both Parties shall assist each other, to an extent reasonably possible, with the preparation of the response. Each Party shall provide the other Party with a copy of the response at the time it is submitted.

11  REGULATORY AUTHORITY INSPECTIONS

If either Party undergoes a regulatory inspection that directly relates to the Licensed Product, or if either Party receives notice that it is scheduled to undergo such an inspection, the Parties shall immediately notify each other. To the extent reasonably practical, the Parties shall permit each other or its designee to participate in all regulatory inspections involving the Licensed Products and in the development of any responses to, or corrective actions resulting from, inspection findings.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5

12  ANNUAL UPDATE

This Agreement will be reviewed annually and updated as necessary.

13  AUDITING

Cempra (or any designee or representative thereof, including but not limited to Cempra’s or its Affiliates’ licensees or sublicensees) shall be entitled to perform a pharmacovigilance audit of Toyama’s pharmacovigilance functions with respect to Licensed Product upon reasonable advance written notice. Toyama shall be entitled to perform a pharmacovigilance audit of Cempra’s (or its Affiliates’ pharmacovigilance functions with respect to Licensed Product upon reasonable advance written notice (and Cempra shall use commercially reasonable efforts to provide Toyama the right to conduct such audits of Cempra’s and its Affiliates’ licensees or sublicensees with respect to Licensed Products). Such audit shall take place during normal business hours and shall be conducted in a reasonable manner. The results of the audit shall be made available to the other Party within a reasonable time of the audit being completed.

14  SAFETY RISK MANAGEMENT PLANNING

To the extent a Safety Risk Management Plan (“SRMP”) is required under Applicable Law in the United States with respect to the Licensed Product, if at all, Cempra (i) shall be responsible for preparing and maintaining, or using commercially reasonable efforts to ensure that its Affiliates, or Cempra’s or its Affiliates’ licensee or sublicensee, prepare and maintain, an SRMP for the Licensed Products in accordance with Applicable Law in the United States, and (ii) shall keep (or use commercially reasonable efforts to ensure that its Affiliates, or Cempra’s or its Affiliates’ licensee or sublicensees, keep) such SRMP reasonably continuously updated to reflect new and developing information and changes in Applicable Law in the United States relevant to the Licensed Product. Cempra shall use commercially reasonable efforts to notify Toyama in advance of all proposed amendments to any SRMP required under Applicable Law in the United States with respect to the Licensed Product. A copy of any final SRMP for the Licensed Product to be submitted by Cempra or any Affiliate thereof in the United States will be sent to Toyama before such final SRMP is filed to the Regulatory Authority (and Cempra shall use commercially reasonable efforts to do the same with respect to any such final SRMP to be submitted by any of Cempra’s or its Affiliates’ licensees or sublicensees with respect to Licensed Products). For purposes of clarification, if Applicable Law in the United States does not require an SRMP with respect to Licensed Product, Cempra shall not have any obligations under this Section 14. In addition, if Toyama prepares the risk management plan for the Territory, Toyama will provide Cempra with such risk management plan before filing thereof to the Regulatory Authority.

6

FINAL EXECUTION COPY

15  SAFETY CRISES MANAGEMENT

In case of a safety crisis, e.g. where safety issues have a potential impact on the indication(s) or on the conduct of clinical trial(s), or where there is media involvement, with respect to the Licensed Product, upper drug safety management of the Party where the crisis originates will contact their appropriate officer as soon as possible.

16  TERM AND TERMINATION

This SDEA and the respective responsibilities of the Parties shall continue in effect until the latest of (a) the expiration or earlier termination of the License Agreement, (b) [*], or (c) with respect to all ongoing clinical trials of Licensed Product in the Field, until such clinical trials are completed.

The expiration or termination of this SDEA shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to the termination and, except as otherwise expressly provided herein, shall not limit any rights or remedies that may be available by law or otherwise. Upon the termination or expiration of this SDEA, each Party shall, at its expense, promptly return to the other Party all of such other Party’s Confidential Information, in the possession of, or under the control of, such Party.

17  ENTIRE AGREEMENT; AMENDMENT

This SDEA, along with the License Agreement, and the Supply Agreement (and the Quality Agreement to be executed pursuant thereto), contains the entire agreement and understanding between the Parties and shall supersede all prior oral or written agreements and understandings between the Parties with respect to the subject matter contained herein. This SDEA shall only apply and effective with respect to Licensed Products, or the use, administration, development, sale, marketing, or commercialization thereof, and not any other pharmaceutical products or such activities with respect thereto. This SDEA may be amended solely by mutual written agreement of the Parties. In the case of (i) a change in any Applicable Law necessitating a change to this SDEA, as reasonably determined by either Party, or (ii) the involvement of licensees or sublicensees of Cempra with respect to any Licensed Product outside the Territory (or outside the Field) reasonably requires one or more amendments hereto to satisfy the general purposes hereof, as determined by Cempra in its reasonable discretion, the Parties shall use good faith efforts to renegotiate or amend this SDEA as soon as reasonably possible to enable the relevant Party(ies) to comply with Applicable Law or account for such licensees or sublicensees involvement with the development or commercialization of Licensed Products outside the Territory or outside the Field. Notwithstanding anything to the contrary in this SDEA, in the event of an explicit conflict between this SDEA and the License Agreement, the License Agreement shall take precedence. The provisions of this SDEA shall not be construed to restrict either Party’s (or any of their Affiliates’, licensees’, or sublicensees’) ability to take action that it deems to be required of it under any Applicable Laws.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

7

FINAL EXECUTION COPY

18  ASSIGNMENT

Neither Party may assign this SDEA, or any of its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, provided that, notwithstanding the foregoing, (a) in the event the License Agreement is assigned by either Party in accordance with the terms of the License Agreement, such Party shall be permitted to assign this SDEA without such consent to the same Party to which the License Agreement is assigned without the prior written consent of the other Party, (b) each Party shall be entitled (without the prior written consent of the other Party) to assign this SDEA (or any of its rights or obligations under this SDEA) to its Affiliate (as long as such entity remains an Affiliate of the relevant Party), provided that the assigning Party shall be responsible for the performance of and compliance with this SDEA by such Affiliate, and (c) Cempra shall not be entitled to assign this SDEA, without Toyama’s prior written consent, to any party to whom Cempra licenses any rights to any Licensed Product in the Field in any jurisdiction outside the Territory. If a Party delegates all or any of its obligations under this SDEA to any Third Party (without assignment of this SDEA in its entirety), the Party delegating shall be fully responsible to the other Party for the proper performance of those obligations and for any act or omission made by the Third Party or its staff in relation thereto.

19  DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION

In the event that a dispute arises between the Parties in the course of this SDEA, the dispute will be referred to the attention of the Chief Executive Officer of Cempra and the Senior Vice President of Toyama (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within [*] Calendar Days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on [*] Business Days notice to the other Party following the expiration of the [*] Calendar Day period referenced above (the “Initiation Notice”), under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then pertaining, except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. Cempra and Toyama shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator in accordance with the forgoing within [*] Business Days of the Initiation Notice, the arbitrator selected by the other Party within such [*] Business Day period shall be entitled to select such arbitrator, and, to the extent all three such arbitrators are not selected within [*] Calendar Days of the Initiation Notice, such arbitrators shall be appointed by the International Court of Arbitration of the ICC. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. The decision of the arbitrators will be final and binding on the Parties, and judgment upon the award or determination rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction. The arbitration shall be conducted in English, and the place of arbitration shall be New York, New York. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

8

arbitration panel and any fees required by ICC to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party, and the Parties hereby agree that the panel shall be entitled and empowered to make such a determination. Notwithstanding anything to the contrary in this SDEA, either Party will have the right to seek injunctive or equitable relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of this SDEA.

This SDEA shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any conflict of laws’ provisions, except matters of intellectual property that will be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this SDEA and the transactions contemplated hereby.

20  THIRD PARTIES

Except as otherwise provided herein, nothing in this SDEA shall confer any benefits or rights on any person or entity other than the Parties to this SDEA.

21  LIMITED LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS SDEA, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN THE LICENSE AGREEMENT, ANY REMEDIES AVAILABLE FOR BREACH OF ANY OBLIGATIONS OF CONFIDENTIALITY, OR THE AVAILABILITY OF ANY DAMAGES OR REMEDY(IES) FOR MATTERS ARISING OUT OF THE LICENSE AGREEMENT OR THE SUPPLY AGREEMENT.

22  CONFIDENTIALITY

The provisions of this SDEA, and any information exchanged or provided hereunder, shall be subject to the confidentiality provisions set out in Section 10 of the License Agreement.

23  COUNTERPARTS

This SDEA may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page to follow.]

9

IN WITNESS WHEREOF, the Parties have executed this SDEA by their proper officers as of the Effective Date.

CEMPRA PHARMACEUTICALS, INC.		TOYAMA CHEMICAL CO. LTD.

BY:	/s/ Prabhavathi Fernandes	BY:	/s/ Yoshimitsu Ando

NAME:	Prabhavathi Fernandes	NAME:	Yoshimitsu Ando

TITLE:	President & CEO	TITLE:	Head of Development Division

10

FINAL EXECUTION COPY

Appendix A - CONTACT DETAILS

The following points of contact are to be used for all reports of suspected Adverse Events or Adverse Drug Reactions:

CEMPRA:

Dr. Gary Horwith

Executive Vice President

Cempra Pharmaceuticals, Inc.

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517    USA

Email: ghorwith@cempra.com

Tel: 919. 313. 6601

Fax: 919. 313. 6620

and

Dr. David Oldach

Senior Vice President Clinical

Cempra Pharmaceuticals, Inc.

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517    USA

Email: doldach@cempra

Tel: 919. 313. 6601

Fax: 919. 313. 6620

TOYAMA:

Clinical Safety Group, Pharmacovigilance & Surveillance Department

Toyama Chemical Co., Ltd.

2-5, Nishishinjuku 3-chome, Shinjuku-ku Tokyo 160-0023 Japan

TEL: +81 3 5381 3809, FAX: +81 3 3345 3587

E-mail: adr_clinical@toyama-chemical.co.jp

11

The following points of contact are to be used for Safety Management to this SDEA:

CEMPRA:

Dr. Gary Horwith

Executive Vice President

Cempra Pharmaceuticals, Inc.

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517    USA

Email: ghorwith@cempra.com

Tel: 919. 313. 6601

Fax: 919. 313. 6620

and

Dr. David Oldach

Senior Vice President Clinical

Cempra Pharmaceuticals, Inc.

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517    USA

Email: doldach@cempra

Tel: 919. 313. 6601

Fax: 919. 313. 6620

TOYAMA:

Clinical Safety Group, Pharmacovigilance & Surveillance Department

Toyama Chemical Co., Ltd.

2-5, Nishishinjuku 3-chome, Shinjuku-ku Tokyo 160-0023 Japan

TEL: +81 3 5381 3809, FAX: +81 3 3345 3587

E-mail: adr_clinical@toyama-chemical.co.jp

12

The following points of contact are to be used for all other issues pertaining to this SDEA:

CEMPRA:

Dr. Gary Horwith

Executive Vice President

Cempra Pharmaceuticals, Inc.

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517    USA

Email: ghorwith@cempra.com

Tel: 919. 313. 6601

Fax: 919. 313. 6620

and

Dr. David Oldach

Senior Vice President Clinical

Cempra Pharmaceuticals, Inc.

6340 Quadrangle Drive, Suite 100

Chapel Hill, NC 27517    USA

Email: doldach@cempra

Tel: 919. 313. 6601

Fax: 919. 313. 6620

TOYAMA:

Clinical Safety Group, Pharmacovigilance & Surveillance Department

Toyama Chemical Co., Ltd.

2-5, Nishishinjuku 3-chome, Shinjuku-ku Tokyo 160-0023 Japan

TEL: +81 3 5381 3809, FAX: +81 3 3345 3587

E-mail: adr_clinical@toyama-chemical.co.jp

13

EXHIBIT B

SUPPLY AGREEMENT

EXHIBIT C

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 1.20

CEMPRA PATENTS

Title	Country	Type	Application Serial No,	Filing Date	Patent No.
Copper-Catalysed Ligation of Azides and Acetylenes	Japan	National	2004-509665	30 May 2003	4638225
Process for the Preparation of Macrolide Antibacterial Agents	Japan	National	2010-531238	23 Oct 2008
Methods for Treating Resistant Diseases Using Triazole Containing Macrolides	Japan	National	2011-533398	24 Oct 2009
Biodefenses Using Triazole-Containing Macrolides	Japan	National	2011-533399	24 Oct 2009
Methods for Treating Gastrointestinal Diseases	Japan	National	2011-533397	24 Oct 2009
Methods of Treating Malaria, Tuberculosis and MAC Diseases	Japan	National	2012-528953	10 Sep 2010
Parenteral Formulations of Macrolide Antibiotics	Japan	National	2012-557258	10 Mar 2011
Crystalline Forms of a Macrolide, and Uses Therefor	Japan	National	2013-501396	22 Mar 2011
Processes for Preparing Macrolides and Ketolides and Intermediates Therefor	Japan	National	2013-511385	20 May 2011

The Initial Patent Rights shall also include any Japanese counterpart(s) to PCT International Application No. [*], entitled “[*]”, filed [*]; U.S. Provisional Application No. [*], entitled “[*]”, filed [*]; and U.S. Provisional Application No. [*], entitled “[*]”, filed [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 1.31

COMPOUND

SCHEDULE 8.1

KEY CEMPRA PATENTS

Title	Country	Type	Application Serial No,	Filing Date	Patent No.
Process for the Preparation of Macrolide Antibacterial Agents	Japan	National	2010-531238	23 Oct 2008
Parenteral Formulations of Macrolide Antibiotics	Japan	National	2012-557258	10 Mar 2011
Crystalline Forms of a Macrolide, and Uses Therefor	Japan	National	2013-501396	22 Mar 2011
Processes for Preparing Macrolides and Ketolides and Intermediates Therefor	Japan	National	2013-511385	20 May 2011